UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MetroPCS Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2011

Dear Stockholder,

I am pleased to invite you to attend the 2011 Annual Meeting of Stockholders of MetroPCS Communications, Inc., a Delaware corporation (the “Company”), to be held on Thursday, May 26, 2011, at 10:00 a.m. Central Daylight Time (“CDT”), in the Bank of America Theater at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082 (“Annual Meeting”).

At this year’s Annual Meeting, you will be asked to:

•	Elect two Class I members to our Board of Directors;
•	Approve a non-binding advisory resolution regarding our executive compensation;
•	Approve a non-binding advisory resolution regarding the frequency of the non-binding vote on our executive compensation in the future; and
•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Attached you will find a notice of Annual Meeting and proxy statement that contain further information about the Annual Meeting, including the actions to be voted on at the Annual Meeting, the different methods that you may use to vote, and how to obtain an admission card if you plan to attend the Annual Meeting in person.

Your vote is important to the Company. Whether or not you plan to attend the Annual Meeting please read the proxy statement and then cast your vote as instructed in the proxy card, as promptly as possible, but in any event before the date of the Annual Meeting. I encourage you to cast your vote by using the telephone or Internet. Casting your vote by telephone or Internet is easier and more efficient and will save the Company printing and postage costs. Regardless of the method in which you choose to cast your vote, I strongly encourage you to vote prior to the Annual Meeting so that your shares will be represented and voted at the Annual Meeting even if you cannot attend in person. Additionally, the proxy materials you will receive by mail will contain our Annual Report to Stockholders for 2010 that contains information about our Company and its financial performance. We encourage you to read the Annual Report as it describes our business, strategy, and our financial performance for fiscal year 2010.

Thank you for your continued interest in and support of the Company.

Sincerely yours,

Roger D. Linquist

President, Chief Executive Officer, and Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 26, 2011

We are providing you access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Card, and by notifying you of the availability of this Proxy Statement, along with MetroPCS Communications, Inc.’s Annual Report to Stockholders for 2010 and other proxy materials, on the Internet at http://www.allianceproxy.com/metropcs/2011. These documents are also posted on the Company’s website at www.metropcs.com under the “About MetroPCS” tab and then selecting “Investor Relations”.

Notice of 2011 Annual Meeting of Stockholders

Date:	May 26, 2011
Time:	10:00 a.m. CDT
Place:	Eisemann Center, Bank of America Theater
2351 Performance Drive
Richardson, Texas 75082

At the MetroPCS Communications, Inc. 2011 Annual Meeting of Stockholders, or Annual Meeting, you will be asked to:

1.	Elect two Class I Directors to the Company’s Board of Directors;
2.	Approve a non-binding advisory resolution regarding our executive compensation;
3.	Approve a non-binding advisory resolution regarding the frequency of the non-binding vote on our executive compensation in the future;
4.	Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2011 fiscal year; and
5.	Consider any other business that is properly before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

The Board of Directors has established the close of business on April 18, 2011 as the record date, or Record Date, for the determination of holders of MetroPCS Communications, Inc’s common stock, par value $0.0001 per share, or Common Stock, entitled to notice of, and to vote at, the Annual Meeting, and any continuation, adjournment or postponement thereof.

Your vote is very important to us. You may vote on the items to be considered at the Annual Meeting in person, by mailing a proxy card, by voting over the Internet or by toll-free telephone as described in the proxy card, or by returning the voter information form provided by your bank or broker. Please carefully review the instructions for the various voting options available to you that are provided on the proxy card. If you have questions, please review our questions and answers about the Annual Meeting and the voting options for additional information, including how to revoke your proxy and how to vote your shares in person.

You also are invited to attend the Annual Meeting in person. Only stockholders with an admission ticket and valid, government-issued, picture identification will be admitted to the Annual Meeting. If you plan to attend the Annual Meeting in person, you will need an admission ticket. If your shares are registered in your name, an admission ticket is attached to your proxy card. If your shares are not registered in your name, you should ask the broker, bank or other institution that holds your shares to provide you with a legal proxy authorizing you to vote the shares of the Company’s Common Stock as of the close of business on April 18, 2011, whether in person, via the Internet or telephone. You also can obtain an admission ticket to the Annual Meeting by presenting this legal proxy, or confirming documentation of your account from your broker, bank or other institution, at the Annual Meeting. All stockholders, even those with an admission ticket, will be required to show a valid, government-issued, picture identification which must match the name on the admission ticket before being admitted to the Annual Meeting.

Whether or not you attend the Annual Meeting in person you are urged to mark, date and sign the enclosed proxy card and return it to the Company or use an alternate voting option described in the proxy card to ensure your shares are voted. We encourage you to elect to receive all proxy material electronically in the future to help us reduce the costs associated with the production, printing and distribution of these materials. If you wish to receive these proxy materials electronically next year, please follow the instructions on our website at www.metropcs.com under the “Investor Relations” tab.

By Order of the Board of Directors

Roger D. Linquist President, Chief Executive Officer and Chairman of the Board of Directors

Richardson, Texas

April 18, 2011

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.

HOWEVER, WHETHER OR NOT YOU EXPECT OR PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY MARK, DATE AND RETURN YOUR PROXY AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD SO THAT A QUORUM MAY BE ASSURED, THE BUSINESS BEFORE THE ANNUAL MEETING CAN BE CONDUCTED, AND YOUR SHARES MAY BE VOTED.

PROXY STATEMENT

We are furnishing proxy materials to our stockholders by mailing paper copies of the materials (including our Annual Report to Stockholders for 2010) to each stockholder. The Board of Directors, or the Board, began mailing this Proxy Statement and the Proxy Card of MetroPCS Communications, Inc., or the Company, on or about April 18, 2011 to stockholders of record as of the close of business on April 18, 2011, the Record Date, to solicit proxies in connection with the election of Class I directors to the Company’s Board, to approve a non-binding advisory resolution regarding our executive compensation; to approve a non-binding advisory resolution regarding the frequency of the non-binding vote on our executive compensation in the future, to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year, and to vote on any other business properly brought before the 2011 Annual Meeting of Stockholders, or the Annual Meeting, and at any continuation, adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on May 26, 2011 in the Bank of America Theater at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas, 75082 commencing at 10:00 a.m. Central Daylight Time, or CDT. We refer to MetroPCS Communications, Inc., a Delaware Corporation, and its subsidiaries herein as the “Company,” “our Company,” “MetroPCS,” “we,” “our,” “ours,” or “us.”

Each holder of record of the Company’s common stock, par value $0.0001, or Common Stock, at the close of business on the Record Date is entitled to notice of, to attend, and to vote at, the Annual Meeting, or at any continuation, adjournments or postponements of the Annual Meeting. Each holder of record on the Record Date is entitled to one vote for each share of Common Stock held by such owner. As of February 28, 2011 there were 356,978,221 shares of our Common Stock outstanding. We need a majority of the shares of our Common Stock outstanding on the Record Date present, in person or by proxy, to constitute a quorum and transact business at the Annual Meeting.

The Board encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting. The Company’s Annual Report to Stockholders for 2010, which contains the consolidated audited financial statements for the fiscal year ended December 31, 2010, accompanies this Proxy Statement. You may also obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 that was filed with the Securities and Exchange Commission, or the SEC, on March 1, 2011, by writing to MetroPCS Communications, Inc., 2250 Lakeside Boulevard, Richardson, Texas 75082, Attention: Investor Relations or telephoning our Investor Relations department at (214) 570-4641. This Proxy Statement, the Company’s Annual Report to Stockholders for 2010, and Annual Report on Form 10-K also are available, without charge, on the Company’s website under the Investor Relations tab at http://www.metropcs.com.

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Questions and Answers about the Annual Meeting and Voting

Why did I receive these materials?

As a holder of Common Stock of the Company at 5:00 p.m. CDT, or the close of business, on the Record Date, you are entitled to vote at the Company’s Annual Meeting to be held at the Eisemann Center, Bank of America Theater, 2351 Performance Drive, Richardson, Texas 75082, or the Annual Meeting Location, on May 26, 2011 at 10:00 a.m. CDT. This Proxy Statement provides notice of the Annual Meeting, describes the four proposals to be voted on by the stockholders of record on the Record Date at the Annual Meeting, and includes information required to be disclosed to all of our stockholders.

What is the purpose of this meeting?

The purpose of this Annual Meeting of the Company’s stockholders is to vote upon:

•	The election of our Class I directors whose terms expire as of the Annual Meeting date;
•	The approval of a non-binding advisory resolution regarding our executive compensation;
•	The approval of a non-binding advisory resolution regarding the frequency of the non-binding vote on our executive compensation in the future;
•	The ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011; and
•	Any other business that may be properly brought before the Annual Meeting, or any continuation, adjournment or postponement thereof.

Who may vote at the Annual Meeting?

If you are a holder of record of the Company’s Common Stock as of the Record Date - that is you hold shares of our Common Stock registered in the Company’s records in your own name – you may vote your shares on the matters to be acted upon at the Annual Meeting. You will receive only one Proxy Card for all the shares of Common Stock you hold in certificate and book-entry form.

If you hold shares of Common Stock in a “street name” – that is through an account with a bank, broker or similar institution, where the institution is the “registered holder” on the Company’s stock register – as of the Record Date, you may direct the registered holder how to vote your shares at the Annual Meeting by following the instructions that you will receive from the registered holder. When a bank, broker or other similar institution (the registered holder) holds shares for someone else, it informs the Company of how many clients it has who are beneficial owners of the Company’s Common Stock and the Company then provides the registered holder, or its agent, with that number of proxy materials as requested. Each registered holder or its agent must then forward the proxy materials to you to obtain your direction on how to vote your shares.

When you receive proxy materials from the registered holder, they will instruct you to return your executed Proxy Card to them. The bank, broker or similar institution will then total the votes it receives and submit a Proxy Card reflecting the aggregate votes of all the beneficial owners for which it serves as the registered holder. If you do not return your Proxy Card to the registered holder, as a result of a recent rule change, the registered holder is not permitted to vote your shares with respect to the election of directors or the non-binding advisory resolutions. See “What is required for quorum at the Annual Meeting?” for further explanation.

How do proxies work?

While we encourage you to attend the Annual Meeting and vote in person using the admission card included in the proxy materials, we also have included a Proxy Card, which provides the holders of our Common Stock with a means to vote on the four proposals to be considered at the Annual Meeting without having to attend the stockholder meeting in person.

Our Board of Directors is asking for your proxy to be voted at the Annual Meeting. This means you may vote by designating the person selected by us as your proxy to vote the Company Common Stock you hold at the Annual Meeting in the way you instruct, and with regard to any other business that may properly come before the Annual Meeting, as those designated persons think best. We have designated two of our executive officers as proxies for the Annual Meeting: J. Braxton Carter, our Executive Vice President and Chief Financial Officer, and Thomas C. Keys, our Chief Operating Officer.

How do I vote?

You may vote in the following ways:

By Internet. Go to www.voteproxy.com 24 hours a day, 7 days a week, and follow the on-screen instructions. You will need to have your Proxy Card available and use the Company number and account number shown on your Proxy Card to cast your vote. This method of voting will be available until 11:59 p.m. Eastern Daylight Time, or EDT, on May 25, 2011, or the date immediately before any date that the Annual Meeting may be continued, postponed or adjourned. Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their voting instructions have been properly recorded.

By Mail. You may vote by written Proxy Card, either through direct submission to the Company of your executed Proxy Card if you are the holder of record of such shares on the Company’s stock register, or through execution of your Proxy Card promptly returned to your broker/registered holder for submission to the Company. In either circumstance, you should sign your Proxy Card exactly in the same name as it appears on the card and date your Proxy Card and indicate your voting preference on each Proposal. You should mail your Proxy Card in plenty of time to allow delivery prior to the Annual Meeting. Proxy Cards received by the Company after May 26, 2011 at 10:00 a.m. CDT may not be considered unless the Annual Meeting is continued, postponed or adjourned and then only if received before the continued, postponed or adjourned Annual Meeting is held.

By Phone. You also may vote by touchtone phone from the U.S. and Canada, using the toll-free number on the Proxy Card, using the procedures and instructions described on the Proxy Card. The deadline for voting at the Annual Meeting by touchtone phone is 11:59 p.m. EDT on May 25, 2011. Note that the telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their voting instructions have been properly recorded. Telephone voting will be considered at the Annual Meeting if completed prior to 11:59 p.m. EDT on May 25, 2011, or the date immediately before any date that the Annual Meeting may be continued, postponed or adjourned.

In Person. You also may vote in person at the Annual Meeting. See “What is required for quorum at the Annual Meeting?” below.

How are the votes recorded? And, what is the effect if I do not vote?

If the Company receives a valid Proxy Card from you by mail (e.g., signed by the holder of record or registered holder and dated) or receives your vote by phone or Internet, your shares will be voted as indicated in your voting preference selection. As a holder of record, if you return your signed and dated Proxy Card without indicating your voting preference on one or more of the proposals to be considered at the Annual Meeting or you otherwise do not indicate your voting preference via phone or Internet on one or more of the proposals to be considered at the Annual Meeting, those shares on which you did not indicate your voting preference will be voted in accordance with the recommendations of the Board.

If you hold your shares in a street name (through a registered holder) and do not provide voting instructions to the registered holder at least ten days prior to the Annual Meeting, the registered holder will not be permitted to vote your shares in the election of directors or for the non-binding advisory proposals. The New York Stock Exchange (NYSE) rules no longer permits brokers and banks to vote your shares on a discretionary basis for the election of directors or with respect to the non-binding proposals absent your specific instruction. See “How many votes are required to approve each Proposal?” below.

If you indicate that you wish to abstain or withhold authority from voting on a proposal, your shares will not be voted on that proposal. Your vote, however, will count towards the quorum necessary to hold the Annual Meeting. This will have no effect on the election of directors because, under plurality voting rules, the two director Nominees receiving the highest number of “for” votes will be elected. However, abstaining or withholding your vote with respect to the ratification of the appointment of our independent registered public accounting firm will have the same effect as votes against the approval of the ratification of the appointment of our independent registered public accounting firm. Abstentions will not be counted as either a vote “for” or “against” the non-binding advisory vote proposals described in these proxy materials.

If you are a registered holder of our Common Stock and do not send in your Proxy Card or otherwise elect to vote via phone or Internet, your vote will not be counted toward the proposals or for the purpose of establishing the quorum at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes, you may change or revoke your Proxy Card at any time prior to the vote on the matters at the Annual Meeting or, if the Annual Meeting is continued, postponed or adjourned, the date of such continued, postponed or adjourned meeting. If you are a holder of record of our Common Stock you may revoke your Proxy Card at any time prior to the date and time of the Annual Meeting by (1) delivering to the Company’s Corporate Secretary at our principal executive offices located at 2250 Lakeside Boulevard, Richardson, Texas 75082, a written revocation that must be received by the Company prior to the date and time of the Annual Meeting, or, if the Annual Meeting is continued, postponed or adjourned, the date of such continued, postponed or adjourned meeting, (2) submitting another valid Proxy Card with a later date by mail, (3) voting by phone or Internet, or by attending the Annual Meeting in person and giving the Company’s Inspector of Elections notice of your intent to vote your shares in person. If your shares are held in a street name, you must contact your broker/registered holder in order to revoke your Proxy Card. If you intend to revoke your Proxy Card, you must ensure that such revocation is received by the Company’s Corporate Secretary prior to the date and time of the Annual Meeting, or by the time in which the Annual Meeting may be continued, postponed or adjourned. Any revocation received as of or after that date will not be effective. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

What is required for a quorum at the Annual Meeting?

In order to transact business at the Annual Meeting, a majority of the outstanding shares of the Company’s Common Stock that are entitled to vote on the Record Date, or a quorum, must be represented in person or by proxy at the Annual Meeting. If a quorum is not present at the Annual Meeting, the meeting will be continued, postponed or adjourned to a later date.

A stockholder’s instruction to “withhold authority,” “abstentions,” and “broker non-votes” will be counted as present and entitled to vote for purposes of determining quorum. “Withhold authority” is a stockholder’s instruction to withhold his authority to cast a vote “for” the election of one or more director nominees. An “abstention” represents an affirmative choice to decline to vote on a proposal other than the election of directors, including for any of the non-binding advisory proposals. Under Delaware law, abstentions are counted as shares present and entitled to vote at an annual meeting. Therefore, abstentions will have the same effect as votes against the approval of the ratification of the independent registered public accounting firm. A “broker non-vote” occurs when a bank, broker or other registered holder holding shares for a beneficial owner does not vote on a proposal because the registered holder has not received voting instructions on the proposal from the beneficial owner, and the subject matter of the proposal is one upon which such registered holder is not permitted under NYSE rules to vote uninstructed shares in their discretion. See “Discretionary voting” in “How many votes are required to approve each Proposal?” below.

How many votes are required to approve each Proposal?

Stockholders of record as of the Record Date will be entitled to one vote per share of Common Stock held by such stockholder on all matters to be voted upon.

Proposal	Vote Required	Abstentions Counted as a “No” Vote	Discretionary Vote Allowed?
1. Election of Class I Directors	Plurality	No	No
2. Approval of the non-binding advisory resolution regarding our executive compensation	Majority	No	No
3. Approval of the non-binding advisory resolution regarding the frequency of the non-binding advisory vote on our executive compensation in the future	Plurality	No	No
4. Ratification of independent registered public accounting firm	Majority	Yes	Yes

A “plurality” means for the election of directors that the two nominees for directors receiving the highest number of “for” votes from our stockholders entitled to vote will be elected, and for the non-binding advisory proposal regarding the frequency of the non-binding advisory vote on executive compensation, the frequency recommendation which receives the most votes will be deemed the recommendation of the stockholders. Under our Bylaws, our directors are elected, and the non-binding advisory vote on frequency of the non-binding vote on our executive compensation is, determined by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote.

A “majority” means, in most cases, that a matter or proposal receives a number of “for” votes that is a majority of the votes cast by the holders of our shares of Common Stock.

“Discretionary voting” occurs when a bank, broker or other registered holder does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal that the NYSE rules permit such bank, broker or other registered holder to vote. As noted above, when banks, brokers and other registered holders are not permitted under the NYSE rules to vote for the beneficial owners without specific instructions, they are referred to as “broker non-votes.”

How does the Board recommend I vote on the Proposals?

The Board recommends a vote:

Proposal	Recommended Vote
1. Election of Class I Directors	FOR the election of Roger D. Linquist and Arthur C. Patterson
2. Approval of the non-binding advisory resolution regarding our executive compensation	FOR the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement
3. Approval of the non-binding advisory resolution regarding the frequency of the non-binding advisory vote on our executive compensation in the future	FOR the option of once every Three Years as the preferred frequency for non-binding advisory votes on executive compensation
4. Ratification of independent registered public accounting firm	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011

What do I need in order to attend the Annual Meeting?

If you are a holder of record of our Common Stock, an admission ticket is attached to your Proxy Card. However, if you hold shares of the Company’s Common Stock in a street name, you should ask the broker, bank or other institution (registered holder) that holds your shares to provide you with a legal proxy, a copy of your account statement, or a letter from your firm confirming that you beneficially own or hold the Company’s Common Stock as of the close of business on April 18, 2011. You can obtain an admission ticket by presenting this confirming documentation from your broker, bank or other institution at the Annual Meeting along with a valid government-issued, picture identification.

All attendees of the Annual Meeting will be required to show valid government-issued, picture identification which matches their admission ticket and/or account documentation to gain admission to the Annual Meeting.

For safety and security purposes, we do not permit anyone to bring cameras, video or audio recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the Annual Meeting. We also ask that all attendees not bring cell phones into the Annual Meeting or otherwise turn off all cell phones, pagers, and other electronic devices during the Annual Meeting. We reserve the right to inspect any bags, purses or briefcases brought into the Annual Meeting.

Are the votes confidential?

Yes, all votes remain confidential except as necessary (1) to tabulate the votes and allow an independent inspector to certify the results of the vote, (2) to meet applicable legal requirements, (3) to assert or defend claims for or against the Company, (4) in the case of contested proxy solicitation, and (5) if a stockholder makes a written comment or requests disclosure on the Proxy Card that such vote be communicated to management of the Company.

Who will tabulate and count the votes?

Votes will be counted and certified by the Inspector of Elections, who is an employee of American Stock Transfer & Trust Company, or AST, the Company’s independent Transfer Agent. Your Proxy Card will be returned directly to Broadridge Investor Communication Solutions who will report voting results to AST.

What is the cost of the proxy solicitation?

The Company bears all of the cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of all proxy materials. The Company also reimburses brokers, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the beneficial owners or holders of our Common Stock. The Company and its directors, officers, and regular employees also may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. In addition, we have retained Alliance Advisors LLC to aid in the solicitation of proxies by mail, personally, by telephone, e-mail or other appropriate means. For these services, we will pay Alliance Advisors LLC $6,000, plus reasonable out-of-pocket expenses.

Where can I find the voting results for each Proposal?

Voting results will be available on the Company’s website at www.metropcs.com under the Investor Relations tab shortly after the conclusion of the Annual Meeting. We intend to file a Current Report on Form 8-K within four (4) days after the Annual Meeting, announcing the official results of voting. If the official results are not available at that time, we intend to provide preliminary voting results in the Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they become available. If not available at the time of filing our Current Report on Form 8-K, we will file an amendment to the Form 8-K no later than 150 calendar days following the Annual Meeting, but in no event later than 60 calendar days prior to the deadline for submission of stockholder proposals under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to provide information regarding the determination by our Board as to whether we will submit future non-binding advisory votes on executive compensation for consideration by the stockholders every one, two or three years.

Can I access the proxy materials and the Company’s Annual Report on the Internet?

Yes, the Proxy Statement, the Annual Report to Stockholders for 2010 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available free of charge on the Internet at http://www.allianceproxy.com/metropcs/2011 for viewing and on the Company’s website at www.metropcs.com under the “Investor Relations” tab.

What is householding and how does it affect me?

The SEC rules permit us to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual report to any household at which two or more stockholders reside unless we have received contrary instructions from the affected stockholders prior to the mailing date. This procedure, referred to as householding, reduces the volume of duplicate mailings and information you receive and helps us reduce our cost and expenses.

In order to take advantage of this cost saving opportunity, we have delivered only one set of proxy materials and our Annual Report to stockholders who share an address, unless we have received contrary instructions from the affected stockholders prior to the mailing date. If you would like to request additional copies or otherwise request reduced copies be sent, please see “Duplicate Mailings” in “Other Information and Business” at the back of these materials.

Proposal 1

Election of Class I Directors

Board of Directors

MetroPCS’ Third Amended and Restated Certification of Incorporation, or Certificate of Incorporation, provides that the number of directors that shall constitute the entire Board shall be fixed in a manner provided by our Fourth Amended and Restated Bylaws, or our Bylaws. Under our Bylaws, the Board sets the number of directors constituting the full Board by resolution of the Board. Currently, our Board consists of seven members and our directors are divided into three classes with staggered three-year terms. Currently and through the date of the Annual Meeting, we will have two Class I directors, two Class II directors and three Class III directors. Mr. Richard A. Anderson, one of our current Class I directors, has provided us with notice that he does not wish to stand for re-election at the Annual Meeting this year but will remain on our Board until our Annual Meeting. Mr. Anderson’s decision to not stand for re-election is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. As a result, our classes of directors would no longer be of approximately equal size and tenure as required by the rules of the New York Stock Exchange, or NYSE, as of the date of our Annual Meeting. Accordingly, we have taken certain corporate actions to balance our Board effective on the date of our Annual Meeting on May 26, 2011.

On the date of our Annual Meeting on May 26, 2011 the following will take effect:

•

the size of our Board will be reduced from seven members to six members and the number of directors in each class will be such that we will have two Class I directors, two Class II directors and two Class III directors;

•	Mr. Arthur C. Patterson, one of our Class III directors, will cease being a Class III director and, if elected at the Annual Meeting, will become a Class I director; and
•

the Nominating and Corporate Governance Committee will conduct a search for additional qualified candidates to serve as directors of the Company and, if the Board identifies qualified candidates, the Board may decide to increase the size of the Board accordingly.

The three year term of our Class I directors will expire at the Annual Meeting. Mr. Roger D. Linquist, a current Class I director has indicated his desire to stand for re-election. Mr. Arthur C. Patterson, currently a Class III director, has agreed to be reclassified to a Class I director and to stand for re-election at this Annual Meeting with Mr. Linquist. Messrs. Linquist and Patterson, or collectively, the Nominees, have both been found to be qualified and Mr. Patterson has been found to be independent. Each Nominee has been nominated by our Board to serve as our Class I directors for a three-year term at the recommendation of our Nominating and Corporate Governance Committee.

The Nominees have consented to stand for re-election and, if elected, each Nominee will hold office until the later of the 2014 Annual Meeting of Stockholders or until the successor of each is elected and qualified, unless the Nominee earlier resigns, retires, passes away or otherwise no longer serves as a director.

Required Vote

Under our Bylaws, directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. Shares represented by executed proxies received by the Company will be voted, unless otherwise marked withheld or excepted, “FOR” Roger D. Linquist and “FOR” Arthur C. Patterson. In the event that Messrs. Linquist or Patterson should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may nominate. Messrs. Linquist and Patterson have agreed to serve if elected and we have no reason to believe that any of such Nominees will be unable or unwilling to serve if elected. Messrs. Linquist and Patterson are the subject of certain related party transactions with MetroPCS, see “Transactions with Related Persons and Approvals” on page 69 in this Proxy Statement.

The following biographies provide certain information on each Nominee’s occupation and business experience, age and other directorships held in public companies as of March 1, 2011.

Roger D. Linquist

Roger D. Linquist is the co-founder of our Company and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception, our President from inception through June 2007 and from December 2007 to the present, and our Secretary from inception until October 2004. Mr. Linquist is a Class I director. Mr. Linquist also serves as a director of all of the Company’s corporate subsidiaries and as a member of the management committee of each of our limited liability companies. Prior to forming our Company, in 1989, Mr. Linquist founded PageMart, Inc. (a wholly-owned subsidiary of PageMart Wireless, Inc. and which changed its name to Weblink Wireless, Inc. and is now known as USA Mobility), a U.S. paging company. Mr. Linquist served as PageMart’s Chief Executive Officer from 1989 to 1993, and as Chairman from 1989 through March 1994, when he resigned to form our Company. Mr. Linquist also served as a director of PageMart Wireless, Inc. from June 1989 to September 1997, and was a founding director of the Cellular Telecommunications and Internet Association. Mr. Linquist also served as CEO of PacTel Personal Communications (spun out from Pacific Telesis Group as AirTouch Communications) and as CEO of Communications Industries.

Arthur C. Patterson

Arthur C. Patterson has served as a director of our Company since its inception, is our Presiding Director, and has served as a Class III director through to the date of this Annual Meeting where he is seeking to be elected as a Class I director. Mr. Patterson is a founding Partner of Accel Partners, a venture capital firm, located in Palo Alto, California and established in 1983 and previously started in venture capital at Citicorp Venture Capital and was on the equity committee of Citicorp’s Investment Management Group. Mr. Patterson’s finance, technology and telecommunications industry experience comes from his investments and service on the boards of companies his firm has taken public such as Actuate, PageMart Wireless, Portal Software, UUnet/MCI-Worldcom, and Veritas Software Corp. Mr. Patterson also has considerable public service experience from his work in the International Office of the U.S. Treasury Department – International Monetary, Trade and Development Policy. Mr. Patterson also serves as a director of Actuate Corporation and several privately held companies.

The Board of Directors recommends that you vote

FOR

the election of the above named Nominees

Proposal 2

Non-Binding, Advisory Vote

on Approval of Executive Compensation

Background of the Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires all public companies, beginning with their annual meetings of stockholders occurring on or after January 21, 2011, to provide stockholders with the opportunity to vote to approve on a non-binding, advisory basis the compensation of executive officers as described in the Compensation Discussion and Analysis of this Proxy Statement, or the Compensation Vote.

Executive Compensation

As discussed in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, our compensation program reflects our corporate philosophy regarding pay for executive officers. Our executive compensation program is designed to attract and retain experienced executives and to align the compensation of our executives with our stockholders’ interests. In order to attract and retain qualified executives, our compensation program is designed to position our executives’ pay competitively with other publicly-traded companies of relative comparable size in the telecommunications industry. We believe our executive compensation package meets these objectives. Our executive compensation program provides a combination of base salary, annual cash performance awards, long-term equity incentive awards, and broad-based benefits programs to all executives. We place significant emphasis on pay for performance at competitive market pay levels. To do so we award annual cash performance-based compensation awards and long-term incentive awards, which are paid when certain Company and individual performance criteria are achieved and are not required to be paid if the set criteria is not achieved. Further, it has been the Company’s philosophy to design the specific performance target criteria for the annual cash performance awards to provide checks and balances to ensure that significant over-performance on one measure, which does not result in achievement of the Company’s strategy, goals and objectives generally should result in underperformance on another measure. In addition, a significant portion of our executives’ total compensation is in the form of long-term equity incentive awards, which have time-based vesting generally over four years, which creates value when our Common Stock price appreciates and which aligns the executives’ interest with stockholders’ long-term interests.

In 2009, we implemented a policy as part of the annual review and approval of the executive compensation program to review and assess whether our compensation practices, total compensation, annual cash performance awards, and any long-term equity incentive awards may encourage the executive officers to take unnecessary or excessive risks such that the risks would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee designs the total compensation program and its elements for executive officers to align its compensation policies and practices, to the extent possible, with the Company’s strategy, objectives and goals, corporate best practice, the interests of the Company’s stockholders and to increasing the value of the Company. We believe that our pay philosophy provides the necessary balance and focus for the Company and its executives and incents and rewards the executives if the Company grows and succeeds, while at the same time providing a balanced competitive compensation package. The “Compensation Discussion and Analysis” discussion beginning on page 30 includes additional details about our executive compensation program. The non-binding, advisory proposal does not include director compensation or any disclosure in this Proxy Statement relating to the Company’s compensation policies and practices as they relate to risk management and risk taking incentives.

As provided in our Bylaws, the non-binding, advisory vote will be decided by a majority of votes cast at the Annual Meeting. If you abstain from voting on this non-binding, advisory proposal, your vote will not count “FOR” or “AGAINST” the Compensation Vote. If you are not a registered holder and as the beneficial owner you do not instruct the registered holder as to how to vote, the registered holder may not vote your shares for or against the Compensation Vote. As a holder of record, if you return your signed and dated Proxy Card without indicating your voting preference on the Compensation Vote or you otherwise do not indicate your voting preference via phone or Internet on the Compensation Vote, those shares on which you did not indicate your voting preference will be voted in accordance with the recommendations of the Board. See, “How are the votes recorded? And, what is the effect if I do not vote?” in Questions and Answers about the Annual Meeting and Voting.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation program for our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Accordingly, we ask our stockholders to vote “FOR” the following non-binding advisory resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in this Proxy Statement.

The Board of Directors recommends a vote

FOR

the approval of the compensation of our Named Executive Officers,

as disclosed in this Proxy Statement

Proposal 3

Non-Binding, Advisory Vote on Frequency of Non-Binding Advisory

Vote on Approval of Executive Compensation

Background of the Proposal

The Dodd-Frank Act requires all public companies, beginning with their annual meetings of stockholders occurring on or after January 21, 2011, to provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, their preference as to how frequently to vote on the Compensation Vote proposal in the future. Companies must give stockholders the choice of whether to cast an advisory vote on future advisory votes on the Compensation Vote proposal every year, every two years or every three years; this is referred to as the Frequency Vote. Shareholders may also abstain from casting a vote on this proposal. After such initial votes are held, the Dodd-Frank Act requires all public companies to submit to their stockholders no less often than every six years thereafter the Frequency Vote.

Frequency Vote on Say on Pay

We believe our compensation program is appropriate and reflects our corporate philosophy regarding pay for executive officers. While an advisory vote can occur annually, bi-annually, or triannually, the Board believes that the advisory vote on the approval of the compensation arrangements of our Named Executive Officers should occur every three years. We believe an advisory vote is appropriate only once every three years because it allows our stockholders sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. The Board also believes that a vote every three years is consistent with the fact that our executive compensation program is designed to motivate and reward sustainable long-term performance and is a good corporate governance practice as well as in the best interests of our stockholders.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board or the Compensation Committee. We recognize that the stockholders may have a different view as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preference on the Frequency Vote. The Board of Directors and the Compensation Committee will take into account the outcome of the vote. The Board will evaluate the results of such non-binding, advisory vote regarding the frequency of future non-binding, advisory votes on executive compensation at a future meeting and make a determination as to whether the Company will submit future non-binding, advisory votes on executive compensation for consideration by stockholders every one, two or three years.

Although the Board recommends that the Compensation Vote proposal be voted on every three years, our stockholders will be able to specify one of four selections for the Frequency Vote as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. As provided in our Bylaws, the non-binding, advisory vote will be decided by a plurality of votes cast at the Annual Meeting. This means that the selection with the most number of votes will be the non-binding, advisory recommendation that is deemed approved by the stockholders. If you abstain from voting on this non-binding advisory proposal, your vote will not count “FOR” any one frequency selection or “AGAINST” the Frequency Vote. If you are not a registered holder and as the beneficial owner you do not instruct the registered holder as to how to vote, the registered holder may not vote your shares in the Frequency Vote. As a holder of record, if you return your signed and dated Proxy Card without indicating your voting preference on the Frequency Vote or you otherwise do not indicate your voting preference via phone or Internet on the Compensation Vote, those shares on which you did not indicate your voting preference will be voted in accordance with the recommendations of the Board. See, “How are the votes recorded? And, what is the effect if I do not vote?” in Questions and Answers about the Annual Meeting and Voting. As a result, stockholders will not be voting to approve or disapprove the recommendation of the Board.

The Board of Directors recommends that you vote

FOR

the option of once every THREE YEARS as the preferred frequency for advisory votes on executive compensation

Executive Management

The following table sets forth information concerning the executive officers and directors of the Company, including their ages, as of March 15, 2011. The executive officers of MetroPCS Communications, Inc. also serve as the executive officers of all of our corporate subsidiaries and limited liability companies. Roger D. Linquist, J. Braxton Carter and Thomas C. Keys also serve as directors of MetroPCS, Inc., a direct wholly-owned subsidiary of the Company, and MetroPCS Wireless, Inc. and MetroPCS Michigan, Inc., both indirect subsidiaries of the Company. Messrs. Linquist, Carter and Keys also serve on the management committee of each of our wholly-owned limited liability company subsidiaries. Our directors are divided into three classes with staggered three-year terms: Class I directors’ terms expire in 2011 and are standing for re-election at this Annual Meeting; Class II directors’ terms expire in 2012; and Class III directors’ terms expire in 2013.

Name	Age	Position
Roger D. Linquist	72	President, Chief Executive Officer and Chairman of the Board of Directors
Thomas C. Keys	52	Chief Operating Officer
J. Braxton Carter	52	Executive Vice President and Chief Financial Officer
Mark A. Stachiw	49	Executive Vice President, General Counsel and Secretary
Christine B. Kornegay	47	Senior Vice President, Controller and Chief Accounting Officer
Malcolm M. Lorang	77	Senior Vice President and Chief Technology Officer
Dennis T. Currier	42	Vice President, Human Resources
Richard A. Anderson	52	Director
W. Michael Barnes	68	Director
Jack F. Callahan, Jr.	52	Director
C. Kevin Landry	66	Director
Arthur C. Patterson	67	Director
James N. Perry, Jr.	50	Director

Roger D. Linquist co-founded our Company and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception, our President from inception through June 2007 and from December 2007 to the present, and our Secretary from inception until October 2004. Mr. Linquist is a Class I director and is standing for re-election at the Annual Meeting. Mr. Linquist also serves as a director of all of the Company’s corporate subsidiaries and as a member of the management committee of each of our limited liability companies. Prior to forming our Company, in 1989, Mr. Linquist founded PageMart, Inc. (a wholly-owned subsidiary of PageMart Wireless, Inc. and which changed its name to Weblink Wireless, Inc. and is now known as USA Mobility), a U.S. paging company, and served as PageMart’s Chief Executive Officer from 1989 to 1993, and as Chairman from 1989 through March 1994, when he resigned to form our Company. Mr. Linquist also served as a director of PageMart Wireless, Inc. from June 1989 to September 1997, and was a founding director of the Cellular Telecommunications and Internet Association. Mr. Linquist also served as CEO of PacTel Personal Communications (spun out from Pacific Telesis Group as AirTouch Communications) and as CEO of Communications Industries.

Thomas C. Keys became our Chief Operating Officer in June 2007. From June 2007 to December 2007, Mr. Keys also was our President. Previously, Mr. Keys served as our Senior Vice President, Market Operations, West, from January 2007 until June 2007, and as our Vice President and General Manager, Dallas, from April 2005 until January 2007. Mr. Keys also serves as a director of all of the Company’s corporate subsidiaries and as a member of the management committee of each of our limited liability companies. Prior to joining our Company, Mr. Keys served as the President and Chief Operating Officer for VCP International Inc., a Dallas-based wholesale distributor of wireless products, from July 2002 to April 2005. Prior to joining VCP International Inc., Mr. Keys served as the Senior Vice President, Business Sales for WebLink Wireless, Inc. (formerly PageMart Wireless, Inc., the surviving entity upon merger with PageMart, Inc. that is now known as USA Mobility) from March 1999 to June 2002, which included leading and managing the national sales and distribution efforts, and in other senior management positions with WebLink Wireless, Inc. from January 1993 to March 1999.

J. Braxton Carter became our Executive Vice President and Chief Financial Officer in February 2008. From March 2005 to February 2008, Mr. Carter served as our Senior Vice President and Chief Financial Officer. Mr. Carter also serves as a director of all of the Company’s corporate subsidiaries and as a member of the management committee of each of our limited liability companies. Mr. Carter previously served as a director of MetroPCS Wireless, Inc. and its wholly-owned subsidiaries from July 2001 to December 2004. Previously, Mr. Carter served as our Vice President, Corporate Operations from February 2001 to March 2005. Prior to joining our Company, Mr. Carter was Chief Financial Officer and Chief Operating Officer of PrimeCo PCS, the successor entity of PrimeCo Personal Communications formed in March 2000. He held various senior management positions with PrimeCo Personal Communications, including Chief Financial Officer and Controller, from 1996 until March 2000. Mr. Carter also has extensive senior management experience in the retail industry, spent ten years in public accounting and is also a certified public accountant. Mr. Carter presently serves on the board of directors of e-Rewards, Inc. and on the Board of Advisors of Amdocs Limited.

Mark A. Stachiw became our Executive Vice President, General Counsel and Secretary in February 2008. From January 2006 until February 2008, Mr. Stachiw served as our Senior Vice President, General Counsel and Secretary. Previously, Mr. Stachiw served as our Vice President, General Counsel and Secretary from October 2004 until January 2006. Mr. Stachiw also previously served as director of MetroPCS Wireless, Inc. and its wholly-owned subsidiaries from December 2004 until December 2005. Prior to joining our Company, Mr. Stachiw served as Senior Vice President and General Counsel, Allegiance Telecom Company Worldwide for Allegiance Telecom, Inc. from September 2003 to June 2004, and as Vice President and General Counsel, Allegiance Telecom Company Worldwide from March 2002 to September 2003, including when it initiated bankruptcy proceedings in May 2003.

Christine B. Kornegay became Senior Vice President, Controller and Chief Accounting Officer of MetroPCS Communications, Inc. in March 2009. Ms. Kornegay served as Vice President, Controller and Chief Accounting Officer from January 2005 to March 2009. Previously, Ms. Kornegay served as Vice President of Finance and Controller for Allegiance Telecom, Inc. from January 2001 to June 2004. Ms. Kornegay served as Vice President of Finance and Controller of Allegiance Telecom, Inc. when it initiated bankruptcy proceedings in May 2003. Prior to joining Allegiance Telecom, Inc. in January 2001, Ms. Kornegay held various accounting and finance roles with AT&T Wireless Services from June 1994 through January 2001 and is also a certified public accountant.

Malcolm M. Lorang co-founded our Company and became our Senior Vice President and Chief Technical Officer in January 2006. Previously, Mr. Lorang served as our Vice President and Chief Technical Officer from our inception to January 2006. Prior to joining our Company, Mr. Lorang served as Vice President of Engineering for PageMart Wireless, Inc. (formerly PageMart, Inc. which became a wholly-owned subsidiary of PageMart Wireless, Inc. upon merger and changed its name to Weblink Wireless, Inc., which is now known as USA Mobility) from 1989 to 1994.

Dennis T. Currier became our Vice President of Human Resources in April 2009. Prior to joining our Company, Mr. Currier served as Vice President of Corporate Human Resources for Tenet Healthcare Corporation from December 2007 to April 2009. Prior to joining Tenet, Mr. Currier was Global Director of Total Rewards at Celanese Corporation from December 2006 to December 2007. Before joining Celanese, Mr. Currier held several leadership positions in Human Resources and Operations with Capital One Financial Corp.

Richard A. Anderson has served as a director of our Company since April 2009, is a Class I director. Mr. Anderson is not seeking to stand for re-election at this Annual Meeting. Mr. Anderson served as President of Customer Markets of BellSouth Corporation from January 1999 to January 2005; Vice Chairman, Planning and Administration from January 2005 to January 2006; and Vice Chairman and President, of Business Markets from January 2006 to January 2007. Mr. Anderson retired from AT&T Corporation as Group President-Global Business Services in June 2007 to pursue opportunities in public service. He was chairman of the Metro Atlanta Chamber of Commerce for 2007 and then joined Governor Sonny Perdue’s administration as Executive Director of the Georgia Regional Transportation Authority in March, 2008. Mr. Anderson serves on the boards of several community organizations, was appointed to serve as a director of Computer Services, Inc. on February 1, 2010 and since June 2010, serves as a member of the Audit Committee of Computer Services, Inc, was a director of Cingular Wireless from 2002 to 2007 and a director of Adtran, Inc. from 2004 to 2006.

W. Michael Barnes has served as a director of our Company since May 2004, is a Class II director, and is the Chairman of the Audit Committee of the Board. Mr. Barnes held several positions at Rockwell International Corporation (now Rockwell Automation, Inc.) between 1968 and 2001, including Senior Vice President, Finance & Planning and Chief Financial Officer from 1991 through 2001. Mr. Barnes has served as a director of Advanced Micro Devices, Inc. since 2003.

Jack F. Callahan, Jr. has served as a director of our Company since November 2008 and a Class II director. Mr. Callahan became the Executive Vice President and Chief Financial Officer of the McGraw-Hill Companies, a New York Stock Exchange listed company with sales of approximately $6.5 billion in December, 2010. Previously, Mr. Callahan was the Executive Vice President and Chief Financial Officer of Dean Foods Company, a New York Stock Exchange listed company. Mr. Callahan joined Dean Foods in May 2006. Before joining Dean Foods, he held a number of positions with PepsiCo and Frito Lay, including Senior Vice President of Corporate Strategy and Development for PepsiCo, Chief Financial Officer for Frito Lay International, and Senior Vice President of Strategy and Planning at Frito Lay North America. Before joining PepsiCo, he held various positions at The General Electric Company and McKinsey & Company.

C. Kevin Landry, a director of our Company since August 2005 and a Class III director, currently serves as the Chairman of the Board of Directors of TA Associates, Inc., which through its funds, is an investor in our Company. TA Associates, founded in 1968, is one of the oldest and largest private equity firms in the world and focuses on investing in private companies and helping management teams build their businesses. Mr. Landry served on the board of directors of Ameritrade Holding Corporation from 2002 to 2005 and additionally served on the board of directors of Alex Brown Incorporated, Biogen, Continental Cablevision, Instinet Group, Keystone Group, SBA Communications, Standex International Corporation and the National Venture Capital Association.

Arthur C. Patterson, a director of our Company since its inception, our Presiding Director, and a Class III director as to the date of this Annual Meeting where he is standing for election as a Class I Director, is a founding Partner of Accel Partners, a venture capital firm, located in Palo Alto, California and established in 1983 and previously started in venture capital at Citicorp Venture Capital and was on the equity committee of Citicorp’s Investment Management Group. Mr. Patterson also serves as a director of Actuate Corporation and several privately held companies, and served as a director of iPass Inc. until June 2009.

James N. Perry, Jr., a director of our Company since November 2005 and a Class III director, is a Managing Director of Madison Dearborn Partners, LLC, a Chicago-based private equity investing firm, where he specializes in investing in companies in the communications industry. Prior to co-founding Madison Dearborn Partners, LLC in 1992, Mr. Perry was with First Chicago Venture Capital for eight years. An affiliate of Madison Dearborn Partners, LLC is an investor in our Company. Mr. Perry also presently serves on the boards of directors of Fieldglass, Inc., New Asurion Corporation, Sorenson Communications, Inc., The Topps Company, Inc., Univision Communications, Inc., NextG Networks, Inc., the Chicago New Cooperative, Chicago Public Media board and the School Board of the Archdiocese of Chicago. Mr. Perry previously served on the board of directors of Nextel Partners from July 2003 to June 2006.

Corporate Governance

The Board is elected by the stockholders to exercise its business judgment to oversee, advise and monitor the strategy, management and the overall success of the Company’s business and its financial strength. To assist the Board in carrying out its duties and responsibilities, the Board has established Corporate Governance Guidelines, a Code of Ethics, and created and delegated certain authority to several committees of the Board.

Corporate Governance and Code of Ethics

Our Board has adopted Corporate Governance Guidelines, which set forth the framework within which the Board, together with its committees, directs the affairs of the Company. The Corporate Governance Guidelines provide for, among other things, the role and function of the Board, director qualifications, director independence and compensation. The Corporate Governance Guidelines also provide that any director who reaches 75 years of age must tender his resignation to the Board; however, the Board may request in certain circumstances that a director remain on the Board. None of our directors will reach 75 years of age this year, including the directors nominated as Class I directors. The Board has also adopted a Code of Ethics, which establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The Code of Ethics addresses, among other things, competition and fair dealing, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements, insider trading, employee misconduct, conflicts of interest or other violations and the process for reporting violations of the Code of Ethics. Our Corporate Governance Guidelines and the Code of Ethics are publicly available under the Investor Relations tab on our website at www.metropcs.com. Any waiver of our Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer, controller or persons performing similar functions, may be authorized only by our Audit Committee and will be disclosed as required by applicable law.

Board’s Role in Risk Management

Management of the Company, including the Chief Executive Officer and the other executive officers of the Company, are responsible primarily for managing the risks associated with the operation and business of the Company. The financial, strategic, operational, compliance, and reputational risks to the Company are considered annually by management in the enterprise-wide risk assessment, and regularly in connection with the operational, financial, and business activities of the Company.

The Board manages its risk oversight function primarily through the Audit Committee of the Board. As such, the Audit Committee has primary responsibility for overseeing the Company’s enterprise risk assessment. The Company annually undertakes an enterprise-wide risk assessment through the internal audit department that includes interviewing or seeking information from the senior leadership of the business, internal audit, other officers and employees, and all directors of the Company. The senior leadership of the Company addresses the various risks described in the annual risk assessment and institutes actions necessary to address such risks. The internal audit department of the Company reports to the Audit Committee, has regular meetings with the Audit Committee without the participation of management of the Company, and provides the annual risk assessment to the Audit Committee which reviews and provides both feedback to the Company and also shares the risk assessment with the Board. Discussions of individual risk areas and matters arise throughout the year in the meetings of the Audit Committee, as well as the annual enterprise-wide risk assessment. The Audit Committee also has certain responsibilities with respect to the Company’s ethics and compliance programs. In addition, the Compensation Committee of the Board annually assesses the risks associated with the compensation structure of the Company. Finally, a report of all committee meetings, including those of the Audit Committee and Compensation Committee, are presented to the Board on a regular basis.

Board Leadership

Chairman and Chief Executive Officer. The Company has a combined Chairman of the Board and President and Chief Executive Officer leadership structure with Roger D. Linquist, the Company’s founder, serving in that role. The Board also has elected a Presiding Director, Arthur C. Patterson. In considering its leadership structure, the Board has taken a number of factors into account. The Board – which consists of almost all independent

Directors who are highly qualified and experienced and several of which are affiliated with significant holders of the Company’s Common Stock – exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board’s Committees are comprised entirely of independent Directors. In addition, the Company believes that a combined Chairman/CEO leadership is appropriate for the Company because:

•	The Chairman/CEO is the founder of the Company and has considerable experience in the combined role having served in that role at the Company and at prior companies for over 20 years;

•	The combined Chairman/CEO role unifies the Company’s strategy and allows the Board to hold a single individual responsible for the strategy and performance of the Company;

•	The Company believes its controls and the checks and balances provided by the Board prevent unethical actions and other misdeeds which a separated Chairman/CEO position is intended to prevent;

•	The combined Chairman/CEO role allows the Company to reduce compensation costs which is necessary as a relatively smaller carrier in the Company’s highly competitive industry;

•	The Company needs a close link between the leadership of the Board and the day-to-day leadership of Company stemming from the Company’s need to remain the low cost provider in the wireless industry;

•	The combined leadership structure streamlines the decision-making process and allows the Company to be nimble in response to competition from larger, more well-financed telecommunications competitors;

•	The combined role reduces conflict between the Board and management;

•

The Company’s Presiding Director is an independent director and a founding Board member, is involved in shaping the Board’s agenda, presides over all executive sessions of the Board, and acts as a conduit for communications and guidance from the Board to the Chairman/CEO;

•	The Presiding Director serves on the Compensation Committee acting as a check on compensation recommendations for management and the CEO;

•

The Presiding Director serves on the Finance & Planning, Compensation, and Nominating and Corporate Governance Committees, giving him extensive breadth of information, access to all committees and committee members, and exposure to the strategy of the Company and its corporate governance;

•

All compensation for all officers is reviewed and approved by the entire Board after being recommended by the Compensation Committee, limiting potential abuses which might result from a combined Chairman/CEO role;

•

The Board, which is composed almost entirely of independent directors and includes a significant number of members affiliated with large investors in the Company, act as a check and balance on the Chairman/CEO;

•	There are few personal or other ties between the Chairman/CEO and the other Board members, so Board members can and do modify or veto recommendations of management; and

•	The independent members of the Board meet regularly in executive session without the Chairman/CEO present.

Presiding Director.  The Presiding Director assists the Chairman of the Board in setting the Board’s agenda and the quality, quantity and timeliness of information to the Board by consulting with the rest of the Directors of the Board to determine the agenda for Board meetings. The Presiding Director also presides over the executive sessions of the Board and is responsible for sharing any feedback from such executive sessions with the Chairman of the

Board. The Presiding Director also consults with the Chairman in evaluating strategic issues facing the Company. These responsibilities allow the Presiding Director to have meaningful input into the agenda of the Board and in leading the Company.

The independent directors of the Company meet regularly in private executive sessions of the Board and certain committees, without management present. Mr. Arthur C. Patterson has been elected by the Board as the Presiding Director for all executive sessions of the Board and is responsible for presiding over each executive session of the Board, selecting the principal subject matters to be discussed at each executive session, and acting as the liaison between the independent directors and the Chairman and Chief Executive Officer of the Company and other members of management. If Mr. Patterson is unavailable or unable to attend an executive session of the Board, those directors present at the executive session elect a person to act as Presiding Director for that executive session.

The Board reviews the performance of our President and Chief Executive Officer and approves the compensation of our President and Chief Executive Officer in executive session. The Audit Committee meets regularly in executive session with the independent registered public accounting firm and internal audit personnel. The Compensation Committee additionally meets in executive session to discuss the compensation of the executive officers, including the Chief Executive Officer, and to receive advice from its independent compensation consultant. The chairman of each committee presides at these executive sessions of the committees.

Communications with Chairman, Presiding Director and Directors.  The Board has approved procedures to facilitate communications among the directors, employees, stockholders and other interested third parties. Any person wishing to contact the Chairman of the Board, the Board as a whole, the Presiding Director, or any individual director may do so in writing addressed to the Company as follows:

MetroPCS Communications, Inc.

The Board of Directors c/o Corporate Secretary

2250 Lakeside Boulevard

Richardson, Texas 75082

Upon receipt, the communication will be distributed to the Chairman, the Presiding Director, or any director, in each case depending on the facts and circumstances outlined in the communication. Letters and e-mails directed to the Board or any director are reviewed by the Company to determine whether a response on behalf of the Board is appropriate. While the Board oversees management, it does not participate in day-to-day management functions or business operations and is not normally in the best position to respond to inquiries related to those matters. Accordingly, we will direct those types of inquiries to an appropriate officer or employee for a response. In addition, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam, and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded. Responses to letters or e-mails, or any communication that is excluded, is maintained by the Company and is available to any director upon request.

If a response on behalf of the Board, the directors, or any director is appropriate, the Company gathers any information and documentation necessary for answering the inquiry and provides the information and documentation, as well as the proposed response, to the appropriate director or directors. The Company may also attempt to communicate with the shareholder or interested party for any necessary clarification. Of course, certain circumstances may require that the Board depart from the procedures outlined above.

Executive Sessions of Directors

Executive sessions, or meetings of outside (non-management) directors without management present, are held at each regularly scheduled face-to-face Board meeting. There were four face-to-face Board meetings in 2010. At these executive sessions, the outside directors review, among other things, the criteria upon which performance of the Chief Executive Officer and the other executive officers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other executive officers of the Company, and such other matters as the Presiding Directors or the other members of the Board may raise, including strategic, operational, or financial issues and management succession.

Board Composition

The number of directors constituting the full Board shall be fixed by resolution of the Board under our Bylaws and the Board may fill any vacancies that occur on the Board. There are presently no vacancies on the Board. Our Board of Directors currently consists of seven members. The directors currently are divided into three classes serving staggered three-year terms. Class II and Class III directors will serve until our annual meeting of stockholders in 2012 and 2013, respectively. Class I directors will serve until our upcoming Annual Meeting to be held May 26, 2011. Currently, Messrs. Linquist and Anderson are Class I directors, Messrs. Barnes and Callahan are Class II directors, and Messrs. Landry, Patterson and Perry are Class III directors.

Mr. Richard A. Anderson, one of our current Class I directors, has provided us with notice that he does not wish to stand for re-election at the Annual Meeting this year, but will remain on our Board until our Annual Meeting. Mr. Anderson’s decision to not stand for re-election is not a result of any disagreement with the Company or any matter relating to the Company’s operations, policies, or practices. As a result our classes of directors would no longer be of approximately equal size and tenure as required by the rules of the NYSE as of the date of our Annual Meeting. Accordingly, we have taken certain corporate actions to balance our Board effective immediately on the date of our Annual Meeting.

On the date of our Annual Meeting on May 26, 2011 the following corporate actions will take effect:

•

the size of our Board will be reduced from seven members to six members and the number of directors in each class will be such that we will have two Class I directors, two Class II directors and two Class III directors;

•	one of our Class III directors will cease being a Class III director and, if elected at the Annual Meeting, will become a Class I director; and
•

the Nominating and Corporate Governance Committee will conduct a search for additional qualified candidates to serve as directors of the Company and, if the Board identifies qualified candidates, the Board may decide to increase the size of the Board accordingly.

Should Messrs. Linquist and Patterson be elected as Class I directors at the Annual Meeting, both would constitute the two members of the Class I directors, Messrs. Barnes and Callahan would remain as Class II directors, and Messrs. Landry and Perry would remain as Class III directors.

Upon expiration of the term of a class of directors, all directors in that class will be eligible to be re-elected for a new three-year term at the annual meeting of stockholders in the year in which their terms expire. This classification of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our Board. The Company, however, believes that a staggered Board provides for stability and a bias towards a long term strategy for the Company.

The Board has nominated the two Nominees listed in this Proxy Statement to stand for election as Class I directors. Each of the Nominees is a prior incumbent director and is recommended for re-election by the Nominating and Corporate Governance Committee as described below. Mr. Patterson is our Presiding Director and has been determined to be an independent director .

Nomination Process, Director Candidate Selection and Qualifications

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board for nomination to the Board. The Nominating and Corporate Governance Committee may consider director candidates from numerous sources, including stockholders, directors and officers. The Board is responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur.

Qualifications and Diversity.  The Board does not have a formal policy with respect to diversity on the Board and does not narrowly define diversity to gender and race. We look at the breadth of experience, background and viewpoints of each candidate. In its assessment of each candidate, the Nominating and Corporate Governance Committee considers, among other things, the prior industry experience of a potential nominee, the operational, strategic, financial, regulatory and business background of the nominee, the nominee’s experience in the telecommunications industry or other industries, the strategic contacts and involvement in business and civic affairs of each nominee, whether the nominee has experience as a director of a public company, the number of boards that the nominee has served or currently serves on, whether such person would be independent, the ethnic background and gender of a nominee, and the integrity, honesty and reputation of each candidate. All decisions to recommend the nomination of a new nominee for election to the Board or for re-election for a Director are within the sole discretion of the Nominating and Corporate Governance Committee. All director nominations are evaluated and made based solely on Company and work-related factors and not with regard to candidates’ or Directors’ inclusion in any protected class or group identified in the Company’s anti-discrimination policy. The selection process for candidates is intended to be flexible and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach. Certain members of the Nominating and Corporate Governance Committee are associated with private equity funds that may own more than five percent of the outstanding Common Stock of the Company. Any participation by them in the nomination process was considered to be in their capacities as members of the Board and was not considered to be recommendations from security holders that beneficially own more than five percent of the outstanding Common Stock of the Company.

Nomination Process. If a candidate is recommended by the Nominating and Corporate Governance Committee, he or she may then be interviewed by other current members of the Board. If appropriate, a candidate may also be interviewed by other members of the Company’s executive management. The full Board will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee.

With regard to the incumbent directors whose terms are set to expire, the Nominating and Corporate Governance Committee reviewed each director’s expertise, qualifications, attributes and skills, his overall service during the director’s term, including the number of meetings attended, his level of participation, the quality of his performance and whether he meets the independence standards set forth under applicable laws, regulations and the NYSE listing standards. Each nominee for re-election as a director must consent to stand for re-election. Mr. Linquist consented to stand for re-election, but Mr. Anderson did not consent to stand for re-election. Mr. Patterson, a current Class III director, has consented to stand for election as a Class I director.

Stockholder Nomination Procedures. As noted, the Nominating and Corporate Governance Committee will also consider director candidates recommended by the Company’s stockholders as provided in the Company’s Bylaws. The stockholder must provide prior written notice of their nomination(s) of a candidate to be considered as a nominee to the secretary of the Company at our executive offices containing the following information for each such nominee of the stockholder: the written consent of each proposed nominee to serve as director if so elected, the name, age, citizenship, residence and addresses of the proposed nominee and the stockholder, the principal occupation of each nominee with the name, type of business and address of such nominee’s employment, the qualifications of such proposed nominee to serve as a director, the class and number of shares of the Company’s Common Stock beneficially held, either directly or indirectly, by the stockholder, a description of any arrangement between the proposed nominee and the person making the nomination regarding future employment or any future transaction to which the Company may be a party, and all information required by the Company’s director questionnaire then in use by the Company. The stockholder making the nomination (individually and on behalf of those with whom such nomination is made) must also provide the name and address of such stockholder as they appear on the Company’s books and records, the class and number of shares of Common Stock which are owned by such stockholder(s), the voting rights of such stockholder(s), and the hedging and derivative positions of such stockholder(s), if any, in the Company’s Common Stock. We may also require additional information as may reasonably be required regarding a proposed nominee or proposing stockholder to determine the eligibility of such proposed nominee to serve as a director or that could be material to a reasonable stockholder’s understanding of independence, or lack thereof, of such nominee and such nominee’s relationship to the proposing stockholder.

All candidates recommended to the Board for nomination by a shareholder will be submitted to the Nominating and Corporate Governance Committee for its review, which may include an analysis of the candidate’s qualifications prepared by our Company’s management.

Director Qualifications.  Each Board member of the Company, including the Nominees for election this year, brings a wide variety of expertise, qualifications, attributes and skills to the Board. The expertise, qualifications, attributes and skills include corporate governance and board service, executive management, finance and accounting, private equity, operations, strategy, technology, investor relations, telecommunications industry experience, and public service, and are applicable to our directors as follows:

Director	Corporate Governance	Executive Management	Accounting	Private Equity	Finance	Operations	Strategy	Technology	Investor Relations	Telecommunications Industry Experience	Public Service
Richard A. Anderson	X	X				X		X		X	X
W. Michael Barnes	X	X	X		X			X			X
Jack F. Callahan, Jr.		X	X		X		X		X
C. Kevin Landry	X			X	X			X
Roger D. Linquist	X	X			X	X	X	X		X
Arthur C. Patterson	X			X	X			X		X	X
James N. Perry, Jr.	X			X	X			X		X	X

Set forth below are the specific expertise, qualifications, attributes and skills that each member of our Board, including the current Nominees standing for re-election at the Annual Meeting, brings to our Board which have led the Board to conclude that such member should serve on our Board.

Richard A. Anderson was initially elected to the Board in April 2009 and he brings considerable expertise, qualifications, attributes and skills in the telecommunications industry and in executive management, operational, technology, corporate governance, and public service areas to the Company. Mr. Anderson has decided not to stand for re-election as a director and will no longer be a director of the Company as of the date of the Annual Meeting. Mr. Anderson’s decision to not stand for re-election is not a result of any disagreement with the Company or any matter relating to the Company’s operations, policies, or practices. Mr. Anderson developed his executive management, operational, and technology experience in the telecommunications industry through his distinguished career with BellSouth where he served as Vice Chairman – Planning and Administration of BellSouth Corporation, with responsibility for corporate planning, development, compliance, public relations, human resources and diversity initiatives, President–Customer Markets, President–Interconnection Services, President–BellSouth Business Systems, Vice President–Marketing, and Group President–BellSouth Business. Following the merger of BellSouth with AT&T, Mr. Anderson served as Group President – Global Business Services where he had profit and loss responsibility for a $32 billion business. While with BellSouth, Mr. Anderson also developed expertise in corporate governance through service on the Cingular Wireless Board of Directors and on the Board of Directors for Adtran, Inc., a publicly listed NASDAQ company. Mr. Anderson also currently serves on the board of Computer Services, Inc. Mr. Anderson also has considerable public service experience serving as the executive director of the Georgia Regional Transportation Authority and on the boards of the Metro Atlanta Chamber of Commerce, Children’s Healthcare of Atlanta, Clark Atlanta University and MARTA.

W. Michael Barnes was initially elected to the Board in May 2004 to serve, among other things, as the Chairman of the Company’s Audit Committee and the audit committee financial expert, as such term is defined in SEC rules, and he brings considerable expertise, qualifications, attributes and skills in the accounting, finance, executive management, technology, corporate governance, and public service areas to the Company. Mr. Barnes gained his accounting and finance, executive management and technology experience from his 33 years with Rockwell International Corporation, a diversified $14 billion industrial manufacturing company with major businesses in aerospace, defense electronics, semiconductor systems, factory automation products, automotive components and graphics systems, and Telecommunications Products and Systems which included serving as Vice President and General Manager, ten years serving as a Senior Vice President and Chief Financial Officer and his holding a number of management positions with Rockwell International Corporation over his career. Mr. Barnes has gained his corporate governance and board service expertise from serving on the boards of two publicly listed NYSE companies other than the Company: A.O. Smith Corporation (AOS) and Advanced Micro Devices (AMD). Mr. Barnes currently serves as a director and is Chairman of the Audit and Finance Committee and a member of the Nominating and Corporate Governance Committee for Advanced Micro Devices. Mr. Barnes’ public service experience comes from serving on Texas A&M University’s chancellor’s Century Council, the university’s Engineering Advisory Board, as a member of the Orange County Business Council, his appointment to the governorship of Town Hall of Los Angeles, serving on the Board of the Independent Colleges of Southern California, and being elected as chairman of Conference Board’s Counsel of Financial Executives.

Jack F. Callahan, Jr. was initially elected to the Board in November 2008 to serve, among other things, on the Company’s Audit Committee, and he brings considerable expertise, qualifications, attributes and skills in the accounting, finance, strategy, investor relations, and executive management areas to the Company. Mr. Callahan gained his accounting and finance expertise both from his positions as the Executive Vice President and Chief Financial Officer of McGraw-Hill Companies, a NYSE listed company with sales of approximately $6.5 billion and the Executive Vice President and Chief Financial Officer of Dean Foods Company, a NYSE listed public company, and as the Chief Financial Officer of Frito Lay International. Mr. Callahan qualifies as an audit committee accounting expert under SEC guidelines. Mr. Callahan has experience in strategy and executive management through his employment as the Senior Vice President of Corporate Strategy and Development at PepsiCo, Inc., and Vice President of Strategy and Planning at Frito Lay North America. Mr. Callahan has investor relations experience both through his recent position at Dean Foods, but also through his prior employment as Senior Vice President of Investor Relations for PepsiCo, a NYSE listed public company.

C. Kevin Landry was initially elected to our Board in August 2005 pursuant to a shareholder agreement in connection with the closing of an investment by funds, which he is affiliated, in the Company, which agreement terminated upon consummation of our initial public offering. Mr. Landry brings considerable expertise, qualifications, attributes and skills in the private equity, finance, technology, and corporate governance areas. Mr. Landry is the Chairman of TA Associates, or TA, and which has a $16 billion capital base and four decades of experience in offering its portfolio companies financial support, strategic guidance, and a significant network of contacts. Mr. Landry has assisted TA portfolio companies in navigating the complicated paths of public offerings, debt financings, and mergers and acquisitions, and, since 1995, TA has helped them raise more than $15 billion. Some of TA’s investments in wireless telecommunications include Bachtel Cellular Liquidity, Idea Cellular, Ltd., and Weather Investment S.p.A. Mr. Landry’s experience in corporate governance comes from serving as a director of a number of publicly traded companies, including Ameritrade Holdings Corporation, Alex Brown Incorporated, Instinet Group and Keystone Group SBA Communications, Standex International Corporation, and Continental Cablevision. Mr. Landry previously served, among other things, on the Audit Committees of Ameritrade Holdings Corporation and Standex International Corporation and on the Compensation Committee of SBA Communications.

Roger D. Linquist founded the Company and brings considerable expertise, qualifications, attributes and skills in corporate governance, executive management, finance, operations, strategy, technology, and telecommunications business to the Company. Mr. Linquist’s corporate governance arises from his current position as Chairman of the Company for 16 years and previously as the Chairman of PageMart Wireless, Inc. (which changed its name to Weblink Wireless, Inc. and is now known as USA Mobility) for 5 years. Mr. Linquist also has significant executive management, finance, operations, technology, and strategy experience in the communications and manufacturing businesses gained as a founder and Chief Executive Officer of the Company and PageMart Wireless, Inc., and from his years as an executive with Pacific Telesis Group, President of PacTel Personal Communications, President and Chief Executive Officer of Communications Industries and as a manager at Texas Instruments, each a publicly traded company. Mr. Linquist has been in the wireless telecommunications business for over 25 years. Mr. Linquist also honed his strategic skills while serving as a consultant with McKinsey & Company.

Arthur C. Patterson was one of the initial investors in the Company, has been on its Board since the Company’s founding in 1994, and was initially elected pursuant to a shareholder agreement in connection with the closing of the investment by funds, which he is affiliated, in the Company, which agreement terminated upon consummation of our initial public offering. Mr. Patterson brings considerable expertise, qualifications, attributes and skills in the private equity, finance, technology, telecommunications industry, corporate governance, and public service areas to the Company. Mr. Patterson brings his considerable expertise in private equity to the Company which he acquired as the co-founder of Accel Partners, which invests in a number of private companies in the technology and telecommunications industries, and previously he started in venture capital at Citicorp Venture Capital and was on the equity committee of Citicorp’s Investment Management Group. Mr. Patterson’s finance, technology and telecommunications industry experience comes from his investments and service on the boards of companies his firm has taken public such as Actuate, PageMart Wireless, Portal Software, UUnet/MCI-Worldcom, and Veritas Software Corp. Mr. Patterson has considerable corporate governance experience as a director of a number of start-up technology companies. Mr. Patterson also has considerable public service experience from his work in the International Office of the U.S. Treasury Department – International Monetary, Trade and Development Policy. Mr. Patterson also serves as a director of Actuate Corporation and several privately held companies, and served as a director of iPass Inc. until June 2009.

James N. Perry, Jr. was initially elected to our Board in November 2005 pursuant to a shareholder agreement in connection with the closing of an investment by funds, which he is affiliated, in the Company, which agreement terminated upon consummation of our initial public offering. Mr. Perry brings considerable expertise, qualifications, attributes and skills in the private equity, finance, technology, wireless telecommunications, corporate governance, and public service areas to the Company. Mr. Perry has managed investments in the telecommunications industry for Madison Dearborn Partners or its predecessor, First Chicago Venture Capital, for 25 years. His experience in corporate governance and finance comes from his past service on the board of Nextel Partners, where he served as a member of the finance committee and the special committee, Omnipoint Corporation, Madison River Telephone Company, LLC, Focal Communications Corp., and Allegiance Telecom, Inc. He currently serves on the boards of Fieldglass, Inc., NextG Networks, Inc., New Asurion Corporation, The Topps Company, Inc., Sorenson Communications, Inc., and Univision Communications, Inc. Mr. Perry also provides public service through his service on the Chicago New Cooperative, Chicago Public Media board and the School Board of the Archdiocese of Chicago.

Director Independence

The Board evaluates the independence of each director in accordance with applicable laws and regulations, the listing standards of the NYSE, and the Company’s Corporate Governance Guidelines. The Board considers all relevant facts and circumstances in making an independence determination, including among other things, an affirmative determination that the director has no material relationship with the Company directly or as an officer or as a stockholder or partner of an entity that has a material relationship with the Company.

Under the Company’s Corporate Governance Guidelines, the following circumstances will not be considered material in the determination of independence:

•

A director who serves as an Interim or acting Chairman and/or Interim or acting Chief Executive Officer of the Company will not be deemed a former employee for the purpose of determining independence and as such, the director will retain his independent status when his service as Interim or acting Chairman or Interim or acting Chief Executive Officer ends;

•

An otherwise material relationship that is based on having an immediate family member of the director serving as an officer of the Company or an officer of a Company affiliate will be deemed immaterial upon the death or incapacitation of that immediate family member;

•

An otherwise material relationship that is based on the director’s or the director’s immediate family member’s connection to a significant customer, supplier or provider of the Company or its affiliates, will be deemed immaterial if the Board, in its business judgment, determines that the commercial transactions between the Company or one of its affiliates and the significant customer, supplier or provider were conducted at arm’s length in the ordinary course of business and that such a relationship is immaterial in light of all circumstances; or

•	An otherwise material relationship that is based on the director’s immediate family member when the family member is no longer considered an immediate family member.

The Board has determined that all the directors of the Company other than Roger D. Linquist are independent and deemed “outside directors” under section 162(m) of the Internal Revenue Code, or Code. The Board also has affirmatively determined that each member of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and the Finance and Planning Committee is independent. Mr. Patterson, who is standing for election at the Annual Meeting as Class I director, is an independent director of the Company.

Mr. Linquist is not considered an independent Director because of his employment as Chief Executive Officer and President of the Company.

Board and Board Committees

Directors are expected to attend all meetings of our Board and each committee on which they serve. In 2010, our Board met 10 times. During 2010, each director attended at least 93% of the total number of Board meetings and at least 94% of all committee meetings on which each director served. In 2010, the incumbent directors standing for election attended over 95% of all of the Board Meetings and 89% of all committee meetings to which such Nominee is a member. Directors also may attend any committee meeting even if they are not serving on that committee. Directors are invited, but not required, to attend the Annual Meeting. Mr. Linquist attended our Annual Meeting of Stockholders in 2010.

The standing committees of our Board consist of an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Finance and Planning Committee.

The current members of each committee of the Board are listed below:

Audit Committee	Compensation Committee	Finance and Planning Committee	Nominating and Corporate Governance Committee

W. Michael Barnes, Chairman	C. Kevin Landry, Chairman	Arthur C. Patterson, Chairman	James N. Perry, Jr., Chairman
Richard A. Anderson	W. Michael Barnes	C. Kevin Landry	C. Kevin Landry
Jack F. Callahan, Jr.	Arthur C. Patterson	James N. Perry, Jr.	Arthur C. Patterson

Audit Committee.    The members of our Audit Committee are currently Messrs. W. Michael Barnes, as Chairman, Richard A. Anderson, and Jack F. Callahan, Jr. As Mr. Anderson is not standing for re-election as a Class I director, the Audit Committee will have a vacancy as of the date of the Annual Meeting. The NYSE listing requirements and the charter of the Audit Committee require that the Audit Committee has at least three disinterested and financially literate directors of the Company as members. Additionally, the rules of the NYSE require that all members of the Audit Committee be independent. In addition to the various corporate actions undertaken to maintain compliance with applicable rules and laws, the Nominating and Corporate Governance Committee has recommended, after review of the qualifications of the existing independent directors on the Board, that the Board appoint one of the existing independent directors to the Audit Committee who is not presently a member of the Audit Committee to fill the vacancy left by Mr. Anderson effective as of the date of the Annual Meeting. Each of the current members of the Audit Committee and the other existing members of the Board have been affirmatively determined by our Board to be independent in accordance with applicable laws and regulations, the listing standards of the NYSE and our Corporate Governance Guidelines, other than Mr. Linquist. Each member of the Audit Committee meets the standards for financial knowledge for listed companies and such newly appointed member shall meet the standards for financial knowledge for listed companies. No member of the committee is, or has been, associated with the Company’s auditors or accountants, or has performed “field work,” and no member of the committee is, or has been, a full-time or part-time employee of the Company. Our Board has determined that W. Michael Barnes is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of

Regulation S-K, because Mr. Barnes previously served as the Chief Financial Officer of Rockwell International Corporation. The applicable securities laws and regulations provide that an Audit Committee member who is designated as an Audit Committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an “audit committee financial expert” pursuant to Item 407 of Regulation S-K.

The responsibilities of the Audit Committee include, among other responsibilities:

•

overseeing, reviewing and evaluating our financial statements, the audits of our financial statements, our accounting and financial reporting processes, the integrity of our financial statements, our disclosure controls and procedures and our internal audit functions;

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	pre-approving permissible audit, audit related, and non-audit services to be performed by our independent registered public accounting firm, if any, and the fees to be paid in connection therewith;

•	providing oversight of the Company’s management of risks associated with the Company and its operations;

•

reviewing and recommending to the Board whether to approve material related party transactions involving, or related to or with a director and reviewing and approving all other non-material related party transactions;

•	overseeing our compliance with legal and regulatory requirements and compliance with ethical standards adopted by us;

•	establishing and maintaining whistleblower procedures;

•	evaluating periodically our Code of Business Conduct and Ethics;

•	evaluating periodically the charter for the Audit Committee and recommending changes to the Board; and

•	conducting an annual self-evaluation.

The Audit Committee is authorized by its charter to retain, compensate and evaluate consultants and outside counsel necessary to carry out its duties without consulting with or obtaining the approval of the Board or any officer of the Company. The Audit Committee relies on the information provided by management and the independent registered public accounting firm. The Audit Committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate.

Audit Committee Pre-Approval Policy. To ensure the independence of our independent accountants and to comply with applicable securities laws, the NYSE’s listing standards, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by our independent registered public accounting firm. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent registered public accounting firm, or the Pre-Approval Policy.

The Pre-Approval Policy provides that our company’s independent registered public accounting firm may not perform any audit, audit-related, or non-audit service for the Company, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) the Company engaged the independent registered public accounting firm to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by our company’s independent registered public accounting firm by applicable securities laws.

The Audit Committee may designate one or more member of the Audit Committee to whom it delegates its pre-approval responsibilities and such designate(s) must present any pre-approval decisions to the Audit Committee at the next meeting. The Audit Committee or the delegate(s) shall ensure that any such approved non-audit services are appropriately disclosed in the Company’s periodic reporting with the SEC as required by applicable law.

The Audit Committee met nine times in fiscal year 2010. A copy of the Audit Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.

Audit Committee Report

In the performance of its oversight responsibilities, the Audit Committee (1) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2010; (2) discussed with the Company’s independent registered public accounting firm the matters required by the auditing standards of the PCAOB, including those required by PCAOB AU 380, Communications with Audit Committees; (3) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committee Concerning Independence; and (4) discussed with the Company’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the firm’s independence.

As part of its responsibilities for oversight of the Company’s enterprise-wide risk assessment process, the Committee has reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

The Committee has discussed with the Company’s Internal Audit Department and independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee meets with the head of the Company’s Internal Audit Department, and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal financial controls and the preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Company’s independent registered public accounting firm also is responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company’s independent registered public accounting firm. Based on the review and discussion, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We also appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2011 and are presenting the appointment to the stockholders of the Company for ratification at the Annual Meeting of Stockholders.

The Audit Committee:

W. Michael Barnes, Ph.d., Chairman

Richard A. Anderson

Jack F. Callahan, Jr.

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Nominating and Corporate Governance Committee.    The members of our Nominating and Corporate Governance Committee are Messrs. James N. Perry, Jr. as Chairman, C. Kevin Landry, and Arthur C. Patterson, each of whom has been affirmatively determined by our Board to be independent in accordance with applicable rules and laws, our Corporate Governance Guidelines, and the listing standards of the NYSE. The responsibilities of the Nominating and Corporate Governance Committee include, among other responsibilities:

•

assisting in the process of identifying, recruiting, evaluating, qualifying and nominating candidates for membership on our Board and the committees thereof consistent with criteria approved by the Board;

•	annually presenting to the Board a list of nominees recommended for election to the Board at the annual meeting of stockholders;

•	developing processes regarding the consideration of director candidates recommended by stockholders and stockholder communications with our Board;

•

reviewing certain material related party transactions involving or related to a director and recommending to the Board whether approval of such transaction would cause a director not to be independent under our Corporate Governance Guidelines, the listing standards of the NYSE, or applicable law;

•	reviewing and recommending to the Board the formation or dissolution of any committee of the Board and developing and recommending charters for committees of the Board;

•	to recommend to the Board the annual voting and record date for the annual meeting of stockholders of the Company;

•	conducting an annual self-evaluation and assisting our Board and our other committees of the Board in the conduct of their annual self-evaluations; and

•	developing and recommending corporate governance principles.

The Nominating and Corporate Governance Committee is solely authorized by its charter to retain, compensate, evaluate and terminate consultants, including search firms retained to identify candidates for the Board and outside counsel necessary to carry out its duties without consulting with or obtaining the approval of the Board or any officer of the Company, but did not do so in 2010. It may also form and delegate authority to subcommittees of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met two times in fiscal year 2010. A copy of the Nominating and Corporate Governance Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.

Compensation Committee.  The members of our Compensation Committee are Messrs. C. Kevin Landry, as Chairman, W. Michael Barnes, and Arthur C. Patterson. Each of the members of the Compensation Committee has been affirmatively determined by our Board to be independent in accordance with applicable rules and laws, our Corporate Governance Guidelines, and the listing standards of the NYSE and to be “outside directors” under section 162(m) of the Code. The responsibilities of the Compensation Committee include, among other responsibilities:

•	developing and reviewing general policy relating to compensation and benefits;

•	reviewing and evaluating the compensation discussion and analysis prepared by management and recommending its adoption by the Board;

•

reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Company’s Chief Executive Officer and reviewing and making recommendations to our Board concerning the agreements, plans, benefits, policies and programs of the Company to compensate our Chief Executive Officer, our non-employee directors and our other corporate officers, including the executive officers;

•

administering our long-term incentive plans, including awarding options to acquire Common Stock of the Company, or options, and restricted stock for non-officers subject to guidelines approved by the Board and recommending the award of options and restricted stock to the Company’s officers and directors;

•

act as plan administrator for the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Compensation Plan, or 2004 Plan, and the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan, or 2010 Plan;

•	preparing an executive compensation report for publication in our annual proxy statement;

•	establishing and administering a policy to ensure that compensation consultants and other advisors are independent; and

•	conducting an annual self-evaluation.

The Compensation Committee is solely authorized by its charter to retain, compensate, evaluate and terminate consultants, including compensation consultants, and outside counsel necessary to carry out its duties without consulting with or obtaining the approval of the Board or any officer of the Company. It also may form and delegate authority to subcommittees of the Compensation Committee. In 2010, the Compensation Committee employed Marsh Mercer Kroll, or Mercer, who is an employee benefits and compensation consulting firm, to assist the Committee in evaluating executive compensation and benefits. At the request of the Compensation Committee, a consultant from Mercer attended the Compensation Committee meetings where executive officer compensation was discussed and provided information, research and analysis pertaining to executive compensation and benefits as requested by the Compensation Committee. Mercer also updated the Compensation Committee on market trends and made recommendations for establishing the market values of compensation for the executives of our Company. Mercer was the compensation consultant used by the Compensation Committee to evaluate and recommend the compensation and benefits provided to the Chief Executive Officer and the Named Executive Officers for fiscal year 2010. Mercer did not perform any services for the Company during 2010 other than providing services to the Compensation Committee.

The Compensation Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account the market rates recommended by its compensation consultant and the compensation recommendations by the Chief Executive Officer, except with respect to his own position. The Compensation Committee believes that input from both management and its consultant provide useful information and points of view to assist the Compensation Committee in determining the appropriate compensation.

The Compensation Committee met 10 times in fiscal year 2010. A copy of the Compensation Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.

Compensation Committee Interlocks and Insider Participation.  During the fiscal year ended December 31, 2010, the Compensation Committee was composed of C. Kevin Landry, as Chairman, W. Michael Barnes, and Arthur C. Patterson. During 2010, there were no compensation committee interlocking relationships or interlocking directorships.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.

Submitted by the Compensation Committee of the Board of Directors:

C. Kevin Landry, as Chairman

W. Michael Barnes

Arthur C. Patterson

The material contained in this Compensation Committee Report does not constitute soliciting material, is not to be deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Finance and Planning Committee.  The members of our Finance and Planning Committee are Messrs. Arthur C. Patterson, as Chairman, C. Kevin Landry and James N. Perry, Jr. The responsibilities of the Finance and Planning Committee include, among other responsibilities:

•	overseeing the financial matters of importance to the Company, including monitoring our present and future capital requirements and business opportunities;

•

reviewing and making recommendations relating to the Company’s annual and long term financial plans and the Company’s performance against its annual cash performance award criteria, the Company’s financial objectives, strategies, and capital structures, major investments, restructurings, joint ventures and mergers, the offering of debt or equity securities for the borrowings of the Company;

•	reviewing and providing guidance to the Board and Company management about all proposals regarding major financial policies of the Company;

•

the authority to retain outside counsel, advisors, or other experts or consultants, as it deems appropriate in its sole discretion without consulting with or obtaining the approval of any officer of the Company in advance with respect to any matters before the Finance and Planning Committee; and

•

advising senior management on the organizational structure and human resource matters for the Company, including making recommendations to our Board regarding appointments of persons to be officers of the Company and evaluating and designing management succession plans of the Company.

The Finance and Planning Committee met 15 times in fiscal year 2010. A copy of the Finance and Planning Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the Investor Relations tab.

Compensation of Directors

Non-employee independent members of our Board are eligible to participate in our Third Amended and Restated Non-employee Director Remuneration Plan, or non-employee director remuneration plan, under which such directors receive compensation for serving on our Board. The objectives for our director compensation are to remain competitive with the compensation paid to directors of comparable publicly held and traded companies while adhering to corporate governance best practices with respect to such compensation, and to reinforce our practice of encouraging stock ownership.

The Company’s non-employee director remuneration plan was amended in March 2010 and provides:

•

an annual retainer of $40,000, plus $10,000 if such member serves as Chairman of the Finance and Planning, Compensation or the Nominating and Corporate Governance Committee of the Board, and $30,000 if such member serves as the Chairman of the Audit Committee of the Board, which amounts shall be paid in cash;

•

an initial grant of 33,600 options to purchase our Common Stock upon becoming a member of the Board, with an exercise price equal to the Common Stock’s closing price on the NYSE on the date of grant, which vests over three years in a series of 36 successive, equal, monthly installments beginning after the date of grant;

•

an annual grant of 16,800 options to purchase our Common Stock, with an exercise price equal to the Common Stock’s closing price on the NYSE on the date of grant, which vests over three years in a series of 36 successive, equal, monthly installments beginning after the date of grant;

•

an annual grant of 6,000 shares of restricted stock that vests over three years with such restricted stock award vesting upon completion of each quarter of service, in a series of twelve (12) successive, equal, quarterly installments beginning three months after the grant date; and

•	$2,000 for each in-person Board meeting and committee meeting attended and $1,000 for each telephonic meeting of the Board and committee meeting attended.

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2010.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(1)(2)	Total

Richard A. Anderson	$65,000	$40,380	$55,818	$161,198
W. Michael Barnes	$111,000	$40,380	$55,818	$207,198
Jack F. Callahan, Jr.	$66,000	$40,380	$55,818	$162,198
C. Kevin Landry	$91,000	$40,380	$55,818	$187,198
Arthur C. Patterson	$93,000	$40,380	$55,818	$189,198
James N. Perry, Jr.	$79,000	$40,380	$55,818	$175,198

(1)	The value of the option awards is determined using the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718 (Topic 718, “Compensation – Stock Compensation”).

(2)	The following summarizes the grant date fair value of each award granted during 2010, computed in accordance with ASC 718:

Name	Grant Date	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($)
Richard A. Anderson	3/11/2010		16,800	$6.73	$55,818
	3/11/2010	6,000		—	$40,380
W. Michael Barnes	3/11/2010		16,800	$6.73	$55,818
	3/11/2010	6,000		—	$40,380
Jack F. Callahan, Jr.	3/11/2010		16,800	$6.73	$55,818
	3/11/2010	6,000		—	$40,380
C. Kevin Landry	3/11/2010		16,800	$6.73	$55,818
	3/11/2010	6,000		—	$40,380
Arthur C. Patterson	3/11/2010		16,800	$6.73	$55,818
	3/11/2010	6,000		—	$40,380
James N. Perry, Jr.	3/11/2010		16,800	$6.73	$55,818
	3/11/2010	6,000		—	$40,380

The directors are the subject of certain related party transactions with the Company, see “Transactions with Related Persons and Approval” beginning on page 69 of this Proxy Statement.

Compensation Discussion and Analysis

Executive Summary

Overview

This Compensation Discussion and Analysis, or CD&A, describes our executive compensation program for 2010. We use this program to attract, motivate, and retain the executives who lead our business. In particular, this CD&A explains how the Compensation Committee of the Board made its compensation decisions for our executives, including our named executive officers, or Named Executive Officers or NEOs, for 2010. The Named Executive Officers are our Chairman, Chief Executive Officer, and President, Mr. Roger D. Linquist; our Chief Operating Officer, Mr. Thomas C. Keys; our Executive Vice President and Chief Financial Officer, Mr. J. Braxton Carter; our Executive Vice President, General Counsel and Secretary, Mr. Mark A. Stachiw; and our Senior Vice President and Chief Technology Officer, Mr. Malcolm M. Lorang.

During the year ended December 31, 2010, under the leadership of our executive team, MetroPCS had a record year marked with substantial accomplishments. During 2010, the Company:

•

Successfully introduced Wireless for All, the most significant go-to-market strategy transformation for MetroPCS in company history since it introduced its unlimited, no long-term contract service in 2002

•	Added a record 1.5 million net subscriber additions for the year, representing 23% total subscriber growth and improved Consolidated Adjusted EBITDA margin from 30% to 32%
•	Fifth consecutive year of over 1 million net subscriber additions and surpassed the 8 million subscriber milestone
•	Reduced year over year churn rate by 190 basis points
•

Launched 4G LTE monthly service in: Las Vegas, Dallas/Ft. Worth, Detroit, Los Angeles, Philadelphia, Boston, New York, Sacramento, San Francisco, and in early 2011 launched Atlanta, Jacksonville, Miami and Orlando and introduced the world’s first commercially available 4G LTE handset, the Samsung Craft

•	Expanded our service area through Metro USA to provide service to over 280 million POPs
•	Generated record total revenue of $4.07 billion and record consolidated Adjusted EBITDA of $1.18 billion
•	Recorded unlevered free cash flow (Adjusted EBITDA less capital expenditures) of $386 million
•	Introduced two Android handsets: the LG Optimus M and the Huawei Ascend
•	Introduced MetroStudio, a new source of multimedia content including access to full-track downloads, ringtones and ring-back tones, as well as premium video content
•

Significantly strengthened our balance sheet through extending and staggering our debt maturity profile primarily facilitated by amending and extending our existing Senior Secured Credit Facility and completing two successful bond offerings; the issuance of $1 billion of 7 7/8% Senior Notes due 2018 and the issuance of $1 billion of 6 5/8% Senior Notes due 2020 and the redemption of our existing 9 1/4% Senior Notes due 2014.

At the end of 2010, total subscribers were over 8.1 million, representing an increase of 23% from 2009 and an increase of 52% over the past two years. Over the past five years, we have grown consolidated Adjusted EBITDA and total subscribers at a 31% and 29% compounded annual growth rate, or CAGR, respectively. During 2010 not only did the operational and financial aspects of our business have an outstanding year, the price for our Common Stock rose substantially as well. On December 31, 2009, the price of our stock was $7.63 and on December 31, 2010, the price for our stock was $12.63, or an approximate 66% increase over the year.

These accomplishments resulted in the compensation described below for fiscal year 2010, with our annual cash performance awards, which are based on a combination of financial metrics and individual objectives, paying out at near 187% of target. The total compensation earned by our NEOs in 2010 was reflective of our overall exceptional performance.

The Objectives of Our Executive Compensation Program

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers, including our named executive officers. Our Compensation Committee is composed entirely of non-employee independent directors. See “Corporate Governance — Board Committees — Compensation Committee.”

Our executive compensation programs are designed to achieve the following objectives:

•	Emphasize pay for performance;

•	Attract, retain and motivate talented and experienced executives in the highly competitive and dynamic wireless telecommunications industry;

•	Recognize, compensate and reward executives whose knowledge, skills and performance are critical to our success;

•

Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and reward such executive officers when specific, measurable milestones are achieved;

•

Provide a competitive compensation package which is weighted heavily towards pay for performance, and in which total compensation is primarily determined by the achievement of specific, measurable Company/Team goals and individual goals, and the creation of stockholder value;

•	Ensure fairness among the executive officers by recognizing the contribution each executive officer makes to our success;

•	Encourage appropriate risk taking while discouraging behavior that may result in unnecessary or excessive risk;

•	Foster a shared commitment among executive officers by coordinating their Company/Team and individual performance goals in a meaningful and collaborative manner; and

•	Appropriately compensate our executives to manage our business to meet or exceed our long-range objectives and business goals.

Our Compensation Principles and Practices

Our Compensation Committee has established a peer group of public companies to evaluate the competitiveness of the Company’s compensation for its executive officers and to be used as a guide in setting compensation for newly hired executive officers. As a check against, and to supplement the peer group data, the Company also reviews each executive officer position with respect to the compensation databases of telecommunications companies and for comparable positions in comparably sized organizations, as well as the relationship and importance of each officer to the Company. We believe a competitive total compensation package is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

The Compensation Committee uses the market data as a guide in establishing the total compensation for each executive officer. We benchmark our executive compensation program, which consists of base salary, annual cash performance awards and long-term equity incentive awards, as well as our performance results, in relation to other companies in our industry of similar size in terms of revenue and market capitalization. The Company, the Company’s compensation consultant and the Compensation Committee’s independent compensation consultant review the compensation of both our peer group and a select database of additional representative companies to establish the market compensation for our executive officers. Marsh Mercer Kroll, or Mercer, provided consultation services solely to and for the Compensation Committee in 2010, with Towers Watson assisting the Company.

We used the following market data as a guide in establishing our total compensation program for 2010:

Data contained in the most recent proxy statement filings as of October 2009 from public wireless telecommunications companies, representing our 2010 peer group, which we believe are comparable to us based on revenue with a median of $2.4 billion for 2008 and market capitalization with a median of $3.4 billion (although with the exception of Leap Wireless International Inc., none are currently on the same growth trajectory), including:

•	Centennial Communications Corporation;

•	Leap Wireless International Inc.;

•	Liberty Global, Inc.;

•	Windstream Corporation;

•	Charter Communications, Inc.;

•	NII Holdings, Inc.;

•	United States Cellular Corporation;

•	CenturyLink, Inc., formerly CenturyTel;

•	Frontier Communications Corporation;

•	Time Warner Telecom Inc.;

•	nTELOS Holdings Corporation; and

•	Clearwire Corporation.

Company versus Peer Group Metric Comparison

	2008 FYE Revenue ($000)	Market Cap Value as of 10/27/09 ($000)

Peer Group Median	$2,418,000	$3,386,000
Company	$2,752,000	$2,282,000

% Comparison	13.8%	-32.6%

Published survey data includes surveys focused on the telecom industry, including Mercer Benchmark Survey and Mercer Telecom Industry Survey, and was used primarily for other executive officer positions with insufficient peer proxy data. A sample list of telecommunications companies in such surveys include:

AGL Resources	Kyocera America, Inc.
American Tower Company	Level 3 Communications
New Asurion Corporation	National Rural Telecommunications Cooperative
AT&T, Inc.	Qwest Communications International, Inc.
Broadview Networks, Inc.	SBA Network Services, Inc.
CableVision Systems Corp.	Singapore Telecom USA, Inc.
CenturyLink, Inc.	SouthernLINC
Comcast Cable	Sprint Nextel Corp.

Cox Enterprises Inc.	SureWest Communications
CPS Energy	TDS TelecomTelltabs
Crown Castle International Corp	Time Warner Cable
DIRECTV, Inc.	T-Mobile USA
Duke Energy Corp.	United States Cellular Corporation
FPL Fibernet, LLC	Verizon Communications
Integra Telecom. Inc.	Verizon Wireless
Intelsat Global Service Corp.	Vonage Holdings Corporation
ITC DeltaCom, Inc.

For 2010, in order to properly analyze the industry data, the compensation data gathered by the Company and the compensation consultants was analyzed for each executive. Market comparisons for the NEOs focused on peer group comparisons and were supplemented with published survey data only in the case of insufficient peer group comparison data.

One of the goals of the Compensation Committee is to retain a consistent peer group from year to year. Maintaining a consistent peer group (excluding companies which no longer report) assists the Compensation Committee in making comparable analysis from year to year and avoiding anomalies which are introduced through changing peer groups. For 2010, the peer group has remained the same as the peer group for 2009. For 2008, the peer group included Qwest Communications International, Inc., Sprint Nextel Corporation, and Virgin Mobile USA and did not include Liberty Global, Charter Communications, NII Holdings, Frontier Communications, Time Warner Telecom, and Clearwire. These changes were made because Virgin Mobile USA was acquired, and a decision was made to add additional peer companies who were in the telecommunications media and technology space and remove certain of the companies which did not fit within the revenue and market capitalization ranges the Compensation Committee established for 2009. The Compensation Committee has decided to use the same peer group for 2011 as it used for 2010.

We believe using a public peer group along with the select databases of other companies to evaluate the competitiveness of the Company’s total compensation for executive officers provides the best approach to making sure that our compensation is competitive in the wireless telecommunications industry and is a best practice for setting incentive compensation. We believe that the public peer group of companies provides an appropriate reference point because they consist of similar organizations against which we compete for executive talent and from which we are most likely to draw new executives. We do not attempt to quantify or otherwise assign any relative weightings to any of our peer companies when benchmarking against them. We annually review the companies in our peer group and add or remove companies as necessary to ensure that our peer group comparisons are meaningful.

We believe our executive compensation program is appropriate when considering our business strategy, our compensation philosophy, the competitive market pay data, the competitiveness of the wireless industry and the significant growth that we have achieved year over year. Further, many of our executive officers have a number of years of experience in both the telecommunications industry and in senior management, which requires us to ensure that our compensation program is competitive with other companies that may try to recruit our executive officers.

For each executive officer, we consider the following factors when establishing the executive’s total compensation:

•	Our business need for the executive officer’s skills, as well as the business need for the executive by our peer group of companies;

•	The value of the overall experience and professional expertise that the executive officer affords to the broader goals and long-term objectives of our business;

•	The contributions that the executive officer has made relative to our success;

•	The relationship and contributions of our executive officers working together as a team to execute our overall business strategy;

•

The relationship of our executive officers’ pay to the median pay for their position with a view toward having executives reach the median for their pay within several years of being in the position commensurate with individual performance;

•	The length of service of the executive in the position and with the Company;

•	The transferability of the executive officer’s experience and managerial skills to other potential employers, particularly in the telecommunications industry; and

•	The readiness of the executive officer to assume a more significant role with our Company or another potential employer.

We believe these factors are appropriate because they allow the Company to balance the experience of the executive with other factors in order to attract and retain the executives needed to be successful.

The Company uses a performance evaluation system to determine the executive officer’s performance against established target performance goals and criteria, which is used to determine an executive’s total compensation for the year. The Company performance goals and criteria are based on the Company’s strategic and operational business plan. Our compensation program places significant emphasis on pay for performance against these annually established performance goals. Based on the executive’s individual performance for the year against these annual performance goals, his supervisor or the Board determines an appropriate salary within a salary range designated for such executive’s position based on a number of factors outlined in “Base Salary” below, which salary range is targeted near the median of market. An executive’s individual performance rating also is used to determine the amount paid in connection with the individual component of his annual cash performance award. If an executive officer exceeds his goals, he could be compensated up to twice the target payment amount, and for performance which meets goals, he could be paid an amount in a range centered on the target payment amount. Along with various other factors noted in “Long-term Equity Incentive Compensation” below, an executive’s individual performance rating for the prior year also is used to determine the amount of an executive’s annual long-term equity incentive award. Such annual long-term equity incentive award is targeted at median of market for performance that meets goals and up to an award at the 90th percentile level for exceptional performance. Although in all established programs setting forth corporate philosophy, objectives and guidelines, the actual resulting compensation realized by an executive from year to year remains subject to varying factors that could result in a shift, either up or down, in the resulting compensation to such employees, including the Named Executive Officers. In addition to other relevant factors that the Compensation Committee reviews in its assessment and approval of compensation each year, such as seeking to balance executive compensation among all the executive management team based on the resulting compensation for the year, some of these factors, such as current market fluctuations, economic conditions, industry trends, increased competition and future regulatory rulings or changes in regulation, are outside the control of the Company and our executives. We believe that our pay philosophy provides the necessary balance and focus for the Company and its executives and incents and rewards the executives if the Company grows and succeeds as measured against its strategic, operational and financial plans, while at the same time providing a balanced competitive compensation package.

Based in part on this process and the recommendations from our Chief Executive Officer and other considerations discussed below, the Compensation Committee reviews and recommends to the Board the annual total compensation package of our executive officers. The Compensation Committee evaluates our Chief Executive Officer’s performance in light of the compensation goals and objectives established for the Chief Executive Officer. Based on its evaluation, the Compensation Committee recommends to our Board the base salary, annual cash performance and long-term equity incentive awards for each executive officer and the amount of the individual performance component for the prior year’s annual cash performance award based on its assessment of their performance with input from the Compensation Committee’s consultants.

The Compensation Committee also reviews the annual performance of any officers related to the Chief Executive Officer and considers the recommendations of the related person’s direct supervisor with respect to base salary, targets for and payments under our annual cash performance awards, and grants of long-term equity incentive awards. The Compensation Committee reviews and approves these recommendations with modifications as deemed appropriate by the Compensation Committee.

2010 Total Compensation Mix Analysis

As a result of our corporate philosophy ensuring that our compensation program is aligned with stockholders’ interest, a significant portion of our executives’ total compensation is in the form of long-term equity incentive awards. The compensation decisions resulted in the following 2010 compensation mix for the CEO and the other named executive officers:

For 2010, our Chief Executive Officer received total compensation of approximately $6.3 million, which included a base salary of $0.8 million, long-term equity incentive compensation with a value of approximately $3.4 million, including stock option awards valued as of the grant date using a Black Scholes valuation model, and an annual cash performance award of approximately $2.1 million. This is a decrease of $2.7 million, or 30%, from total compensation of approximately $9.0 million for 2009, which included a base salary of $0.8 million, long-term equity incentive compensation with a value of approximately $7.3 million, including stock option awards valued as of the grant date using a Black Scholes valuation model, and an annual cash performance award of approximately $0.9 million. This reduction reflects a significant decrease in the value of long-term equity incentive award of 53%. Based on our market analysis, the base salary paid to our Chief Executive Officer for 2010 was below market median pay levels for other telecommunications companies of comparable size, total cash compensation was above market median, and, the long-term equity incentive award for our Chief Executive Officer for 2010 was below the market median. This was primarily because the Compensation Committee decided to reduce the overall percentage of the long-term equity incentive award to the Chief Executive Officer as a percentage of the total long-term equity incentive awards made to the other Named Executive Officers as a group. For 2010, our other 4 Named Executive Officers, as a group, received total compensation of approximately $8.4 million, which included base pay of $1.7 million, long-term equity incentive compensation with a value of approximately $4.3 million, including stock option awards valued as of the grant date using a Black Scholes valuation model, and annual cash performance compensation of approximately $2.4 million. This reflects a decrease of approximately $2.6 million, or 24% from total compensation of approximately $11.0 million for 2009, which included base salaries of $1.7 million, long-term equity incentive compensation with a value of approximately $8.3 million, and annual cash performance awards of approximately $1.0 million. This represents a significant decrease in the value of long-term equity incentive award of 48%. The Compensation Committee believes such is appropriate given that the performance of the business in 2009 did not meet budget objectives. The total compensation and elements thereof paid to each of our other Named Executive Officers during 2010 is set forth below in the Summary Compensation Table and the table entitled “Grants of Plan-Based Awards.” See “Summary of Compensation – Summary Compensation Table and Grants of Plan-Based Awards.”

Our Executive Compensation Program

Overview of Elements of Our Executive Compensation Program

    The elements of our executive compensation program are summarized in the table below, followed by a more detailed discussion of each element of our executive compensation program.

Element	Characteristics	Purpose
Base salary	Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on performance; targeted at the median market pay level of companies of comparable size in the telecommunications industry.	Attract and retain executives by keeping our annual compensation competitive with the market for the skills and experience necessary to meet the requirements of the executive’s role with us.

Annual cash performance awards	Performance-based annual cash compensation earned based on Company/Team and individual performance criteria against target performance levels based on the Company’s annual business plan; targeted at median market pay levels with the potential for paying above the market median to a maximum of 200% of target for outstanding achievement and 0% of target for failure to meet the target objectives.	Motivate and reward for the achievement and over-performance of our critical financial, operational and strategic goals as well as individual performance goals. Amounts earned for achievement of target Company performance levels based on our annual budget approved by the Board is designed to provide a market-competitive pay package at market median pay levels and at above market median for outstanding performance achievement; potential for lesser or greater amounts are intended to motivate participants to achieve or exceed our financial and other performance goals with no reward earned if performance goals are not met.

Long-term equity incentive awards (stock options and restricted stock)	Long-term equity awards are generally granted with time based vesting with one-half of such award in stock options which have value to the extent that the price of our Common Stock increases over time and one-half in restricted stock granted at the full value; and targeted pay levels at the 50th percentile with the potential for above market grant up to the 90th percentile of market for individuals who exceed targeted performance levels.	Align interest of management with stockholders; motivate and reward management to increase the stockholder value of the Company over the long-term; attract and retain employees through the grant of full value restricted stock. Vesting of stock options and restricted stock based on continued employment facilitate retention; amount realized from exercise of stock options rewards and restricted stock ownership increased stockholder value of the Company.

Retirement savings opportunity	Tax-deferred plan in which all employees can choose to defer compensation for retirement. Beginning January 1, 2009, we provided a 25% match on the first 4% of eligible compensation. We do not allow employees to invest these savings in our Common Stock.	Provide employees the opportunity and the incentive to save for their retirement. Account balances are affected by contributions and investment decisions made by the employee.

Health & welfare benefits	Fixed component. The same/comparable health & welfare benefits (medical, dental, vision, disability insurance and life insurance) are available to all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.

Base Salary

Our executive officers, including the Named Executive Officers, are assigned to pay grades determined by comparing position-specific duties and responsibilities with the market pay data and the Company’s internal structure. Each pay grade has a salary range with corresponding annual cash performance award and long-term equity incentive award opportunities, which is based on market pay and other factors. When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive, the pay of other executive officers, and other factors. We believe this is a reasonable and flexible approach to achieving the objectives of the executive compensation program of appropriately determining the pay of our executives based on their skills, experience, and performance.

Based on valid competitive market data and internal comparators among the officer positions, management recommends a salary range, including a minimum and maximum, for each executive officer position to the Compensation Committee. The range is established, among other things, based on the Compensation Committee’s review of the median market data point and the executive officer’s duties and internal comparisons between executive officers. For example, our Chief Executive Officer’s base salary range was from a minimum $600,000 to a maximum of $900,000 for 2010. We believe it is important that we target paying our executives at least the minimum of the range for the position and accelerate the base salary to the median of the range based on the executive’s performance rating, skills and experience in his role and decelerate after his base salary reaches the median (midpoint) of the range. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary. In determining appropriate compensation levels for our executive officers, including our Named Executive Officers, we annually review, among other things, changes (if any) in market pay levels, the contributions made or to be made by the executive officer, the performance of the executive officer, the increases or decreases in responsibilities and roles of the executive officer, the business needs for the executive officer, the marketability of managerial skills, the relevance of the executive officer’s experience to other potential employers, the executive’s salary in relationship to the minimum of his salary range and the pay of other executive officers, and the readiness of the executive officer to assume a more significant role with another organization. We also consider the executive officer’s current base salary in relation to median pay levels so that for the same individual performance, an executive officer with the same performance generally will receive larger increases when below median and smaller increases when at or above the median.

Our Compensation Committee meets outside the presence of all of our executive officers, including the Named Executive Officers, to consider appropriate compensation for our Chief Executive Officer. For all other Named Executive Officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer, Vice President of Human Resources and Executive Vice President, General Counsel and Secretary, each of whom recuses himself when the Compensation Committee discusses his compensation.

The base salaries paid to our Named Executive Officers are set forth below in the Summary Compensation Table. See “Summary of Compensation.” For the fiscal year ended December 31, 2010, cumulative base salary paid in cash compensation to our Named Executive Officers was approximately $2.5 million, with our Chief Executive Officer receiving approximately $0.8 million of that amount. For 2010, the base salary represents 28% for the President and Chief Executive Officer to 45% for the Senior Vice President and Chief Technology Officer of actual total cash compensation and 13% and 32% of total compensation paid, respectively. We believe that the base salary paid to our executive officers during 2010 achieves our executive compensation objectives, compares favorably to market pay levels and is within our target of providing a base salary near the market median, and achieving the objective of having a significant portion of each Named Executive Officer’s salary based on Company and individual performance.

Annual Cash Performance Awards

Our executive compensation program emphasizes pay for performance. We believe that a substantial portion of each executive officer’s compensation should be in performance-based pay. Annual cash performance awards earned under our 2004 Plan are earned based on performance criteria that are aligned with our business strategy, operational goals, and financial plan and are recommended by the Compensation Committee and approved by the Board at the beginning of each fiscal year. We believe the annual cash performance awards granted under our 2004 Plan to our Named Executive Officers help focus their efforts on the Company’s objectives and goals and reward the Named Executive Officers for annual operating results that help create value for our stockholders. We believe these annual cash performance awards have achieved their goals, as the payments under the 2010 annual cash performance awards for our executive officers were substantially more than those paid in 2009 based on the Company’s performance against the Company/Team performance criteria. For 2009, the Company or team portion of the annual performance award was paid at 58.7 % of target whereas with the outstanding performance in 2010, the same Company or team portion was paid at 192.9%.

Performance is measured based on the achievement of specific, measurable Company/Team criteria and goals established by our Board relative to our Board approved annual business plan, operational and strategic goals and individual performance goals set by an executive’s supervisor or the Board for our Chief Executive Officer. The Company/Team performance goals and individual performance goals are established at the beginning of each year so that target attainment is not assured. The executive’s supervisor, or the Board for our Chief Executive Officer, determines the individual performance component of the annual cash performance award within the guidelines established by the Company’s review process and performance rating system. The attainment of payment for performance at the target level or above will require strong company performance and significant effort on the part of our executive officers. In order to emphasize the importance of our annual cash performance award plan, we provide the opportunity for individual executive officers who exceed targeted performance levels to receive total cash compensation above the median of market pay levels.

Specifically, target incentive opportunities as a percentage of base compensation for the annual cash performance award are set to achieve payments near the market median, assuming our target business objectives are achieved. If the target level for the performance goals is exceeded, executives have an opportunity to earn maximum cash payment up to twice (or 200%) of the target amount. If the target values for the performance criteria are not achieved, executives may earn less or no award payments under the annual cash performance award program. The target values for the performance criteria used in our annual cash performance awards are determined through our annual planning process, which generally begins in October before the beginning of our fiscal year. The minimum and maximum values for the Company performance metrics used to pay annual cash performance awards are based on a range centered on the budgeted value. If performance is less than the bottom of the range, no payments are made with respect to that performance metric and if performance is at or greater than the top of the range, the payout on such metric is capped at 200%. Payouts against the metrics are calculated a straight line between the bottom of the range and the top of the range. The Compensation Committee believes that having a range centered on the budgeted value and capping the payout at the top of the range prevents the named executive officers from engaging in behavior which would be against the Company’s financial, operational and strategic goals because over performance on a metric is capped at 200%. By having the range not pay below the bottom of the range acts as check on actions which would not further the company’s operational, financial and strategic goals because the executives will not be able to maximize one goal without losing payouts on other metrics. A business plan which contains annual financial, operational and strategic objectives is developed each year by management, reviewed and recommended by our Finance and Planning Committee, presented to our Board with such changes that are deemed appropriate by the Finance and Planning Committee, and is ultimately reviewed and approved by the independent directors on our Board with such changes that are deemed appropriate by the Board. The business plan objectives include our budgeted results for the annual cash performance award measures and include all of our performance criteria. The structure of the annual cash performance award program along with the weighting of each performance metric and the ratio of the Company/Team performance versus individual performance is reviewed by the Compensation Committee during the first quarter of the plan year to ensure that incentive opportunities are properly aligned with the overall business plan, operational objectives and the strategy of the Company and are presented to the independent directors on our Board for their approval.

Actual annual cash performance awards are determined at year-end based on our performance against the previously Board approved annual cash performance award performance criteria. The Compensation Committee also exercises discretion in adjusting awards based on its consideration of each executive officer’s individual performance against his established individual performance goals and, for each executive officer other than the

Chief Executive Officer, based on the annual performance review of such executive as communicated to the Compensation Committee by the Chief Executive Officer, and our overall performance during the year. The payments under the annual cash performance award for all executive officers, including the Named Executive Officers, are reviewed and recommended by our Compensation Committee for approval and ultimately are approved by the independent directors of our Board before being paid.

Clawback.  We have a policy for the adjustment or recovery of annual cash performance awards if performance measures upon which they are based are materially restated or otherwise adjusted in a manner that will reduce the size of an award or payment. This policy includes the return by any executive officer of any compensation based upon performance measures that require material restatement which are caused by such executive’s intentional misconduct or misrepresentation.

An executive officer’s annual cash performance award payout is calculated based on the following formula:

	Company/Team payout portion	+	Individual payout portion
Annual Cash Performance Award Payout =	Base Salary x set performance award target % x Company’s performance against its goals x 70%	+	Base Salary x set performance award target % x executive’s achievement of individual performance goals x 30%

Example:

¡	Executive’s base salary was $500,000 and he was in his position for the entire year
¡	Performance target award % for his level of employment is set at 75%
¡	Company performance goal results are 130%
¡	Individual executive’s performance rating of excellent results in a corresponding 125% individual payout

Company/Team Performance Payout Portion = $500,000 x 75% = $375,000 x 130% = $487,500 x 70% = $341,250

Individual Payout Portion = $500,000 x 75% = $375,000 x 125% = $468,750 x 30% = $140,625

Total Payout = $341,250 + $140,625 = $481,875

Annual Cash Performance Award Criteria

The following table describes the weighting of the individual measures as well as the financial measures used to determine payments to the Named Executive Officers for the fiscal year ending December 31, 2010 shown as a percentage of the total payment opportunity:

2010 Performance Award Criteria and Basis	All NEOs
Company/Team performance criteria	70%
• Gross Margin
• Adjusted EBITDA per average monthly subscriber
• Net Subscriber Additions
• Capital Expenditures per ending subscriber
• Discretionary Component
Individual performance	30%

The criteria above and percentage mix between individual and Company/Team have remained the same from fiscal year 2009. The Compensation Committee believes that keeping the metrics and the percentage of Company/Team versus individual component the same from year to year fosters predictability and comparisons between fiscal years. Further, keeping the metrics and the percentages the same year to year allows for the Compensation Committee to determine whether the metrics and the percentages are appropriate based on analysis from year to year and are achieving the desired results. For example, in 2009, the Company/Team payout percentage was 58.7% reflecting below average performance against the Company/Team performance metrics. In 2010, however, the same metrics paid out 192.9% on outstanding performance of the Company against the Company/Team metrics.

The Company/Team component of the performance criteria above for the annual cash performance award for the executive officers is determined based on the Company’s consolidated results against the performance goals recommended by the Compensation Committee from the Company’s business plan and approved by the independent directors on the Board. For purposes of the annual cash performance award under the 2004 Plan, the following terms are defined or determined as follows:

•	Gross margin is defined as the Company’s gross revenues less Enhanced 911 revenues, Federal Universal Service Fund revenues and the total cost of equipment;

•	Adjusted EBITDA per average monthly subscriber is determined by dividing the Company’s Adjusted EBITDA by the sum of the average monthly number of customers during the year;

•	Net subscriber additions are determined by subtracting the number of customers on our system at the beginning of the year from the number of customers on our system at the end of the year;

•

Capital expenditures per ending subscriber is determined by dividing the total balance of property and equipment and microwave relocation costs at the end of the year by the total number of customers at the end of the year; and

•	Individual performance goals, such as achievement of strategic objectives and individual goals are set by an individual’s supervisor and demonstration of compliance with our core values.

The performance criteria is designed to create incentives for the executive officers of our Company to grow the Company’s subscribers and revenue while at the same time ensuring that the Company maintains strict cost control and that the Company’s growth is profitable. The measures are also designed to give executive management of the Company the flexibility to respond to changes in market conditions. The measures also are designed to provide checks and balances so that any over-achievement on one performance measure may reduce the level of achievement on another performance measure. The gross margin measure is designed to reflect our strategy of developing new markets, growing top line revenue, and expanding our market share in existing markets. To ensure we efficiently develop and expand our markets, the Adjusted EBITDA per average monthly subscriber measure motivates our executives to manage our costs and to take into account the appropriate level of expenses expected with our growth in number of subscribers. The net subscriber addition measure is designed to incent our executives to continue to grow the total number of subscribers of the Company. The capital expenditures per ending subscriber measure is designed to ensure that the appropriate level of investment is being made in our networks consistent with our growth.

As noted above, the Company/Team performance criteria also have a discretionary component which is recommended by the Compensation Committee and approved by the Board at the end of the fiscal year. This component provides the Board with flexibility to consider factors other than financial, operational or strategic performance. The discretionary component provides recognition for contributions made to the overall growth or health of the business or other strategic initiatives and is intended to capture how the Company has performed in areas that are not quantified in the major metrics. Historically, the discretionary performance portion of the annual cash performance award has been set at the overall performance of the Company against the other financial/operational measures. For 2010, the discretionary performance portion was set at the overall Company performance level.

Annual Cash Performance Award Opportunities Under the 2004 Plan

We have developed goals for our performance measures that would result in varying levels of annual cash performance award payments. If these goals are exceeded by a certain percentage, our executive officers have the opportunity to receive a maximum award equal to two times their target award, and if the goals are not achieved, our executive officers receive no payment. The target and maximum award opportunities under the 2010 annual cash performance awards were set based on competitive market pay levels and are shown as a percentage of annual base salary at corresponding levels of performance against our goals as shown in the following table:

2010 Annual Cash Performance Award Payment Level Based on Goal Achievement
Officer	Minimum Payment	At 100% (Target)	Maximum Payment

President and Chief Executive Officer	0% of base salary	140% of base salary	280% of base salary
Chief Operating Officer	0% of base salary	85% of base salary	170% of base salary
EVP and CFO	0% of base salary	75% of base salary	150% of base salary
EVP, General Counsel and Secretary	0% of base salary	75% of base salary	150% of base salary
SVP, Chief Technology Officer	0% of base salary	65% of base salary	130% of base salary

We believe that attainment of payments under our annual cash performance award plan requires strong company performance. For example, for 2010, in order to achieve a minimum payment under the 2010 annual cash performance award, the Company would have been required to substantially grow units in service, gross margin, and Adjusted EBITDA, and to manage capital expenditures.

Performance Year	Company/Team Performance Criteria Payout percentage
2008	100.8%
2009	58.7%
2010	192.9%

The actual payments under our annual cash performance awards made to our Named Executive Officers for the fiscal year ended December 31, 2010 are set forth below in the Summary Compensation Table. See “Summary of Compensation.” The total payouts of the annual cash performance awards as a percentage of the total cash compensation for 2010 for each Named Executive Officer were approximately:

Officer	Annual Cash Performance Award Payout as a Percentage (%) of Total Cash Compensation
Chief Executive Officer and President	72%
Chief Operating Officer	62%
Executive Vice President and Chief Financial Officer	59%
Executive Vice President, General Counsel and Secretary	59%
Senior Vice President, Chief Technology Officer	55%

We believe that the payments under our annual cash performance awards made to our Named Executive Officers for the fiscal year ended December 31, 2010 were appropriately aligned with our executive compensation objectives.

Long-term Equity Incentive Compensation

Our long-term equity incentive program for 2010 provides for an award consisting of one-half of the value of the award in stock options to acquire our Common Stock, which requires growth in our Common Stock price in order for our executive officers to realize any value, and one-half of the value of the award in restricted stock, which will appreciate or decrease in value based on our stock price. This is consistent with the approach we took in 2009. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves.

We believe our long-term equity incentive awards align the interests of our executive officers to the interests of the stockholders. We select the amount of the award based on the long-term component of the competitive market data established through the peer group and selected other survey data. Equity incentive awards make up the long-term component of an executive’s total compensation. Annual long-term equity incentive awards are targeted at the median level of market pay practices and market pay levels for the executive officer with those individuals who exceed targeted performance levels having the opportunity to receive grants above the market median up to the 90th percentile level.

An executive’s performance determines what level of long-term equity incentive award an officer will receive. Based on an executive’s individual performance and contributions to our overall performance, the 2010 annual long-term equity incentive awards granted to the Named Executive Officers were significantly below the 50th percentile of market level for each Named Executive Officer. See the table entitled “Grants of Plan-Based Awards” for the long-term equity incentive awards granted to the Named Executive Officers for 2010. However, for 2010, based on the substantial decline in our Company’s Common Stock price, the Compensation Committee decided to award the same number of options and shares of restricted stock as in 2009, given the officer’s performance in 2009 rather than use the 50th, 75th, or 90th percentile of the peer companies, plus an amount to take into consideration the retention value of existing awards. This has resulted in substantially lower valued long-term incentive awards in 2010 to our Named Executive Officers than in 2009. We believe this advances our goal of aligning our executive’s interests with our stockholders.

The Compensation Committee also takes into consideration, among other things, the percentage of equity being awarded to the top four Named Executive Officers in comparison to the aggregate long-term equity incentive award made to all employees, the total dilution as a result of the long-term equity incentive award, and the retention value of existing long-term equity incentive awards.

Like our other pay components, long-term equity incentive awards are determined based on an analysis of competitive market levels. Each year the Compensation Committee works with its’ compensation consultant to evaluate the competitiveness of the long-term equity incentive structure to ensure that the program remains competitive in the market. Recommendations are reviewed by our Compensation Committee designated consultant, the Compensation Committee, and presented to the independent directors on our Board for approval. In addition, the Compensation Committee evaluates the retention value of existing long-term equity incentive awards and the awards realized by executive officers in prior long-term equity incentive awards. The long-term equity incentive amount is divided by the value of the stock equity award based on a Black Scholes valuation model at the time of grant for stock options and the grant date fair value for restricted stock compared with prior year stock equity awards.

Long-term equity incentive awards were previously made pursuant to the Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc., as amended, or the 1995 Plan, and since late 2005 and thereafter, our 2004 Plan. The 1995 Plan terminated in November 2005 and no further awards can be made under the 1995 Plan, but all options granted before November 2005 remain valid in accordance with their terms. Under the 2004 Plan, repricing of awards is only allowable with stockholder approval. During 2009, we did not reprice any awards. At the 2010 Annual Meeting, stockholders approved our 2010 Plan.

Stock options granted under our 2004 Plan have an expiration period of 10 years and between 10 and 15 years under the 1995 Plan. Long-term equity incentive awards in the form of options are earned on the basis of continued service to us and generally vest over a period of one to four years, and for multi-year awards, generally beginning with one-fourth vesting one year after the date of grant, and the balance pro-rata vesting monthly thereafter. See “Employment Agreements, Severance Benefits and Change in Control Provisions” for a discussion of the change in control provisions related to stock options. Stock option awards under the 1995 Plan may be exercised any time after grant subject to repurchase by us if any stock is unvested at the time an employee ceases service with us. The exercise price of each long-term equity incentive award in the form of stock options granted in 2010 was based on the closing price of our Common Stock on the NYSE on the date of the grant.

Long-term equity incentive awards in the form of restricted stock are valued based on the Company’s closing stock price on the date of grant. The restricted stock vests over four years with one quarter vesting on the first anniversary date of the award of restricted stock and the balance pro-rata vesting monthly or quarterly thereafter. The long-term equity incentive awards vesting schedule is based solely upon continued service by the employee. We believe this is appropriate since our long-term equity incentive awards vest over a substantial period of time with no vesting occurring in the first year after grant. We believe this approximately links stockholders interests and executive interests without the need for performance-based vesting. See “Employment Agreements, Severance Benefits and Change in Control Provisions” for a discussion of the change in control provisions related to restricted stock.

Typically, the Board has granted annual long-term equity incentive awards at its regularly scheduled meeting in March or, if no meeting occurs during an open window in March, the date that is two business days following the release of financial and operational results for the fourth quarter of the year. The timing of the grants is consistent each year. After our initial public offering in April 2007, the Compensation Committee and the Board adopted a general practice of making long-term equity incentive awards only during the period after at least two business days following the release of earnings and on or before the fifteenth day of the last month of a quarter. The Compensation Committee and the Board have not delegated to management the authority to make long-term equity incentive awards under the 2004 Plan. In 2010, the Compensation Committee met 4 times to make awards to non-officers and make recommendations to the Board for officers.

While the vast majority of equity incentive awards to our executive officers have been made pursuant to our annual long-term equity incentive award program or in connection with their hiring or promotion, the Compensation Committee retains discretion to make long-term equity incentive awards to executive officers at other times, including in connection with the hiring of a new executive officer, the promotion of an executive officer, to reward executive officers for exceptional performance, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

For accounting purposes, we apply the guidance in ASC 718 (Topic 718, “Compensation – Stock Compensation”), or ASC 718, to record compensation expense for our grants of long-term equity incentive awards. ASC 718 is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

Executive officers recognize taxable income from long-term equity incentive awards in the form of stock options when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise subject to any limitation under section 162(m) of the Code. For a more detailed discussion of section 162(m) limitations, see “Tax Deductibility of Executive Compensation.” The amount included in the executive officer’s wages and the amount we may deduct is equal to the Common Stock price when the stock options from a long-term equity incentive award are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option or for the taxes due on vesting of restricted stock; however, we do allow all employees and executives to elect to have any taxes due on vesting of restricted stock be paid by the Company by the Company withholding restricted stock shares equal to the taxes owed.

Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees, including the executive officers, that includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan.

Perquisites

We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the Named Executive Officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the Named Executive Officers. As part of its sponsorship arrangements and otherwise, the Company is provided tickets to sporting, cultural and other events for use in connection with its business. On occasion, these tickets are provided to employees, including the named executive officers, for personal use. There is no incremental cost associated with such use.

Retirement Savings Opportunity

All full-time employees with at least three months of service may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions up to the current Internal Revenue Service limit of $16,500 for 2010. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Beginning as of January 1, 2009, we began providing a 25% match each year of the first 4% of eligible compensation contributed by our employees, including our Named Executive Officers, to a 401(k) account. The plan has a four year vesting schedule based on years of service with the Company, with 25% vesting each year. For fiscal year ended December 31, 2010, we made an aggregate $1,157,295 discretionary matching contribution to the 401(k) Plan for all employees, including the Named Executive Officers. We do not provide an option for our employees to invest in our Common Stock in the 401(k) Plan and we do not have an employee stock purchase program. Historically, the Company has had to return a portion of contributions made by certain highly paid employees, including certain executive officers, to our 401(k) Plan because we did not pass the non-discrimination test, or more specifically, the Average Deferral Percentage test, required by the Internal Revenue Service.

Health and Welfare Benefits

All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Relocation Benefits

Newly hired or promoted executives may be provided with relocation benefits if the work location of the executive is more than 50 miles from their current residence or, if currently employed by the Company, their current work location. The executive is not required to return any relocation benefit received if he leaves the Company. For non-executive officers, if the employee leaves during the first year of employment, the employee is obligated to repay the relocation benefits. In 2010, we did not pay any relocation benefits to the Named Executive Officers.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreements

In 2010, we did not have any employment agreements in effect with any of our Named Executive Officers, other than the Change of Control Agreements detailed below. The Compensation Committee does not believe that employment agreements are necessary in order to attract and retain the executives the Company needs in order to be successful. Instead, the Company has provided long term incentive awards under the 1995 Plan and the 2004 Plan which vest over one to four years which incent executives to remain with the Company long term. Further, the Company provides benefits in the event of a severance of employment or a change in control which the Compensation Committee believes are appropriate under the circumstances and allow executives of the Company to focus on increasing stockholder value. The 1995 Plan and the 2004 Plan contain certain change in control provisions. We have change in control provisions in our 1995 Plan and 2004 Plan to ensure that if our Company experiences a change of control our executives and other key employees who have received awards under either plan will remain with the Company through any change in control event. See “The 1995 Plan – Change of Control Provision” and “The 2004 Plan – Change of Control Provision” below. The amounts paid under both circumstances are consistent with the Company’s peer group companies and in the Compensation Committee’s opinion appropriate under the circumstances.

Severance Pay Plan

On May 4, 2010, the Board adopted and approved the MetroPCS Communications, Inc. Severance Pay Plan and Summary Plan, or the Severance Plan. The Severance Plan provides for severance benefits to all of the Company’s officers as eligible employees, including the Company’s principal executive officer, principal financial officer and other Named Executive Officers. Under the Severance Plan, if an eligible employee’s employment is terminated (1) by the Company without Cause (as defined in the Severance Plan) or (2) by the eligible employee for Good Reason (as defined in the Severance Plan), such two events a Qualifying Termination Event, the eligible employee would be entitled to a severance payment as follows:

Tier	Position	Severance Payment	Severance Period
Tier 1	President and Chief Executive Officer	2.0 times Annual Compensation + Pro-Rata Annual Bonus	24 months
Tier 2	Executive Vice Presidents, Senior Vice Presidents and Vice President Direct Reports to the President and Chief Executive Officer	1.5 times Annual Compensation + Pro-Rata Annual Bonus	18 months
Tier 3	Vice Presidents	.75 times Annual Compensation + Pro-Rata Annual Bonus	9 months

For purposes of the calculation of the severance payments, “Annual Compensation” is an amount equal to the annualized base salary for the eligible employee plus a pro-rated amount of the eligible employee’s annual cash performance incentive bonus target amount based upon the number of days the eligible employee was employed by the Company during the year in which his or her employment was severed, or the Pro-Rata Annual Bonus. The eligible employee would additionally receive a payment equal to the eligible employee’s Pro-Rata Annual Bonus attributable to the year in which his or her employment terminates.

For a Tier 1, Tier 2 or Tier 3 employee to be deemed an eligible employee and receive the benefits described above in full, the employee must have been continuously employed by the Company for a period of two or more years following the employee’s hire date. In certain circumstances, new employees and other employees who have not been in continuous service with the Company for a period of two years will be entitled to a pro-rata portion of the severance payments described above based upon the employee’s length of service with the Company.

In addition to the severance payments described above, upon a Qualifying Termination Event the Company also will reimburse the eligible employee for continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, during the eligible employee’s applicable severance period.

Under the terms of the Severance Plan, the severance payments and the COBRA reimbursements will be paid monthly in substantially equal increments in accordance with the Company’s normal payroll practices during the eligible employee’s applicable severance period as set forth in the chart above. The first such monthly payment will be made on the 60th day following the eligible employee’s termination of employment. The payment of the severance payments and the COBRA reimbursements is conditioned upon the eligible employee’s execution and delivery of a release agreement in favor of the Company in the form attached to the Severance Plan. In addition to customary release language, the release agreement provides that the eligible employee will not consult with or provide services or assistance to certain of the Company’s competitors identified in an appendix to the Severance Plan, or the Company Competitors, as an employee, officer or director of such entity for a period equal to the eligible employee’s applicable severance period. If the eligible employee elects to accept employment with a Company Competitor or breaches these non-compete provisions of the release agreement, the Company may stop making severance payments and reimbursing for COBRA coverage.

Upon a Qualifying Termination Event, an eligible employee’s outstanding awards under the Company’s equity incentive plans will receive the following treatment:

•

All unvested stock option awards granted pursuant to the 1995 Plan, the 2004 Plan and the 2010 Plan and, collectively with the 1995 Plan, the 2004 Plan and any other equity incentive compensation plan adopted by the Company after the effective date of the Severance Plan, the Equity Plans, will be immediately forfeited without any further payment;

•

All vested but unexercised stock option awards granted pursuant to the 1995 Plan shall remain exercisable by the eligible employee for a period of three months following an eligible employee’s Termination of Employment (as defined in the Severance Plan);

•

All vested but unexercised stock option awards granted pursuant to the 2004 Plan or the 2010 Plan shall remain exercisable by the eligible employee for a period of six months following Termination of Employment;

•	All unvested restricted stock awards granted pursuant to the Equity Plans shall be immediately forfeited without further payment;

•	Any unvested annual performance awards granted pursuant to the Equity Plans shall be immediately forfeited without further payment; and

•	All other awards under the Equity Plans shall be immediately forfeited without further payment.

The preceding description of the Severance Plan is merely a summary and should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the Severance Plan, which was filed with the SEC as Exhibit 10.1 to MetroPCS Communications, Inc. Quarterly Report on Form 10-Q filed on August 9, 2010.

Change in Control Agreements

On May 4, 2010, the Board approved, and the Company entered into, Change in Control Agreements, each a Change in Control Agreement, with certain of the Company’s officers, including all of the Named Executive Officers. Under the Change in Control Agreement, if a Named Executive Officer suffers a Termination Event (as defined below and in the Change in Control Agreement) during the 18 month period following a Change in Control (as defined in the Change in Control Agreement), or the Protection Period, the Named Executive Officer is entitled to, among other things, the following:

Position	Lump Sum Severance Payment	Severance Benefit Period
President and Chief Executive Officer	2.5 times annual base salary + Bonus (as defined in the Change in Control Agreement)	30 months
Executive Vice Presidents, Senior Vice Presidents and Vice President Direct Reports to the President and Chief Executive Officer	2 times annual base salary + Bonus	24 months
Vice Presidents	1 times annual base salary + Bonus	12 months

The Lump Sum Severance Payment noted above, together with health and dental benefits coverage for the stated Severance Benefit Period for the Named Executive Officer and their dependents following termination is referred to collectively herein as “Severance Benefits”. In addition to the Severance Benefits, the Named Executive Officer would be paid for all amounts owed to him as of the date of termination, including among other things, accrued and unpaid salary, reimbursement of business expenses, accrued vacation pay, plus any vested and unpaid annual cash performance award, plus any pro-rata portion of his annual cash incentive award for the year in which he was terminated. Further, all outstanding equity awards and incentive compensation awards held by the Named Executive Officer under any of the Company’s equity incentive plans would become immediately vested and exercisable upon the occurrence of a Change in Control.

A “Termination Event” shall be deemed to have occurred under the Change in Control Agreement if an Named Executive Officer’s employment is terminated (1) by the Company or its successor without Cause (as defined in the Change in Control Agreement), excluding terminations due to the Named Executive Officer’s death or disability, (2) by the Company or its successor as a condition to the consummation of (or entry into, provided the transaction is consummated) the Change in Control transaction, or (3) by the Named Executive Officer for Good Reason (as defined in the Change in Control Agreement).

The Severance Benefits are payable on the 60th day following the Named Executive Officer’s termination and are conditioned upon the Named Executive Officer’s execution and delivery of a release agreement in favor of the Company in the form attached to the Change in Control Agreement. In addition to customary release language, the release agreement provides that the Named Executive Officer will not consult with or provide services or assistance to the Company Competitors (as defined in the Change in Control Agreement) as an employee, officer or director of such entity for a period of 18 months (or, in the case of the Company’s President and Chief Executive Officer, 24 months) following termination. If the Named Executive Officer elects to accept employment with a Company Competitor (as defined in the Change in Control Agreement) or breaches these non-compete provisions of the release agreement, the Named Executive Officer will be required to re-pay certain of the Severance Benefits payable under the Change in Control Agreement and the Company shall cease providing any health and dental benefit coverage.

The benefits payable to the Named Executive Officer under the Change in Control Agreements are in lieu of any payments or benefits payable under any other severance plan, policy or arrangement maintained by the Company, including the Severance Plan.

The Change in Control Agreements became effective on May 4, 2010 and remain in full force and effect until (1) the Named Executive Officer’s termination of employment prior to a Change in Control, (2) termination of Named Executive Officer’s employment by the Named Executive Officer without Good Reason, (3) the Company’s termination of the Named Executive Officer’s employment for Cause, (4) the end of the Protection Period if the Named Executive Officer’s employment has not terminated during such period and (5) the date that the Company has fully performed its obligations to provide Severance Benefits and other payments and benefits under the Change in Control Agreement.

The above description is a summary of the Change in Control Agreements and should be read in conjunction with the full text of the form of Change in Control Agreement which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010.

Change of Control Provision within the 1995 Plan, 2004 Plan and 2010 Plan

The 1995 Plan, the 2004 Plan and the 2010 Plan also contain certain change in control provisions. We have change in control provisions in our Equity Plans to ensure that if our Company experiences a change of control our executives and other key employees who have received awards under either plan will remain with the Company through any change in control event.

The 1995 Plan

Under our 1995 Plan, in the event of a “corporate transaction,” as defined in the 1995 Plan, the following occurs with respect to stock options granted under the 1995 Plan:

•

Each outstanding option automatically accelerates so that each option becomes fully exercisable for all of the shares of Common Stock at the time subject to such option immediately prior to the corporation transaction;

•	All outstanding repurchase rights automatically terminate and the shares of Common Stock subject to those terminated rights immediately vest in full;

•

Immediately following a corporate transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation and thereafter adjusted in accordance with the 1995 Plan; and

•

In the event of an “involuntary termination” of an optionee’s “service” with us within 18 months following a corporate transaction, any fully-vested options issued to such holder remain exercisable until the earlier of (i) the expiration of the option term, or (ii) the expiration of one year from the effective date of the involuntary termination.

On May 4, 2010, the Board adopted and approved amendments to all outstanding stock option award agreements under our 1995 Plan to modify the definition of “corporate transaction” as defined in the 1995 Plan to include the following:

•

Any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

•

A merger or consolidation transferring greater than 50% of the voting power of our outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction;

•	The disposition of all or substantially all of our assets, other than to the current holders of 50% or more of the voting power of our voting securities;

•	The disposition of all or substantially all of our assets in a complete liquidation or dissolution.

•

Individuals who, as of the Effective Date, constitute the incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

The 2004 Plan

Under our 2004 Plan, unless otherwise provided in an award, certain events in the definition of a “change of control,” as defined in the 2004 Plan, results in the following:

•	All “options” and “stock appreciation rights” then outstanding become immediately vested and fully exercisable;

•

All restrictions and conditions of all “restricted stock” and “phantom stock” then outstanding are deemed satisfied, and the “restriction period” or other limitations on payment in full with respect thereto are deemed to have expired, as of the date of the change in control; and

•

All outstanding “performance awards” and any “other stock or performance-based awards,” which would include our annual cash performance awards, become fully vested, deemed earned in full and are to be promptly paid to the participants as of the date of the change in control.

On May 4, 2010, the Board adopted and approved new award agreements and amendments to all outstanding stock option and restricted stock award agreements under the 2004 Plan. The events which would cause a change in control to occur for all awards outstanding under the 2004 Plan are as follows:

•

Any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

•

A merger, organization, business combination or consolidation of us or one of our subsidiaries transferring greater than 50% of the voting power of our outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction;

•	The disposition of all or substantially all of our assets, other than to the current holders of 50% or more of the voting power of our voting securities;

•	The approval by the stockholders of a plan for the complete liquidation or dissolution;

•

Individuals who, as of the Effective Date of the 2004 Plan, constitute the incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Additionally, under the 2004 Plan, if approved by our Board prior to or within 30 days after such a change in control, the Board has the right for a 45-day period immediately following the change in control to require all, but not less than all, “participants” to transfer and deliver to us all “awards” previously granted to the participants in exchange for an amount equal to the “cash value” of the “awards.” For a more detailed discussion of the 2004 Plan, see “Discussion of Summary Compensation and Plan-Based Awards Tables — 2004 Equity Incentive Compensation Plan.”

The 2010 Plan

The 2010 Plan was adopted by the Board on March 4, 2010 subject to stockholder approval and was approved by the majority of our stockholders at the 2010 Annual Meeting of Stockholders. No awards have currently been made under the 2010 Plan. Under our 2010 Plan, unless otherwise provided by the Committee, upon an event of a change of control:

•	All outstanding Options, SARs and RSUs shall immediately become fully vested and exercisable in full;

•	The restriction period of any Restricted Stock or Phantom Stock then outstanding shall immediately be deemed satisfied and the restrictions shall expire; and

•	The performance goals established under any Performance Award will be deemed to have been met in full for all performance periods.

The 2010 Plan defines a change of control to include:

•

A “change in the ownership of the Company,” which shall occur on the date that any person or group acquires more than 50% of our Common Stock, other than transactions by us or by one of our affiliates, our employee benefit plans, acquisitions by current investors or by an underwriter;

•

A “merger of the Company,” which shall occur on the date a merger, reorganization, or other similar business combination results in our current equity holders owning less than 50% of the combined voting power of our equity securities following the transaction;

•

The “change in the effective control of the Company,” which shall occur on the date that either (a) any person or group acquires ownership of the Common Stock possessing more than 35% of the total voting power of our Common Stock, unless such an acquisition was conducted by one of our employee benefit plans, our investors for financing purposes, any merger or acquisition with a company-controlled entity, or an underwriter, or (b) the majority of the members of our Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of directors prior to such appointment or election; or

•

A “change in the ownership of a substantial portion of the Company’s assets,” which shall occur on the date that any person or group acquires 40% or more of the fair market value of our assets. If payment of an Award needs to comply with Section 409A of the Code in order to prevent a 20% excise tax from being imposed on such an Award, however, a “Change of Control” shall be defined as an event specifically noted within Section 409A of the Code or the regulations thereto.

Under the 2010 Plan, the Committee also has the authority and the discretion to cash out Awards in the forty-five day period following a change of control; the 2010 Plan provides for various methods of calculating the fair market value of an award prior to cash out depending on the type of change of control that has occurred.

Stock Ownership Guidelines

Currently we do not require stock ownership for our executive officers or directors nor has the Compensation Committee adopted stock ownership guidelines for our executive officers or directors. A significant portion of the compensation of each executive officer and director is based on long-term equity incentive awards in the form of stock options and restricted stock which vest over a certain period of time, which we believe aligns the interests of our executive officers and directors with those of our stockholders. However, as part of our annual review of our compensation program, we may re-evaluate our position with respect to stock ownership guidelines in the future.

Securities Trading Policy

Our securities trading policy states that executive officers, including the Named Executive Officers, and directors may not purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, or buy our securities on margin. In addition, our executive officers and directors are covered by the Policy on the Prevention of Insider Trading and Misuse of Confidential Information of MetroPCS Communications, Inc. and its Subsidiaries, or our Insider Trading Policy, and our Code of Ethics, both of which prohibit trading in our securities while in possession of material inside information or outside designated trading windows and the disclosure of material inside information to others that may buy or sell our securities. Our Insider Trading Policy permits employees, including officers, and directors to establish 10b5-1 trading plans. Certain of our officers and directors have established 10b5-1 trading plans and each of our Named Executive Officers has established a 10b5-1 trading plan.

Tax Deductibility of Executive Compensation

Limitations on deductibility of executive compensation may occur under section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its principal executive officer and the three most highly compensated executive officers, other than the principal executive officer and the principal financial officer, to $1 million in the year the compensation becomes deductible to the Company. There is an exception to the limit on deductibility for performance-based compensation if such compensation meets certain requirements. Additionally, those companies that become publicly held have a certain period of time in which to fully comply with the requirements of section 162(m) of the Code, referred to as a reliance period. During this reliance period, payments are not subject to the $1 million limit. For such newly public companies, the reliance period continues until the earlier to occur of (i) the expiration of the plan; (ii) the material modification of the plan within the meaning proscribed by the rule; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first stockholder meeting at which directors are to be elected after the close of the third calendar year following the calendar year in which the initial public offering occurs, or for the Company, at our 2011 Annual Meeting of Stockholders.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

SUMMARY OF COMPENSATION

The following table sets forth certain information with respect to compensation for the years ended December 31, 2010, 2009 and 2008 earned by or paid to our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers, which are referred to as the Named Executive Officers:

Summary Compensation Table

Name & Principal Position	Year	Salary		Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation	Total
Roger D. Linquist President and CEO	2010	$804,470		$1,560,650	$1,816,676	$2,119,400	$ 2,975(7)	$6,304,171
	2009	$804,192	(8)	$3,535,350	$3,717,825	$ 861,500	$71,925(5)	$8,990,792
	2008	$710,577			$8,522,897	$1,325,200		$10,558,674

Thomas C. Keys COO	2010	$513,711		$1,401,400	$798,711	$ 821,700	$ 2,450(7)	$3,537,972
	2009	$511,539	(8)	$1,803,750	$1,924,138	$ 334,000	$ 2,450(6)	$4,575,877
	2008	$441,346			$3,868,642	$ 476,500		$4,786,488

J. Braxton Carter EVP/CFO(1)	2010	$472,615		$700,700	$422,847	$ 667,000	$ 2,184(7)	$2,265,346
	2009	$472,308	(8)	$1,082,250	$1,174,050	$ 271,100	$ 2,319(6)	$3,002,027
	2008	$414,712			$1,711,425	$ 397,000		$2,523,137

Mark A. Stachiw EVP/General Counsel and Secretary(2)	2010	$385,288		$445,900	$266,237	$ 543,800	$ 2,450(7)	$1,643,675
	2009	$380,962	(8)	$721,500	$750,088	$ 221,000	$ 2,450(6)	$2,076,000
	2008	$312,500			$1,266,455	$ 298,900		$1,877,855

Malcolm M. Lorang SVP/Chief Technology Officer	2010	$308,227		$127,400	$156,610	$ 377,000	$ 1,879(7)	$971,116
	2009	$305,385	(8)	$432,900	$456,575	$ 153,300	$ 2,450(6)	$1,350,610
	2008	$257,692			$222,485	$ 210,500		$690,677

(1)	J. Braxton Carter became Executive Vice President and Chief Financial Officer in February 2008, and was our Senior Vice President and Chief Financial Officer from March 2005 to February 2008.
(2)	Mark A. Stachiw became Executive Vice President, General Counsel and Secretary in February 2008, and was our Senior Vice President, General Counsel and Secretary from January 2006 until February 2008.
(3)	The value of stock awards and option awards for 2010, 2009 and 2008 is determined using the aggregate grant date fair value computed in accordance with ASC 718.
(4)	The Company grants annual cash performance awards to executive officers pursuant to our 2004 Plan. The 2004 Plan provides annual cash performance awards based upon pre-established targets and maximum payouts set by the Board at the beginning of each fiscal year. See “Discussion of Summary Compensation and Plan-Based Awards Tables — Material Terms of Plan-Based Awards.” These amounts reflect the actual amount paid to each Named Executive Officer pursuant to annual cash performance awards under the 2004 Plan for the fiscal year ended December 31, 2010.
(5)	The Company paid $70,810 to cover certain Hart-Scott-Rodino (HSR) filing fees ($45,000) and the related tax gross up amount ($25,810) and the Company paid $1,115 in 2009 attributable to the Company’s 401(k) matching contribution. See “Comprehensive Benefits Package, Perquisites” for further discussion on the HSR related fees.
(6)	Amount paid in 2009 by the Company attributable to its 401(k) matching contribution for such executive.
(7)	Amount paid in 2010 by the Company attributable to its 401(k) matching contribution for such executive.
(8)	2009 base salary included an additional pay period (two weeks) of base pay.

The following table shows the percentage of change of each element of our compensation mix for each of our Named Executive Officers from 2009 to 2010. See the “Summary Compensation Table” above for the corresponding amounts attributable to each element for each of the Named Executive Officers.

Percentage Change in Compensation Mix from 2009 to 2010

Element	CEO	COO	EVP/CFO	EVP/General Counsel and Secretary	SVP/CTO
Salary(1)	0%	0%	0%	1%	1%
Stock Awards(2)	-56%	-22%	-35%	-38%	-71%
Option Awards(2)	-51%	-58%	-64%	-65%	-66%
Non-equity Incentive Plan Compensation(3)	146%	146%	146%	146%	146%
All Other Compensation(4)	-96%(5)	0%	-6%	0%	-23%
Total Compensation	-30%	-23%	-25%	-21%	-28%

(1)	All NEO’s received a 3.1% merit based increase to base salary for 2010. Note in the calculation as between 2009 and 2010, 2009 included an additional pay period (two weeks).
(2)	The percentages are reflective of the Company’s stock price being significantly lower on the grant date in 2010 versus the grant date in 2009.
(3)	The Company/Team performance criteria payout percentage used in calculating non-equity incentive plan compensation was significantly higher for 2010 at 192.9% versus 58.7% for 2009.
(4)	Consists of the Company’s 401(k) matching contribution for each NEO that opts to participate.
(5)	In 2009 the Company paid certain HSR filing fees for the CEO which was not required for 2010.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2010 to the Named Executive Officers:

Grants of Plan-Based Awards

	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value (2)

Name		Threshold	Target	Maximum
Roger D. Linquist	3/4/2010	$ 0	$ 1,130,178	$ 2,260,356		580,000	$ 6.37	$1,816,676
	3/4/2010				245,000		—	$1,560,650

Thomas C. Keys	3/4/2010	$ 0	$ 438,175	$ 876,350		255,000	$ 6.37	$ 798,711
	3/4/2010				220,000		—	$1,401,400

J. Braxton Carter	3/4/2010	$ 0	$ 355,695	$ 711,390		135,000	$ 6.37	$ 422,847
	3/4/2010				110,000		—	$ 700,700

Mark A. Stachiw	3/4/2010	$ 0	$ 289,973	$ 579,945		85,000	$ 6.37	$ 266,237
	3/4/2010				70,000		—	$ 445,900

Malcolm M. Lorang	3/4/2010	$ 0	$ 201,045	$ 402,090		50,000	$ 6.37	$ 156,610
	3/4/2010				20,000		—	$ 127,400

(1)	The grants dated as of March 4, 2010 reflect the annual long-term equity incentive awards in the form of stock option grants and restricted stock awards to each Named Executive Officer.

(2)	The grant date fair value of the restricted stock awards and the stock option awards for 2010 is determined using the fair value recognition provisions of ASC 718.

(3)	The Company grants annual cash performance awards to executive officers pursuant to our 2004 Plan. The 2004 Plan provides annual cash performance awards based upon pre-established targets and maximum award payouts set by the Board at the beginning of each fiscal year. See “Discussion of Summary Compensation and Plan-Based Awards Tables — Material Terms of Plan-Based Awards.” The actual amount paid to each Named Executive Officer pursuant to annual cash performance awards under the 2004 Plan for the fiscal year ended December 31, 2010 is set forth in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment and Indemnification Arrangements

In 2010, we did not have any employment contracts in effect with any of our Named Executive Officers. However, we have entered into agreements with each director, each officer, and certain other employees which require us to indemnify and advance expenses to our directors, officers, and covered employees to the fullest extent permitted by applicable law if the person is or threatened to be made a party to any threatened, pending or completed action, suit, proceeding, investigation, administrative hearing whether formal or informal, governmental or non-governmental, civil, criminal, administrative, or investigative if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or in a manner otherwise expressly permitted under our Certificate of Incorporation or the Bylaws.

  Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc., as amended

Our 1995 Plan, which was terminated in November 2005, provided for the grant of stock options to acquire shares of our Common Stock. Upon termination of the 1995 Plan, no stock options to acquire shares of our Common Stock may be granted. The options granted under the 1995 Plan have a term of 10 to 15 years and vested over time in accordance with schedules established by our Board. All options granted to date under the 1995 Plan have vested. The remaining number of shares issuable upon exercise under the outstanding options granted under the 1995 Plan as of February 28, 2011 is 2,634,204 and the maximum remaining term of the outstanding options granted under the 1995 Plan is approximately five years. Option holders have the right to exercise these options immediately, even if the vesting criterion has not been met. If an option for unvested shares of our Common Stock is exercised, the option holder is restricted from selling the unvested restricted shares prior to their normal vesting and if the option holder’s service with us is terminated, we may repurchase any and all of their unvested shares at a price equal to the aggregate exercise price paid for such shares. For a discussion regarding change in control provisions of our 1995 Plan, see “Employment Agreements, Severance Benefits and Change in Control Provisions.”

Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan

Our Board has adopted, and our stockholders have approved, our 2004 Plan. This description of the 2004 Plan below is merely a summary and should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the 2004 Plan, which was filed with the SEC as Exhibit 10.1(a) to our Amendment No. 2 to MetroPCS Communications, Inc.’s Registration Statement on Form S-1/A (SEC File No. 333-139793), filed on February 27, 2007.

Administration.  Our 2004 Plan is administered by our Compensation Committee. As plan administrator, the Compensation Committee has full authority to (i) interpret the 2004 Plan and all awards thereunder, (ii) make, amend and rescind such rules as it deems necessary for the administration of the 2004 Plan, (iii) make all determinations necessary or advisable for the administration of the 2004 Plan, and (iv) make any corrections to the 2004 Plan or an award deemed necessary by our Compensation Committee to effectuate the 2004 Plan. All awards under the 2004 Plan are granted by our Compensation Committee in its discretion, but historically all awards to executive officers are approved by our Board (with the Chief Executive Officer recusing himself with respect to any awards to himself) based on the recommendations of our Compensation Committee.

Eligibility.  All of our and our affiliates’ employees, consultants and non-employee directors are eligible to be granted awards by our Compensation Committee under the 2004 Plan. An employee, consultant or non-employee director granted an award is considered a participant under our 2004 Plan. Our Compensation Committee also has the authority to grant awards to a third party designated by a non-employee director provided that (i) our Board consents to such grant, (ii) such grant is made with respect to awards that otherwise would be granted to such non-employee director, and (iii) such grant and subsequent issuance of stock may be made upon reliance of an exemption from the Securities Act.

Number of Shares Available for Issuance.  The maximum number of shares of our Common Stock that are authorized for issuance under our 2004 Plan currently is 40,500,000. Common Stock issued under the 2004 Plan may be treasury shares, authorized but unissued shares, shares previously subject to abandoned or terminated options, shares which have been cancelled, or, if applicable, shares acquired in the open market.

In the event the number of shares of Common Stock to be delivered upon the exercise or payment of any award granted under the 2004 Plan is reduced for any reason or in the event that any award (or portion thereof) can no longer be exercised or paid, the number of shares no longer subject to such award shall be released from such award and shall thereafter be available under the 2004 Plan for the grant of additional awards.

Upon the occurrence of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the administrator of the 2004 Plan may ratably adjust the aggregate number and affected class of securities available under the 2004 Plan.

Types of Awards.  The Compensation Committee may grant the following types of awards under our 2004 Plan: stock options; purchased stock; bonus stock; stock appreciation rights; phantom stock; restricted stock;

performance awards; or other stock or performance-based awards. Stock options awarded under our 2004 Plan may be nonqualified stock options or incentive stock options under Section 422 of the Code. With the exception of incentive stock options, our Compensation Committee may grant, from time to time, any of the types of awards under our 2004 Plan to our employees, consultants and non-employee directors. Incentive stock options may only be granted to our employees. Awards granted may be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other award or any award granted under another of our plans, or any business entity to be acquired by us, or any other right of a participant to receive payment from us.

Stock Options.  A stock option is the right to acquire shares of our Common Stock at a fixed price for a fixed period of time and generally are subject to a vesting requirement. A stock option will be in the form of nonqualified stock options or incentive stock options. The exercise price is the closing price for the Company’s Common Stock on the date of grant. The term of a stock option may not exceed ten years or five years in the case of incentive stock options granted to a 10% owner. With stockholder approval, our Compensation Committee may grant to the holder of outstanding nonqualified stock options replacement options with a lower (or higher with consent) exercise price than the exercise price of the replaced options.

Purchased Stock.  Purchase stock awards entitle the participant to purchase our Common Stock at a price per share that may be less than, but not greater than, the fair market value per share at the time of purchase.

Bonus Stock.  Bonus stock grants are made in consideration of performance or services by the participant with no additional consideration except as may be required by our Compensation Committee or the 2004 Plan.

Stock Appreciation Rights and Phantom Stock.  Stock appreciation rights are awards that entitle the participant to receive a payment equal to the excess, if any, of the fair market value on the exercise date of a specified number of shares of our Common Stock over a specified grant price. Phantom stock awards are rights to receive cash equal to the fair market value of a specified number of shares of our Common Stock at the end of a specified deferral period. Stock appreciation rights may be granted in tandem with options or any other awards under the 2004 Plan. All stock appreciation rights granted under our 2004 Plan must have a grant price per share that is not less than the fair market value of a share of our Common Stock on date of the grant.

Restricted Stock.  Restricted stock awards are shares of our Common Stock that are subject to cancellation, restrictions and vesting conditions, as determined by our Compensation Committee and in accordance with the 2004 Plan. Restricted stock held by directors of the Company may be transferred to third parties. The Company may withhold shares of restricted stock at vesting to satisfy the withholding tax obligations of an awardee. The Company grants restricted stock based on the Company’s closing stock price on the date of grant. The restricted stock vests over four years with one quarter of the award vesting on the anniversary date of the award of restricted stock and the balance pro-rata vesting monthly or quarterly thereafter.

Performance Awards.  Performance awards are awards granted based on business performance criteria measured over a period of not less than six months and not more than ten years. Performance awards may be payable in shares of our Common Stock, cash or any combination thereof as determined by our Compensation Committee. The Company has typically granted its annual cash performance awards to officers as performance awards based on business performance criteria measured over a fiscal year.

Other Awards.  Our Compensation Committee also may grant other forms of awards that generally are based on the value of our Common Stock, or cash, as determined by our Compensation Committee to be consistent with the purposes of our 2004 Plan.

Section 162(m) Performance-Based Awards.  The performance goals for annual cash performance awards under our 2004 Plan consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by our Compensation Committee. In the case of any award granted to our Chief Executive Officer or any one of our three most highly paid officers, other than our Chief Executive Officer and our Chief Financial Officer, performance goals are designed to be objective and meet the requirement that the level or levels of performance targeted by our Compensation Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. Our Compensation Committee may determine that such annual cash performance awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such annual cash performance awards. Performance goals may differ among annual cash performance awards granted to any one participant or for annual cash performance awards granted to different participants. As a newly public company still in its reliance period, we should not be subject to any limitations of section 162(m) of the Code with respect to the compensation paid to our Chief Executive Officer and our three most highly paid officers during 2010. However, commencing with our Annual Meeting in May 2011, we will no longer be in the reliance period and we will be subject to the limitations of section 162(m) of the Code.

One or more of the following business criteria for us, on a consolidated basis, and/or for our specified subsidiaries, divisions or business or geographical units (except with respect to the total stockholder return and earnings per share criteria), may be used by our Compensation Committee in establishing performance goals for annual cash performance awards granted to a participant: (A) earnings per share; (B) increase in price per share; (C) increase in revenues; (D) increase in cash flow; (E) return on net assets; (F) return on assets; (G) return on investment; (H) return on equity; (I) economic value added; (J) gross margin; (K) net income; (L) pretax earnings; (M) pretax earnings before interest, depreciation and amortization; (N) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (O) operating income; (P) total stockholder return; (Q) debt reduction; (R) other company or industry specific measurements used in our management and internal or external reporting, including but not limited to, average revenue per user, cost per gross add, cash cost per user, adjusted earnings before interest, taxes, depreciation and amortization, capital expenditure per customer, etc., and (S) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or components thereof, or a group of comparable companies. For a discussion of our equity incentive compensation for 2010, see “Long-term Equity Incentive Compensation.”

Exercise of Options.   The exercise price is due upon the exercise of the option. The exercise price may be paid (1) in cash or by check, (2) with the consent of our Compensation Committee, in shares of our Common Stock held previously acquired by the optionee (that meet a holding period requirement) based on the shares fair market value as of the exercise date, or (3) with the consent and pursuant to the instructions of our Compensation Committee, by cashless exercise through a broker. Nonqualified stock options must be exercised within six months of an employee’s termination or within one year for employees who retire, are disabled, or die. Nonqualified stock options also may be exercised at any time before the expiration of the option period at the discretion of our Compensation Committee. Incentive stock options must not be exercised more than three months after termination of employment for any reason other than death or disability and no more than one year after the termination of employment due to death or disability in order to meet the Code section 422 requirements.

Change of Control.   For a discussion of the change of control provisions under our 2004 Plan, please see “Employment Agreements, Severance Benefits and Change in Control Provisions.”

Amendment and Discontinuance; Term.   Our Board may amend, suspend or terminate our 2004 Plan at any time, with or without prior notice to or consent of any person, except as would require the approval of our stockholders, be required by law or the requirements of the exchange on which our Common Stock is listed or would adversely affect a participant’s rights to outstanding awards without their consent. Unless terminated earlier, our 2004 Plan will expire on the tenth anniversary of its effective date.

MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan

Our Board has adopted, and our stockholders have approved, our 2010 Plan. This description of the 2010 Plan below is merely a summary and should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the 2010 Plan, which was filed with the SEC as Annex A to MetroPCS Communications, Inc. Definitive Proxy Statement for the 2010 Annual Meeting of Stockholders filed on Schedule 14A with the Commission on April 19, 2010.

Administration.   The Board has appointed the Compensation Committee of the Board, which consists of two or more directors who qualify as “outside directors” within the meaning of section 162(m) of the Code (unless determined otherwise by the Board) to administer the 2010 Plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event the Board chooses to administer the 2010 Plan or, in either case, the Committee. Unless otherwise limited by the 2010 Plan, Rule 16b-3 of the Exchange Act or any provisions of the Code, the Committee has broad discretion to administer the 2010 Plan, interpret its provisions, and adopt policies for implementing the 2010 Plan. This discretion includes the power to determine when and to whom awards will be granted, determine the amount of such awards (measured in cash, shares of Common Stock or as otherwise designated), prescribe and interpret the terms and provisions of each award agreement (the terms of which may vary), make determinations of the fair market value of Common Stock under the 2010 Plan, correct any defects or reconcile any inconsistency in the 2010 Plan or in any award under the 2010 Plan, determine under what circumstances the termination of service of a non-employee director qualifies as retirement under the definition for the same under the 2010 Plan, delegate duties under the 2010 Plan, terminate, modify or amend the 2010 Plan (subject to ratification by the Board), and to execute all other responsibilities permitted or required under the 2010 Plan. The Compensation Committee in making its determinations is entitled to rely in good faith on information furnished to it and no member of the Compensation Committee nor any officers and employees of the Company shall be personally liable for any action under taken in good faith to the fullest extent permitted under applicable law and shall be reimbursed and indemnified to the fullest extent permitted under applicable law.

Eligibility and Individual Award Limitations.    Any individual who provides services to us including officers, employees, consultants and our non-employee directors, each, an Eligible Person, is eligible to participate in the 2010 Plan. An employee on leave of absence may be considered still employed by us for purposes of determining eligibility for participation under the 2010 Plan. Eligible Persons to whom awards are granted under the 2010 Plan are referred to as Participants.

In any fiscal year during any part of which the 2010 Plan is in effect, a covered employee for purposes of section 162(m) of the Code (discussed below), or Covered Employee, may not be granted (i) awards (other than awards designated to be paid only in cash) relating to more than 3,000,000 shares of Common Stock, subject to adjustment in a manner consistent with the other provisions of the 2010 Plan, and (ii) awards designated to be paid only in cash having a value determined on the date of grant in excess of $10,000,000. The aggregate fair market value of shares of Common Stock which may, for the first time become exercisable by a Participant as Incentive Stock Options during any one calendar year, shall not exceed the sum of $100,000.

With respect to a grant of Incentive Options, a Participant must be an employee of ours or an employee of a corporate subsidiary of ours and, immediately before the time the Incentive Option is granted, the Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of our stock of or the stock of any of our subsidiaries, or a 10% Participant, unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the Common Stock underlying the Incentive Option.

Shares subject to the 2010 Plan.   Common Stock issued under the 2010 Plan may come from authorized but unissued shares of our Common Stock, from Common Stock held in our company treasury, or Common Stock acquired in the open market. The maximum aggregate number of shares of Common Stock that may be issued pursuant to any and all awards under the 2010 Plan shall not exceed 18,075,825 shares, subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of awards, as provided under the 2010 Plan. The Committee will also adopt counting procedures that will ensure that for awards which are designated at the time of grant to be settled in Common Stock, in whole or in part, shall be counted such that (1) the underlying shares subject to a grant of an Option or SAR will equal one share of Common Stock, and (2) the underlying shares subject to the grant of an award other than Options or SARs will equal one and thirty-six hundreds (1.36) shares of Common Stock. However, awards that are designated to be paid, in whole or in part, in cash at the time of grant shall not count towards Common Stock under the 2010 Plan to the extent such award is paid in cash. Any discretion the Committee retains to adopt other counting procedures are limited to those that ensure accuracy for purposes of our book-keeping and are in no way intended to allow the Committee to utilize a liberal counting procedure.

If Common Stock subject to any award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because shares are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an award or because an award is forfeited, terminated, expires unexercised, is settled in cash in lieu of Common Stock or is otherwise terminated without a delivery of shares, those shares of Common Stock will not be available for issue, transfer or exercise pursuant to awards under the 2010 Plan.

The fair market value of the Common Stock on a given date will be the closing price per share of Common Stock as reported on the principal securities exchange, association or quotation system on which the shares of Common Stock are trading on the determination date, or, if there are no trades on such day, on day immediately preceding a trading day during which a trade occurred. In the event that shares of Common Stock are not listed or admitted to trading as of the determination date, the fair market value shall be determined by the Committee in a manner as it deems appropriate. There are no fees, commissions or other charges applicable to a purchase of Common Stock under the 2010 Plan. The closing price shall be the last reported sales price on the determination date, or, if no reported sale, for the most recent trade prior to the determination date if the shares of Common Stock are listed or admitted for trading on a national securities exchange, or, if not admitted as listed for trading on a national securities exchange, the average of the closing bid and asked prices for the shares of Common Stock on the determination date in the over-the-counter market.

Recapitalization Adjustments.   If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of Common Stock, appropriate adjustments will be made by the Committee as to the number and price of shares subject to an award, but without a change in the total price applicable to the Option and with any necessary corresponding adjustment in exercise price per share.

Term of the 2010 Plan. Unless sooner terminated pursuant to its terms, no awards may be made under the 2010 Plan after the tenth anniversary following its approval by the stockholders, provided, however, that awards outstanding under the 2010 Plan shall continue to vest and be exercisable in accordance with their terms.

Options.   Under the 2010 Plan, the Committee may grant Options to eligible persons, including (i) Incentive Options (only to our employees or the employees of our corporate subsidiaries) which comply with section 422 of the Code and (ii) Nonstatutory Options. The exercise price of each Option granted under the 2010 Plan will be stated in the Option agreement and may vary; provided, however, that, the exercise price for an Option must not be less than 100% of the fair market value per share of the Common Stock as of the date of grant of the Option. Options may be exercised as the Committee determines, but not later than 10 years from the date of grant (or in the case of a 10% Participant who has received an Incentive Option, only five years). Incentive Options will not be granted after June 1, 2020. The Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Committee, payment in Common Stock, other Awards, or other property) and the methods and forms in which Common Stock will be delivered to a Participant.

The Committee will determine at the time of a grant of an Option whether to require forfeiture of the Options upon a termination of employment for any reason, or upon other events such as a “Change in Control” (as defined below).

Stock Appreciation Rights.   A SAR is the right to receive an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the exercise price of the SAR, as determined by the Committee, or the Spread, which may be paid in cash or shares of Common Stock or a combination at the discretion of the Committee. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised and to receive payment for the Spread. The surrendered Option or portion thereof will then cease to be exercisable. However, a SAR awarded in connection with an Option is exercisable only to the extent that the related Option is exercisable. SARs granted independently of an Option will be exercisable as the Committee determines. The term of an SAR will be for a period determined by the Committee, but the term will not exceed 10 years.

Phantom Stock Awards.    A phantom stock award gives a Participant the right to receive (i) shares of Common Stock issued at the end of a specified restricted period, (ii) the fair market value of such shares paid in cash at the end of the specified restricted period, or (iii) a combination of shares and cash as determined by the Committee. The Committee will establish the restricted period, and any applicable acceleration provisions to the phantom stock within the individual award agreement.

Restricted Stock Awards.   A Restricted Stock Award is a grant of shares of Common Stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Committee in its discretion.

Restrictions may lapse at such times and under such circumstances as determined by the Committee. The Committee will determine at the time of grant whether the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the Common Stock subject to the Restricted Stock Award or to receive dividends on the Common Stock subject to the Restricted Stock Award. Unless otherwise determined by the Committee, Common Stock distributed to a holder of a Restricted Stock Award in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such Common Stock or other property has been distributed. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant. The Company shall have the right to repurchase or recover any Restricted Stock if the Participant shall terminate employment before the end of the restrictive period or the Restricted Stock is forfeited.

Restricted Stock Units.   Restricted Stock Units are rights to receive Common Stock, cash, or a combination of both at the end of a specified period. The Committee may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement and those restrictions may lapse at such times determined by the Committee. Restricted Stock Units may be settled by delivery of Common Stock, cash equal to the fair market value of the specified number of shares of Common Stock covered by the Restricted Stock Units, or any combination thereof determined by the Committee at the date of grant or thereafter. Dividend equivalents on the specified number of shares of Common Stock covered by Restricted Stock Units may be paid on a current, deferred or contingent basis, as determined by the Committee on or following the date of grant.

Bonus Stock and Other Stock-Based Awards.   The Committee is authorized to grant Common Stock as a bonus, or to grant Common Stock or other Awards in consideration of performance of services as full or partial consideration or in lieu of obligations to pay cash or deliver other property under the 2010 Plan or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act. The Committee will determine any terms and conditions applicable to grants of Common Stock or other awards, including performance criteria associated with an award. Any grant of Common Stock to one of our officers or to an officer of one of our subsidiaries in lieu of salary or other cash compensation will be reasonable, as determined by the Committee.

The Committee may also grant awards that may be denominated or payable in, valued in reference to or otherwise based or related to the Common Stock. Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with a value and payment contingent on the performance of the Common Stock, or awards valued by reference to the book value of the Common Stock.

Dividend Equivalents.   Dividend equivalents may be granted in connection with other awards, or they may be granted on a stand-alone basis, and would entitle a Participant to receive cash, Common Stock, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments at the discretion of the Committee. The Committee may provide that dividend equivalents will be payable or distributed when accrued, deferred, or that they will be deemed reinvested in additional Common Stock, awards, or other investment vehicles. The Committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.

Performance Awards and Annual Incentive Awards.   Under the 2010 Plan, performance awards may be designed as performance-based awards that may or may not also be designed to qualify as “performance-based compensation” as defined in section 162(m) of the Code. Awards to Covered Employees also are subject to additional limitations. See “—Eligibility and Individual Award Limitations.” The Committee may also grant annual incentive awards based on performance criteria.

The Committee may use any measures of performance it deems appropriate in establishing performance conditions, and may exercise its discretion, to the extent such discretion does not violate applicable law, to adjust the amounts payable under any award based on such conditions. Further, if the Committee determines that an eligible person is a Covered Employee and the contemplated award should qualify as “performance-based compensation” under section 162(m) of the Code, then the grant and/or settlement of such award will be contingent upon achievement of one or more pre-established performance goals based on business criteria set forth below.

In the case of an award that is contemplated to qualify as “performance-based compensation” under section 162(m) of the Code to a person who is a Covered Employee, performance goals will consist of one or more of the business criteria described below and targeted levels of performance with respect to each of such criteria as specified by the Committee. Performance goals will be designed to be objective, “substantially uncertain” of achievement at the date of grant and will otherwise meet the requirements of section 162(m) of the Code and regulations thereunder. Performance goals may vary among award recipients or among awards to the same recipient. Performance goals will be established not later than 90 days after the beginning of any performance period applicable to such awards, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code. One or more of the following business criteria, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units (except with respect to stock price and earnings per share criteria), will be used by the Committee in establishing performance goals: (i) earnings per share; (ii) revenues; (iii) increase in price per share; (iv) increase in revenues; (v) increase in cash flow; (vi) increase in cash flow return; (vii) return on net assets; (viii) return on assets; (ix) return on investment; (x) return on capital; (xi) return on equity; (xii) economic value added; (xiii) operating margin; (xiv) contribution margin; (xv) gross margin; (xvi) net income; (xvii) net income before taxes; (xviii) net income after taxes; (xix) pretax earnings; (xx) pretax earnings before interest, depreciation and amortization; (xxi) pretax earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xxii) operating income; (xxiii) total stockholder return; (xxiv) debt reduction; (xxv) market share; (xxvi) change in Fair Market Value of Common Stock; (xxvii) adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) per average monthly subscriber; (xxviii) gross subscriber additions; (xxix) net subscriber additions; (xxx) capital expenditures per ending subscriber; (xxxi) construction/market readiness; (xxxii) gross churn; (xxxiii) net churn; (xxxiv) other company or industry specific measurements used in the management and internal or external reporting, including but not limited to, average revenue per user (ARPU), cost per gross add (CPGA), cash cost per user (CCPU), adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); and (xxxv) individual performance measures. Any of the above goals may be determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or components thereof or a group of comparable companies. The imposition of individual performance criteria on the awards will, if required for compliance with section 162(m) of the Code, be approved by our stockholders. Any business criteria may include or exclude extraordinary, unusual and/or non-recurring items of gain or loss, gains or losses on the disposition of a business, changes in tax or accounting regulations or laws, or the effect of a merger or acquisition, as identified in our quarterly and annual earnings releases.

We feel that many of the business criteria noted above are generally applicable to many businesses, but we realize that certain of the business criteria above are industry-specific standards. For purposes of the Performance Awards under the 2010 Plan, the following terms are defined or determined as follows:

•	Gross margin is defined as the Company gross revenues less Enhanced 911 revenues, Federal Universal Service Fund revenues and the total cost of equipment;

•	Adjusted EBITDA per average monthly subscriber is determined by dividing the Company’s Adjusted EBITDA by the sum of the average monthly number of customers during the year;

•	Net subscriber additions are determined by subtracting the number of customers on our system at the beginning of the year from the number of customers on our system at the end of the year; and

•

Capital expenditures per ending subscriber is determined by dividing the total balance of property, plant and equipment and microwave relocation costs at the end of the year by the total number of customers at the end of the year.

The purpose of including “construction/market readiness” in our criteria is to provide a way to show our goals and readiness to enter new markets. The term “churn” used in two of the criteria above refer to turnover in our customer base.

The Committee may also establish an unfunded pool for purposes of measuring performance against performance goals. Settlement of performance pool awards may be in Common Stock, cash, or a combination of

Common Stock and cash at the discretion of the Committee. The performance criteria shall be one of the business criteria set forth above. The Committee may not increase the amount payable to a Covered Employee for purposes of section 162(m) of the Code, which is intended to be “performance-based compensation” under section 162(m) of the Code.

The Committee may also grant annual incentive awards to individuals who are designated by the Committee as likely to be Covered Employees under section 162(m) of the Code. The amounts payable under the annual incentive award may be under a performance pool award as an individual incentive. The Committee may not increase the amount payable to a Covered Employee for purposes of section 162(m) of the Code, which is intended to be “performance-based compensation” under section 162(m) of the Code.

All determinations by the Committee as to the establishment, amount and achievement of performance goals will be made in writing and the Committee may not delegate any responsibility relating to such awards granted to Covered Employees under section 162(m) of the Code. The Committee will specify the circumstances under which awards will be paid or forfeited if an award holder is terminated before settlement.

Change of Control.   For a discussion of the change of control provisions under our 2010 Plan, please see “Employment Agreements, Severance Benefits and Change in Control Provisions.”

Termination of Employment.   Participants are generally required to be providing services to us in order for an Award to vest. Unless otherwise noted within the award agreement, in the event an employee’s service is terminated other than in connection with death, disability or retirement, or a director’s service is terminated for any reason other than death, the non-vested parties’ awards will be forfeited. The Committee has the discretion to continue the vesting of any Awards, other than Performance Awards, following the termination of service to us. A Participant has six months from the date of termination to exercise any vested awards and one year if the Participant retires, is disabled, or dies while employed. A Participant who is an employee will be deemed to have retired if such Participant’s age plus total number of years of cumulative service with the Company is 55 and such Employee has at least 10 years of service with the Company.

Discontinuance or Amendment of the 2010 Plan.  Without stockholder or Participant approval, the Board may amend, alter, suspend, discontinue or terminate the 2010 Plan or the Committee’s authority to grant awards under the 2010 Plan, except that any amendment or alteration to the 2010 Plan, including any increase in any share limitation, shall be subject to the approval of the stockholders not later than the next annual meeting if stockholder approval is required by any state or federal law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. The Board may otherwise, in its discretion, determine to submit other such changes to the 2010 Plan to stockholders for approval. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in the 2010 Plan. The Board may not revise or alter the award of an affected Participant materially and adversely without the consent of the affected Participant.

  Material Terms of Plan-Based Awards

  Annual Cash Performance Awards

We have granted, and expect to grant in the future, annual cash performance awards to Named Executive Officers pursuant to the Equity Plans. Employees who are hired before October 31st will have their annual cash performance award amount prorated for the year, calculated in whole month increments. Employees who are eligible for an annual cash performance award prior to the 15th of a month are credited with a whole month of service; those who are eligible for the annual cash performance award after the 15th begin accruing service under the award at the beginning of the next month. For a detailed discussion of our annual cash performance awards, see “Elements of Our Executive Compensation Programs – Annual Cash Performance Awards – Annual Cash Performance Awards under the 2004 Plan” and for detailed information on the awards made to our Named Executive Officers for fiscal year ended December 31, 2010, see the column entitled “Non-Equity Incentive Plan Compensation” in the table entitled “Summary Compensation Table.”

Annual cash performance awards are based upon targets and maximum payouts set by the Board at the beginning of each fiscal year. The performance period for the annual cash performance award is the fiscal year, and payouts under the award are typically during the first quarter following the award year.

Target award levels set for the annual cash performance awards under the 2004 Plan and 2010 Plan are a percentage of base salary and are set based on each employee’s level. All officers (vice president and above) will have a target payment opportunity set for their position ranging in 2010 from 40% of base salary at the Vice President level to 140% of base salary for the Chief Executive Officer. The target payment level reflects 100% achievement of established performance goals. The maximum payout opportunity is 200% of target and the minimum is no payout.

Annual Long-Term Equity Incentive Awards

We have granted, and expect in the future to grant, annual long-term equity incentive awards annually to executive officers to:

•	incentivize, reward, and retain individuals whose accountability, performance and potential are critical to our success;

•	encourage long-term focus and provide a strong link to stockholder interests and foster a shared commitment to move the business towards our long-range objectives;

•	deliver a competitive “total reward” package to attract and retain staff in a highly competitive industry;

•	provide additional incentives for executive officers to remain through any change of control event; and

•	create a direct link between Company results and employee rewards.

In 2010, full time employees, other than retail sales associates, with two or more years of vested service during a year, were considered eligible for consideration for an annual long-term incentive equity incentive award. Beginning in 2011, full-time employees, other than retail sales associates, with one or more years of vested service during a year will be eligible for consideration for an annual long-term incentive equity award. An annual long-term equity incentive award is based on their prior year performance rating under the Company’s performance appraisal program and may require management recommendation, depending on the level of the position. For 2008, we made long-term equity incentive grants exclusively in the form of stock option awards and for 2009 and 2010, long-term equity incentive grants were in the form of stock options and restricted stock with 50% of the value provided in stock options (based on the Black Sholes value of such stock options) and 50% of the value in restricted stock.

Based on market analysis conducted by the compensation consultant of the Compensation Committee and management’s recommendations, guidelines for the annual long-term equity incentive awards are developed and presented to the Board for approval. Each year we evaluate the competitiveness of our annual long-term equity incentive award structure to ensure that our awards remain competitive in the market. Recommendations are reviewed by our Compensation Committee consultants, senior management, and the Compensation Committee, and presented to our Board for approval. Historically, annual long-term equity incentive awards have been reviewed and approved by the Board during the first quarter of each year. Long-term equity incentive award ranges have been established which are designed to result in total compensation levels ranging from median to above median of market pay levels. The annual long-term equity incentive award granted to a Named Executive Officer is intended to reward prior year’s individual performance. The awarding of annual long-term equity incentive awards is discretionary and may be discontinued at any time. For a detailed listing of the annual long-term equity incentive awards made in 2010 for the Named Executive Officers, see the table entitled “Grants of Plan-Based Awards.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010 with respect to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(19)
Roger D. Linquist	25,155(3)	—	—	$5.49	3/11/2014	137,813(18)	$1,740,578
	520,800(4)	—	—	$7.13	8/3/2015	245,000(21)	$3,094,350
	2,418(5)	—	—	$7.15	12/30/2015	—	—
	513,900(8)	—	—	$7.15	3/14/2016	—	—
	2,250,000(10)	—	—	$11.33	12/22/2016	—	—
	1,053,250(13)	95,750(13)	—	$23.00	4/18/2017	—	—
	855,937(15)	389,063(15)	—	$16.20	3/7/2018	—	—
	249,375(17)	320,625(17)	—	$14.43	3/4/2019	—	—
	—	580,000(20)	—	$6.37	3/4/2020	—	—

Thomas C. Keys	255,000(11)	—	—	$11.33	12/22/2016	70,313(18)	$888,053
	58,750(12)	1,250(12)	—	$11.33	1/18/2017	220,000(21)	$2,778,600
	162,937(13)	14,813(13)	—	$23.00	4/18/2017	—	—
	333,333(14)	66,667(14)	—	$31.76	8/8/2017	—	—
	388,520(15)	176,600(15)	—	$16.20	3/7/2018	—	—
	129,062(17)	165,938(17)	—	$14.43	3/4/2019	—	—
	—	255,000(20)	—	$6.37	3/4/2020	—	—

J. Braxton Carter	600,000(11)	—	—	$11.33	12/22/2016	42,188(18)	$532,834
	266,750(13)	24,250(13)	—	$23.00	4/18/2017	110,000(21)	$1,389,300
	171,875(15)	78,125(15)	—	$16.20	3/7/2018	—	—
	78,750(17)	101,250(17)	—	$14.43	3/4/2019	—	—
	—	135,000(20)	—	$6.37	3/4/2020	—	—

Mark A. Stachiw	120,000(6)	—	—	$5.47	10/12/2014	28,125(18)	$355,219
	87,216(7)	—	—	$7.15	9/21/2015	70,000(21)	$884,100
	60,000(8)	—	—	$7.15	3/14/2016	—	—
	18,900(8)	—	—	$7.15	3/14/2016	—	—
	404,800(11)	—	—	$11.33	12/22/2016	—	—
	189,750(13)	17,250(13)	—	$23.00	4/18/2017	—	—
	127,187(15)	57,813(15)	—	$16.20	3/7/2018	—	—
	50,312(17)	64,688(17)	—	$14.43	3/4/2019	—	—
	—	85,000(20)	—	$6.37	3/4/2020	—	—

Malcolm M. Lorang	23,061(3)	—	—	$5.49	3/11/2014	16,875(18)	$213,131
	46,407(2)	—	—	$3.13	10/30/2013	20,000(21)	$252,600
	68,700(4)	—	—	$7.13	8/3/2015	—	—
	17,181(5)	—	—	$7.15	12/30/2015	—	—
	60,000(8)	—	—	$7.15	3/14/2016	—	—
	54,600(8)	—	—	$7.15	3/14/2016	—	—
	150,000(9)	—	—	$11.33	12/22/2016	—	—
	154,000(13)	14,000(13)	—	$23.00	4/18/2017	—	—
	32,500(16)	—	—	$16.20	3/7/2018	—	—
	30,625(17)	39,375(17)	—	$14.43	3/4/2019	—	—
	—	50,000(20)	—	$6.37	3/4/2020	—	—

(1)	Unless otherwise noted, options vest over a period of four years as follows: twenty-five percent (25%) of the option vests on the first anniversary of service beginning on the “Vesting Commencement Date” (as defined in the Employee Non-Qualified Option Grant Agreement). The remainder vests upon the optionee’s completion of each additional month of service, in a series of thirty-six (36) successive, equal monthly installments beginning with the first anniversary of the Vesting Commencement Date.

(2)	Options granted on October 30, 2003 and vested over a period of four years ending September 16, 2007. Options repriced from $1.57 to $3.13 on December 28, 2005.

(3)	Options granted on March 11, 2004. Options repriced from $4.97 to $5.49 on December 28, 2005.

(4)	Options granted on August 3, 2005.

(5)	Options granted on December 30, 2005 and vest over a one-year period as follows: fifty percent (50%) of the underlying shares vest on January 1, 2006 and the remaining fifty percent (50%) of the shares vested on January 1, 2007.

(6)	Options granted on October 12, 2004. Options repriced from $3.97 to $5.47 on December 28, 2005.

(7)	Options granted on September 21, 2005.

(8)	Options granted on March 14, 2006.

(9)	Options granted on December 22, 2006 and vested over a period of two years ending December 6, 2008.

(10)	Options granted on December 22, 2006 and vested over a period of three years ending December 6, 2009.

(11)	Options granted on December 22, 2006.

(12)	Options granted on January 18, 2007.

(13)	Options granted on April 18, 2007.

(14)	Options granted on August 8, 2007.

(15)	Options granted on March 7, 2008.

(16)	Options granted on March 7, 2008 and vested over a period of one year ending March 7, 2009.

(17)	Options granted on March 4, 2009.

(18)	Restricted stock awards granted on March 4, 2009 and vest over a period of four years as follows: twenty-five percent (25%) of the awards vests on the first anniversary of service and the remainder vests upon the awardees’ completion of each additional month of service, in a series of 36 successive, equal monthly installments beginning with the first anniversary of the Vesting Commencement Date.

(19)	Represents aggregate market value of restricted shares as of December 31, 2010, on which date the market value was $12.63 per share.

(20)	Options granted on March 4, 2010.

(21)	Restricted stock awards granted on March 4, 2010 and vest over a period of four years as follows: twenty-five percent (25%) of the awards vests on the first anniversary of service and the remainder vests upon the awardees’ completion of each three month of service, in a series of 12 successive, equal quarterly installments beginning with the first anniversary of the Vesting Commencement Date.

Option Exercises and Stock Vest

The following table sets forth certain information with respect to option exercises and restricted stock vesting during the fiscal year ended December 31, 2010 with respect to the Named Executive Officers.

Option Exercises and Stock Vested for 2010

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Roger D. Linquist	—	—	107,187	$822,787
Thomas C. Keys	117,490	$ 587,415	54,687	$419,787
J. Braxton Carter	170,037	$ 819,423	32,812	$251,870
Mark A. Stachiw	—	—	21,875	$167,919
Malcolm M. Lorang	367,437	$3,267,254	13,125	$100,750

(1)	All shares were exercised and sold pursuant to a Rule 10b5-1 trading plan established by the officer.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement, other than under our 1995 Plan and 2004 Plan, the Compensation Committee may deem a cessation of employment as a retirement and the affected officer or director would have one year to exercise all options vested on the date of retirement. The 1995 Plan and the 2004 Plan do not provide for a formal definition of what constitutes retirement under such plans. Under our 2010 Plan, a Participant who is an employee will be deemed to have retired if such Participant’s age plus total number of years of cumulative service with the Company is 55 and such Participant has at least 10 years of service with the Company. The Compensation Committee has deemed the circumstances under which an employee or officer which would be deemed to have retired under the 2010 Plan would be deemed a retirement under the 1995 Plan and 2004 Plan.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Registration Rights Agreement

In connection with our initial public offering in April 2007, we amended and restated our existing stockholder agreement and renamed it as a registration rights agreement. The stockholder parties to the registration rights agreement are entitled to certain rights with respect to the registration of the sale of such shares under the Securities Act. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, holders who cannot otherwise sell our Common Stock without restriction are entitled to notice of such registration and are entitled to include shares in the registration. Stockholders benefiting from these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of Common Stock, and we will be required to use our best efforts to effect such registration. Further, these stockholders may require us to file additional registration statements on Form S-3 at our expense. These rights are subject to certain conditions and limitations, among them the rights of underwriters to limit the number of shares included in such registration.

Post-Employment and Change in Control Payments

We have three equity plans under which we grant options to purchase our Common Stock: the 1995 Plan, the 2004 Plan, and the 2010 Plan, or collectively, our Equity Plans. The 1995 Plan terminated in November 2005 and no further awards can be made under the 1995 Plan, but all options granted before November 2005 remain valid in accordance with their terms. Beginning in 2011, we have granted the 2011 annual cash performance awards under the 2010 Plan and we may begin granting long-term equity incentive awards under the 2010 Plan. In 2009 we granted annual cash performance awards and restricted stock under the 2004 Plan. Each of these plans contains certain change in control provisions. For a discussion of these changes in control provisions, please see “Employment Agreements, Severance Benefits and Change in Control Provisions.”

Had a “corporate transaction” (as defined in our 1995 Plan) or certain events in the definition of a “change of control” (as defined in our 2004 Plan and our 2010 Plan) occurred on December 31, 2010 with respect to each Named Executive Officer, the value of the benefits for each such officer, based on the fair market value of our Common Stock on that date, would have been approximately as follows:

Name	Cash Portion of Change in Control Benefit(1)	Equity Value of Change in Control Benefit(2)	Total Change in Control Benefit
Roger D. Linquist	$4,860,410	$8,465,728	$13,326,138

Thomas C. Keys	$1,932,335	$5,264,574	$7,196,909

J. Braxton Carter	$1,684,558	$2,767,234	$4,451,792

Mark A. Stachiw	$1,378,190	$1,771,419	$3,149,609

Malcolm M. Lorang	$1,037,732	$465,731	$1,503,463

(1) Any annual cash performance awards attributable to each Named Executive Officer would, upon an occurrence of a Change in Control, immediately vest and be deemed earned in full at the target level as of the date of the Change in Control without regard to any applicable performance cycle, restriction or condition being completed or satisfied. For an example of the nature and amounts of the annual cash performance awards granted to our Named Executive Officers in 2010, see the column entitled “Non-Equity Incentive Plan Compensation” in the table entitled “Summary Compensation Table.”

(2) These amounts reflect the value of the unvested awards of each Named Executive Officer upon an occurrence of a Change in Control.

Security Ownership of Principal Stockholders

The following table sets forth information as of February 28, 2011 regarding the beneficial ownership of each class of MetroPCS Communications outstanding capital stock by:

•	each of our directors;

•	each Named Executive Officer;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock used to calculate each listed person’s percentage ownership of each such class includes the shares of Common Stock underlying options or other convertible securities held by such person that are exercisable within 60 days after February 28, 2011.

	Common Stock Beneficially Owned
	Number	Percentage
Directors and Named Executive Officers(1):

Roger D. Linquist(2)	13,096,008	3.57%
Thomas C. Keys(3)	1,631,519	*
J. Braxton Carter(4)	1,238,500	*
Mark A. Stachiw(5)	1,278,218	*
Malcolm M. Lorang (6)	919,414	*
Richard A. Anderson(7)	39,998	*
W. Michael Barnes(8)	314,029	*
Jack F. Callahan, Jr. (9)	57,264	*
C. Kevin Landry(10)	16,560,293	4.58%
Arthur C. Patterson(11)	6,618,102	1.83%
James N. Perry, Jr.(12)(14)	38,823,310	10.74%
All directors and executive officers as a group (11 persons)	80,576,655	21.66%

Beneficial Owners of More Than 5%:

BlackRock Inc.(13)	23,719,588	6.57%
40 East 52nd Street
New York, New York 10022
Madison Dearborn Capital Partners IV, L.P.(12)(14)	38,576,812	10.68%
Three First National Plaza, Suite 4600
Chicago, IL 60602

*	Represents less than 1%

(1)	Unless otherwise indicated, the address of each person is c/o MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082.

(2)	Includes 5,874,918 shares of Common Stock issuable upon exercise of options, 592,605 shares of restricted stock subject to vesting as granted under our Equity Plans, 5,248,485 shares of Common Stock held directly by Mr. Linquist, and 1,380,000 shares of Common Stock held by THCT Partners, LTD, a partnership with which Mr. Linquist is affiliated and may be deemed to be a member of a “group” under Section 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Linquist disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in THCT Partners, LTD. Mr. Linquist has dispositive power with respect to the Common Stock held by THCT Partners, LTD.

(3)	Includes 1,202,736 shares of Common Stock issuable upon exercise of options and 385,105 shares of restricted stock subject to vesting as granted under our Equity Plans.

(4)	Includes 964,020 shares of Common Stock issuable upon exercise of options and 239,063 shares of restricted stock subject to vesting as granted under our Equity Plans.

(5)	Includes 1,123,435 shares of Common Stock issuable upon exercise of options and 151,042 shares of restricted stock subject to vesting as granted under our Equity Plans.

(6)	Includes 670,448 shares of Common Stock issuable upon exercise of options and 60,625 shares of restricted stock subject to vesting as granted under our Equity Plans.

(7)	Includes 27,998 shares of Common Stock issuable upon exercise of options and 10,500 shares of restricted stock subject to vesting as granted under our Equity Plans.

(8)	Includes 277,485 shares of Common Stock issuable upon exercise of and 10,500 shares of restricted stock subject to vesting as granted under our Equity Plans.

(9)	Includes 45,264 shares of Common Stock issuable upon exercise of options and 10,500 shares of restricted stock subject to vesting as granted under our Equity Plans.

(10)	Includes 214,998 shares of Common Stock issuable upon exercise of stock options and 10,500 shares of restricted stock subject to vesting as granted to Mr. Landry under our Equity Plans and 5,469 shares of Common Stock held directly by Mr. Landry. All other shares attributed to Mr. Landry are owned directly by TA Atlantic and Pacific V L.P., TA Investors II L.P., TA IX L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA/Atlantic and Pacific IV L.P., with which Mr. Landry is affiliated and may be deemed to be a member of a “group” (hereinafter referred to as TA Associates, et al) under Section 13d-3 of the Exchange Act and may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Landry disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in TA Associates, et al.

(11)	Includes 176,622 shares of Common Stock issuable upon exercise of options and 10,500 shares of restricted stock subject to vesting as granted to Mr. Patterson under our Equity Plans and 482,992 shares of Common Stock held directly by Mr. Patterson. All other shares attributed to Mr. Patterson are owned directly by ACP Family Partnership L.P., Ellmore C. Patterson Partners, ACP 2007 Accel-7 GRAT U/A/D 4/2/07 and ACP 2007 Accel-10 GRAT U/A/D 4/2/07, with which Mr. Patterson may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Patterson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(12)	Includes 229,998 shares of Common Stock issuable upon exercise of options and 10,500 shares of restricted stock subject to vesting as granted to Mr. Perry under our Equity Plans and 6,000 shares of Common Stock held directly by Mr. Perry. All other shares attributed to Mr. Perry are owned directly by Madison Dearborn Capital Partners IV, L.P. (“MDCP IV”) and Madison Dearborn Partners IV, L.P. (“MDP IV”). Mr. Perry is a Managing Director of the general partner of MDP IV and a limited partner of MDP IV, and therefore may be deemed to share voting and investment power over such shares and therefore to beneficially own such shares. Mr. Perry disclaims any beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares arising from his interests in MDP IV.

(13)	Based on a Schedule 13G filed as of December 31, 2010 by BlackRock, Inc., BlackRock, Inc. as the parent holding company of the subsidiaries listed in such Schedule 13G, has sole voting power and sole dispositive power over 23,719,588 shares of Common Stock.

(14)	MDCP IV and MDP IV may be deemed to be a “group” under Section 13d-3 of the Exchange Act and the shares held by MDCP IV may be deemed to be beneficially owned by MDP IV, the general partner of MDCP IV. As the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares held by MDCP IV, John A. Canning, Paul J. Finnegan and Samuel M. Mencoff have shared voting and investment power over such shares. Messrs. Canning, Finnegan and Mencoff, and MDP IV each disclaims any beneficial ownership of any shares held by MDCP IV, except to the extent of their respective pecuniary interests therein.

TRANSACTIONS WITH RELATED PERSONS AND APPROVAL

Under the rules of the SEC, we must disclose certain “Related Persons Transactions” in which (1) the Company is a participant in a transaction exceeding $120,000 and (2) a director, executive officer, employee or a holder of greater than 5% of our Common Stock has a direct or indirect material interest. The following are the Related Persons Transactions for fiscal year 2010:

Corey A. Linquist co-founded the Company and is the son of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, and has served as our Vice President and General Manager, Sacramento since January 2001. In 2010, we paid Mr. Corey Linquist $279,554 in base salary and a performance based bonus for 2010 of $187,000, and we granted him options to purchase up to 35,000 shares of our Common Stock at an exercise price of $6.37 per share. These options expire on March 4, 2020. Additionally, we awarded Mr. Linquist 15,000 shares of restricted stock in 2010.

Todd C. Linquist, the son of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, has held several positions with us since July 1996, and since December 2008 has been our Vice President Product Management and previously served as our Staff Vice President, Wireless Data Services from September 2006 to November 2008. In 2010, we paid Mr. Todd C. Linquist a salary of $207,962 and a performance based bonus for 2010 of $156,800, and we granted him options to purchase 35,000 shares to acquire our Common Stock at an exercise price of $6.37 per share and expiring on March 4, 2020. Additionally, we awarded Mr. Linquist 15,000 shares of restricted stock in 2010.

Phillip R. Terry, the son-in-law of our Chief Executive Officer, President and Chairman of our Board, Roger D. Linquist, since March 2009 has been our Senior Vice President, Corporate Marketing and previously served as our Vice President of Corporate Marketing from December 2003 to February 2009. In 2010, we paid Mr. Terry $258,846 in base salary, and a performance based bonus for 2010 of $291,600, and we granted him options to purchase 35,000 shares to acquire our Common Stock at an exercise price of $6.37 per share. These options will expire on March 4, 2020. Additionally, we awarded Mr. Terry 15,000 shares of restricted stock in 2010.

James N. Perry, Jr., a director of the Company, is a general partner of various investment funds affiliated with Madison Dearborn Partners, LLC, a private equity firm, or Madison Dearborn, one of our greater than 5% stockholders. These funds owned in the aggregate an approximate 17% interest in New Asurion Corporation, or Asurion, a company that provides services to our customers, including handset insurance programs. Mr. Perry also serves on Asurion’s Board of Directors. Pursuant to our agreement with Asurion, we bill our customers directly for these services and we remit the fees collected from our customers for these services to Asurion. As compensation for providing this billing and collection service, we received a fee from Asurion of approximately $9.0 million for the year ended December 31, 2010. We also sell replacement handsets to Asurion through our third party distributor. For the year ended December 31, 2010, we sold approximately $17.9 million in handsets to Asurion. Our arrangements with Asurion were negotiated at arms-length, and we believe they represent market terms. Our Audit Committee reviewed and recommended to our Board that this relationship be approved and ratified and our Board has approved and ratified this relationship and has determined that such relationship did not cause Mr. Perry to cease being independent.

Additionally, an affiliate of Madison Dearborn holds an approximate 10% equity interest in Univision Communications, Inc., or Univision, a company that provides advertising services to us. Mr. Perry also serves on Univision’s Board of Directors. As compensation for providing advertising services, we paid Univision approximately $5.4 million for the year ended December 31, 2010. Our agreement with Univision was negotiated at arms-length and we believe represents market terms. Our Audit Committee and Nominating and Corporate Governance Committee reviewed and recommended to our Board that this relationship be approved and ratified and that such relationship did not cause Mr. Perry to cease being independent. Our Board has approved and ratified this transaction and determined that such relationship did not cause Mr. Perry to cease being independent.

Moreover, the funds affiliated with Madison Dearborn, owned in the aggregate an approximate 56% interest in NextG Networks, or NextG, and appoint four out of seven directors on the NextG board of directors. Arthur C. Patterson, a director of the Company, is a general partner of various investment funds affiliated with Accel Partners that own in the aggregate an approximate 13% interest in NextG and appoint one of the seven directors on the

NextG board of directors. NextG provides DAS leases and maintenance of the DAS operations to us and other wireless carriers. DAS leases are accounted for as capital or operating leases in the Company’s financial statements. Transactions associated with these DAS leases are included in various line items in the Company’s financial statements for the fiscal year ended December 31, 2010 as follows (dollars in millions):

For the twelve months ended December 31, 2010

Operating lease payments and related expenses included in cost of service	$9.8
Capital lease maintenance expenses included in cost of service	4.6
DAS equipment depreciation included in depreciation expense	28.7
Capital lease interest included in interest expense	14.4
Capital lease payments included in financing activities	2.9

As of December 31, 2010

Network service fees included in prepaid charges	$1.5
DAS equipment included in property and equipment, net	366.4
Deferred network service fees included in other assets	9.9
Lease payments and related fees included in accounts payable and accrued expenses	2.9
Current portion of capital lease obligations included in current maturities of long-term debt	5.2
Non-current portion of capital lease obligations included in long-term debt, net	215.4
Deferred DAS service fees included in other long-term liabilities	1.2

Our agreement with NextG was negotiated at arms-length and we believe represents market terms. Our Audit Committee and Nominating and Corporate Governance Committee reviewed and recommended to our Board that this relationship be approved and ratified and that such relationship did not cause Mr. Perry and Mr. Patterson to cease being independent. Our Board has approved and ratified this transaction and determined that such relationship did not cause Mr. Perry or Mr. Patterson to cease being independent.

C. Kevin Landry, a director of the Company, is the chairman of an equity firm, TA Associates,. A member of TA Associates is a current director of TARGUS Information Corporation, or TARGUS, a company that provides wireless caller ID services to the Company for the benefit of our customers. For the year ended December 31, 2010, we paid approximately $7.7 million to TARGUS for services. Pursuant to an additional agreement with TARGUS, the Company receives compensation for providing access to the Company’s line information database/calling name data storage. As compensation for providing this access, we received a fee from TARGUS of approximately $2.7 million. Our arrangements with TARGUS were negotiated at arms-length, and we believe they represent market terms. Our Audit Committee reviewed and recommended to our Board that this relationship be approved and ratified and our Board has approved and ratified this relationship. Additionally, an affiliate of TA Associates holds an approximate 38% interest in TEOCO Corporation, or TEOCO, and appoints two of seven directors on the TEOCO board of directors. TEOCO provides network cost management solutions to the Company. As compensation for services, we paid TEOCO approximately $0.6 million for the year ended December 31, 2010. Our agreement with TEOCO was negotiated at arms-length and we believe represents market terms. Our Audit Committee and Nominating and Corporate Governance Committee reviewed and recommended to our Board that this relationship be approved and ratified and that such relationship did not cause Mr. Landry to cease being independent. Our Board has approved and ratified this transaction and determined that such relationship did not cause Mr. Landry to cease being independent.

Procedures for Approval of Related Person Transactions

Our Related Person Transaction Policy requires that each director, officer and employee involved in a Related Person Transaction notify the Company’s legal department and the Audit Committee, and that each such transaction be approved or ratified by the Audit Committee, except with respect to any “Material Related Person Transaction” (defined below) which will be recommended for approval or disapproval by the Audit Committee to the Board. Additionally, all Material Related Person Transactions involving a director shall be reviewed and recommended by the Nominating and Corporate Governance Committee to the Board as to whether such transaction will cause such director to cease being independent under applicable law and regulations, our Corporate Governance Guidelines, or the listing standards of the NYSE. A “Material Related Person Transaction” is a Related Person Transaction determined by the Audit Committee to be potentially or actually material to the Company or to any director or officer of the Company, including whether such transaction might impact the independence of any outside director.

In determining whether to approve a Related Person Transaction, the Audit Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

•	whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person;

•	whether there are business reasons and benefits for the Company to enter into the Related Person Transaction;

•

whether the Related Person Transaction would impair the independence of an outside director, and whether such transaction is with immediate family members or an entity which is owned or controlled in substantial part by a director; and

•

whether the Related Person Transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related person, the direct or indirect nature of the director’s, executive officer’s or other related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Indemnification

We indemnify our Directors and our officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our Bylaws, and we have also entered into agreements with those individuals contractually obligating us to provide this indemnification to them.

Legal Proceedings

MetroPCS, certain current officers and a director (collectively, the “defendants”) were named as defendants in a securities class action lawsuit filed on December 15, 2009 in the United States District Court for the Northern District of Texas, Civil Action No. 3:09-CV-2392. Plaintiff alleged that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, and Section 20(a) of the Exchange Act. The complaint alleged that the defendants made false and misleading statements about MetroPCS’ business, prospects and operations based upon various alleged public statements made during the period from February 26, 2009 through November 4, 2009. On March 28, 2011, the Court granted MetroPCS’ motion to dismiss on all claims in the class action, and the Court entered a judgment against Plaintiff.

Proposal 4

Ratification of the Appointment of Deloitte & Touche LLP

As Our Independent Registered Public Accounting Firm

The Audit Committee appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification by the stockholders of the Company at the 2011 Annual Meeting. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2005 and is considered by management to be well qualified.

One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Audit and All Other Fees

Fees for services provided by Deloitte & Touche LLP for the fiscal years ended December 31, 2010 and 2009 were as follows (dollars in thousands):

	2010	2009
Audit Fees (1)	$3,675	$4,340
Audit-Related Fees (2)	279	186
Tax Fees (3)	143	---
All Other Fees (4)	2	2

Total Fees	$4,099	$4,528

(1)	Consists of fees for the audits of our consolidated financial statements for the years ended December 31, 2010 and 2009, reviews of our interim financial statements, and auditing the Company’s assessment of its compliance with Section 404 of the Sarbanes-Oxley Act as it relates to internal controls over financial reporting. 2009 includes fees for the audit of the Company’s consolidated subsidiary, Royal Street Communications, LLC.
(2)

Consists of fees for assurance and related services, other than those included in Audit Fees, and includes fees in 2010 for procedures performed related to our 7 7/8% Senior Notes due 2018 and 6 5/8% Senior Notes due 2020 offerings and includes fees in 2009 for procedures performed related to our private placement of $550 million in 9 1/4% Senior Notes due 2014, or Senior Notes, and registration of our Senior Notes. 2010 also includes fees for XBRL Agreed Upon Procedures.

(3)	Consists of fees billed in 2010 related to tax credit studies.
(4)	Consists of subscription fees for the Deloitte Accounting Research Tool in 2010 and 2009.

Audit Committee Pre-Approval of Independent Registered Public Accounting Firm Services

In order to assure continued independence of our independent registered public accounting firm, the Audit Committee has adopted a policy requiring pre-approval of audit, audit related, and non-audit services performed by our independent registered public accounting firm. The Committee has approved all of our independent registered accounting firm’s engagements and fees presented above.

Required Vote

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes present and entitled to vote in person or by proxy at the Annual Meeting. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

The Board of Directors recommends you vote

FOR

the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

Other Information and Business

Company Information

The Company’s website contains the Company’s current Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, the Code of Ethics and the Company’s SEC filings. You may view any of these documents at www.metropcs.com and click on the Investor Relations tab. You will also find a copy of this Proxy Statement, a copy of the Company’s Annual Report to Stockholders for 2010, or Annual Report, a copy of the Company’s annual report on Form 10-K for fiscal year ended December 31, 2010 as filed with the SEC, and a copy of the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain a copy of any of the above-listed documents, including the Company’s annual report on Form 10-K upon request, free of charge, by sending a request in writing to the Company’s Investor Relations department at MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082.

Duplicate Mailings (Householding)

The Company is required to provide an Annual Report and Proxy Statement to all stockholders of record on the Record Date. If you have more than one account in your name or another person at the same address has an account, the Company or your broker may deliver only one copy of this Proxy Statement and the Annual Report as permitted by the Securities Act, unless you notify the Company of your desire to receive multiple copies.

The Company will promptly deliver, upon oral or written request, additional copies of the Proxy Statement and the Annual Report to any stockholder residing at the same address to which only one copy was mailed at no charge. Requests for additional copies for the current year or future years should be directed to the Investor Relations department at MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082, or by calling the Investor Relations department at 214-570-4641.

Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement and Annual Report may contact our Investor Relations department at the address and phone above or our transfer agent, AST, to request that only a single copy of the Proxy Statement and the Annual Report be mailed in the future. You may contact AST at 800-937-5449 or by mail at American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038.

Stockholder Proposals for the 2011 and 2012 Annual Meetings of Stockholders

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2012 Annual Meeting of Stockholders, or Annual Meeting. To be eligible for inclusion in our 2012 proxy statement under Rule 14a-8, your proposal must be received by us no later than December 20, 2012, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8. The Company did not receive any proposals from stockholders for inclusion in our proxy statement and for consideration at our Annual Meeting.

Business Proposals and Nominations Pursuant to our Bylaws. Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2012 Annual Meeting of Stockholders that will not be included in our proxy statement pursuant to Rule 14a-8, you must comply with the procedures and timing specifically described in our Bylaws. In addition, assuming the date of the 2012 Annual Meeting of Stockholders is not more than 30 days before and not more than 60 days after the anniversary date of the 2011 Annual Meeting, you must notify us in writing and such written notice must be delivered to our Secretary no earlier than January 27, 2012, and no later than February 27, 2012.

A copy of our Bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained free of charge from the Company’s Secretary at the address indicated on the first page of this proxy statement or on our website at www.metropcs.com under the

Investor Relations tab, Corporate Governance. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of 10% or more of the Company’s outstanding Common Stock to file reports concerning their ownership (Form 3) and changes in ownership (Form 4 and Form 5) of Company equity securities with the SEC. Based solely upon our review of such reports, the Company believes that all persons filed on a timely basis all reports required by Section 16(a), except Mr. J. Braxton Carter due to the administrative delay by a broker of information relating to a sale of certain securities.

Other Business

Management does not know of any other items or business, other than those in the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the Annual Meeting or other matters incident to the conduct of the Annual Meeting.

As to any other item or proposal that may properly come before the Annual Meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

The form of proxy, the inclusion of the Compensation Discussion and Analysis in this proxy, and this Proxy Statement have been approved by the Board and are being provided to stockholders by its authority.

By Order of the Board of Directors

Roger D. Linquist

Chairman of the Board of Directors, President and Chief Executive Officer

2011 ANNUAL MEETING ADMISSION TICKET

ANNUAL MEETING OF STOCKHOLDERS OF

Thursday, May 26, 2011

10:00 A.M., CDT

Bank of America Theater

at the Eisemann Center

2351 Performance Drive

Richardson, TX 75082

At the Annual Meeting, stockholders will vote upon the proposals outlined in the Notice of Annual Meeting of Stockholders of MetroPCS Communications, Inc. and any other business as may properly come before the Annual Meeting. We look forward to your participation.

Upon arrival please present this Admission Ticket, together with a valid government-issued photo identification to enter the Annual Meeting. This Admission Ticket only admits the stockholder identified on the reverse side and is non-transferable.

i  DETACH ADMISSION TICKET HERE  i

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2011 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. If the proxy card is signed, dated and returned with no specific direction, your shares will be voted in accordance with the Board of Directors’ recommendations as stated in the Proxy Statement. The proxies cannot vote your shares unless you sign and date and return this card.

The undersigned stockholder of MetroPCS Communications, Inc. (“MetroPCS”) hereby revokes any proxy heretofore given with respect to such Annual Meeting and hereby appoints Messrs. J. Braxton Carter, EVP and CFO, and Thomas C. Keys, COO, as proxies, with full authority, which may be exercised by either one or both of them, with power of substitution, to vote all shares of common stock of MetroPCS (the “Common Stock”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MetroPCS, and any adjournment(s) or postponement(s) thereof, as indicated on the reverse side, and in their discretion on all other matters as may properly come before the Annual Meeting, which shall be held in the Bank of America Theater at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082 at 10:00 a.m. (CDT) on May 26, 2011 (the “Annual Meeting”).

(Continued and to be marked, signed and dated on the reverse side)
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ANNUAL MEETING OF STOCKHOLDERS OF

May 26, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card and Annual Report are available at http://www.allianceproxy.com/metropcs/2011

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

¢

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote “FOR” all nominees in the election of directors. 1. Election of Class I Directors:				The Board of Directors recommends a vote “FOR” Proposal 2.		FOR	AGAINST	ABSTAIN
				2.	Non-Binding, Advisory Vote on Approval of Executive Compensation	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡ Roger D. Linquist		The Board of Directors recommends a vote for “THREE YEARS” on Proposal 3.
		¡ Arthur C. Patterson			1 year	2 years	3 years	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	Non-Binding, Advisory Vote on the Frequency of the Non-Binding Advisory Vote on Executive Compensation ☐	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)			The Board of Directors recommends a vote “FOR” Proposal 4.		FOR	AGAINST	ABSTAIN
				4.	Ratification of the Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm	☐	☐	☐
The shares will be voted as recommended by the Board of Directors UNLESS otherwise indicated in which case they will be voted as marked.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF STOCKHOLDERS OF

May 26, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card and Annual Report are available at http://www.allianceproxy.com/metropcs/2011

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote “FOR” all nominees in the election of directors. 1. Election of Class I Directors:				The Board of Directors recommends a vote “FOR” Proposal 2.		FOR	AGAINST	ABSTAIN
				2.	Non-Binding, Advisory Vote on Approval of Executive Compensation	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡Roger D. Linquist		The Board of Directors recommends a vote for “THREE YEARS” on Proposal 3.
		¡Arthur C. Patterson			1 year	2 years	3 years	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	Non-Binding, Advisory Vote on the Frequency of the Non-Binding Advisory Vote on Executive Compensation ☐	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)			The Board of Directors recommends a vote “FOR” Proposal 4.		FOR	AGAINST	ABSTAIN
				4.	Ratification of the Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm	☐	☐	☐
The shares will be voted as recommended by the Board of Directors UNLESS otherwise indicated in which case they will be voted as marked.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■